EXHIBIT 10.53

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (the “Agreement”) is entered into and made effective as of March 31, 2005 (the “Effective Date”) by and between NUVELO, INC., a Delaware corporation having its principal place of business at 675 Almanor Avenue, Sunnyvale, CA 94085 (“Nuvelo”), and KIRIN BREWERY COMPANY, LTD., a corporation organized under the laws of Japan, having offices at 10-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8288, Japan, (“Kirin”). Nuvelo and Kirin are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Kirin and Nuvelo are parties to that certain Collaboration Agreement dated August 11, 2001 (as amended March 5, 2002, September 3, 2002 and August 10, 2004, the “Prior Collaboration”) which provides for a research collaboration in which the parties collaboratively apply their proprietary technologies to assign functions to genes of previously unknown function and discover and identify potential therapeutics that interact with such genes and/or their protein products; and

WHEREAS, pursuant to the Prior Collaboration the Parties have identified the function of a protein involved in intestinal epithelial cell proliferation as well as a first product candidate they refer to as 17206 (further defined below) relating thereto, and they wish to develop and commercialize together on different terms than those provided in the Prior Collaboration a commercial product based on 17206; and

WHEREAS, the Parties wish to provide in this Agreement for such different terms, to supersede the terms of the Prior Collaboration, with respect to 17206 all as further provided below.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms have the following meanings as used in this Agreement (with derivative forms being interpreted accordingly and references to “Articles,” “Sections,” and “Exhibits” meaning the Articles, Sections and Exhibits of and to this Agreement):

1.1 “17206” means the amino acid sequence which is expressly identified in Exhibit C, that was identified by the Parties pursuant to the Prior Collaboration and is referred to by them as 17206. A nucleic acid sequence (or gene sequence) for 17206 is also identified in Exhibit C.

1.2 “Affiliate” means a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with a Party. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity, either by the ownership of at least fifty percent (50%) of the voting stock of such entity or by contract or law.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

1.3 “Allowable Commercialization Expenses” has the meaning given in the Financial Appendix.

1.4 “Approval Application” means a New Drug Application (NDA) or Biologic License Application (BLA) submitted and filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary for approval of a drug in such jurisdiction.

1.5 “Change of Control Period” has the meaning assigned in Section 3.7(b)(i) clause (2).

1.6 “Collaboration” means all activities performed by or on behalf of Nuvelo or Kirin in the course of performing the activities described in, or fulfilling of their obligations pursuant to, this Agreement.

1.7 “Collaboration Compound” means any compound (including without limitation any protein) that contains, incorporates or comprises any of the following: (a) 17206; [*].

1.8 “Collaboration Invention” means any invention that (a) is a composition of matter, formulation, method of use or method of manufacture of any Collaboration Compound and/or Collaboration Product (including without limitation gene sequences, amino acid sequences, devices and other items necessary to manufacture any Collaboration Compound or Collaboration Product), and (b) is conceived under, reduced to practice under, or results from or arises out of the Collaboration, without regard to which of (or whether both of) the Parties has (or had) an employee or agent who is an inventor of such invention, but specifically excluding Service Inventions and Partner Inventions.

1.9 “Collaboration Know-How” means any Know-How developed during and in accordance with the Collaboration related to the Development, Commercialization, use or manufacture of a Collaboration Compound or Collaboration Product, but specifically excluding Service Know-How and Partner Know-How.

1.10 “Collaboration Patent” means any Patent that claims a Collaboration Invention, and any Outside Method of Use or Composition-Specific Patent.

1.11 “Collaboration Period” means:

(a) a period commencing upon the Effective Date and terminating upon the earliest of: (i) the effective opt-out of either of the Parties in accordance with Section 3.7, on a country-by-country or territory-by-territory basis as applicable in accordance with Section 3.7, in which case the Collaboration Period shall only terminate with respect to the country or territory with respect to which the Party has opted out; (ii) the effective opt-out by either of the Parties on a country-by-country or territory-by-territory basis in accordance with Section 4.12, in this case

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) the Collaboration Period shall only terminate with respect to the country or territory with respect to which the Party has opted out; and (iii) termination of the Agreement; and

(c) any period commencing upon the effective opt back in of a Party in accordance with Section 3.7(b) (which excludes any territory, country, territories or countries from which a Party has opted-out in accordance with Sections 3.7(a)(ii), 3.7(a)(iii) and 4.12) and terminating as set forth in subsection (a) above.

1.12 “Collaboration Product” means any pharmaceutical product containing any Collaboration Compound.

1.13 “Commence” or “Commencement” when used to describe a Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, Phase 3B or Phase 4 Trial, means the first dosing of the first patient for such trial.

1.14 “Commercialization” or “Commercialized” means all activities that are undertaken during the process of, and after completion of the filing of, an Approval Application for a particular Collaboration Product and that relate to the commercial manufacture, marketing and sale of a Collaboration Product, including without limitation pre-commercialization, advertising, education, planning, marketing, promotion, distribution, market and product support studies, and Phase 4 Trials.

1.15 “Commercialization Plan and Budget” has the meaning assigned in Section 4.2(a).

1.16 “Competitor Change of Control” has the meaning assigned in Section 3.7(b)(i).

1.17 “Confidential Information” has the meaning assigned in Section 9.1.

1.18 “consistent with the Initial Launch Budget” has the meaning assigned in Section 4.2(a).

1.19 “consistent with the (applicable) Overall Plan” has the meaning assigned in Section 3.1(b).

1.20 “Continuing Party” has the meaning assigned in Section 3.7(d).

1.21 “Controlled” means owned or in-licensed from a Third Party, with the ability to grant access to or a license or sublicense to the other Party in accordance with this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

1.22 “Development” means activities relating to the preparation for and conducting of Phase 1 Trials, Phase 2 Trials, Phase 3 Trials, including Phase 3B Trials, and label expansion trials, obtaining Regulatory Approval of a Collaboration Product, and all activities relating to developing the ability to manufacture the same. This includes, but is not limited to: (a) preclinical testing, toxicology, formulation, clinical studies, regulatory affairs and outside counsel regulatory legal services; and (b) manufacturing process development for bulk and final forms of Collaboration Compounds and Collaboration Products, validation documentation, all documentation generated in connection with the manufacturing or processing activities and manufacturing and quality assurance technical support activities before the first commercial sale of a Collaboration Product. Development excludes Phase 4 Trials.

1.23 “Development Costs” has the meaning given in the Financial Appendix.

1.24 “Development Plan and Budget” has the meaning given in Section 3.1(b).

1.25 “Diligent Efforts” means the efforts required to carry out obligations or tasks in a reasonable and diligent manner consistent with efforts and resources as commonly used in the research-based biotechnology industry (at the Development stage) and in similar sized biopharmaceutical companies (at the Commercialization stage) for a therapeutic product at a similar stage of research, development or commercialization, and having similar market potential, taking into account issues of safety, efficacy, product profile, the costs to develop, the competitiveness of alternative products that are or are expected to be in the relevant marketplace, the proprietary position of the product, the regulatory structure and the likelihood of regulatory approval and product reimbursement, the profitability of the product, and all other relevant commercial factors.

1.26 “Direct Commercialization” shall have the meaning given in Section 4.1.

1.27 “EMEA” means the European Medicines Agency of the European Union, or any successor agency thereto of the European Union.

1.28 “Excess Commercialization Expenses” has the meaning given in Section 7.3.

1.29 “Excess Development Cost” has the meaning given in Section 7.2(c).

1.30 “FDA” means the United States Food and Drug Administration, or any successor federal agency thereto.

1.31 “Financial Appendix” means the financial appendix attached as Exhibit D.

1.32 “Financial Statement” has the meaning given in Section 7.4(c).

1.33 “FTE” means the equivalent of one person working full time for one 12-month period in a Development, Commercialization, regulatory or other relevant capacity, approximating 1900 hours per year. For clarity, however, a single individual who works more than 1900 hours in a single year shall be treated as one FTE regardless of how many hours in excess of 1900 hours he or she works in the year.

1.34 “FTE Rate” has the meaning given in the Financial Appendix.

1.35 “Good Clinical Practices” or “GCP” means current Good Clinical Practices as specified in the United States Code of Federal Regulations, at the time of testing, and all FDA and ICH guidelines, including the ICH Consolidated Guidelines on Good Clinical Practices.

1.36 “Good Laboratory Practices” or “GLP” means current Good Laboratory Practices as specified in the United States Code of Federal Regulations at 21 CFR §58 at the time of testing and all applicable ICH guidelines.

1.37 “Good Manufacturing Practices” or “GMP” means current Good Manufacturing Practices and standards as provided for (and as amended from time to time) in European Community Directive 91/356/EEC (Principles and Guidelines of Good Manufacturing Practice for Medicinal Products) and in the Current Good Manufacturing Practice Regulations of the United States Code of Federal Regulations Title 21 (21 CFR §§210-211) in relation to the production of pharmaceutical intermediates and active pharmaceutical ingredients, as interpreted by ICH Harmonized Tripartite Guideline, Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients, and subject to any arrangements, additions or clarifications agreed from time to time between the Parties.

1.38 “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) necessary to Commence human clinical trials in such jurisdiction, and including all regulations at 21 CFR §312 et. seq. and equivalent foreign regulations.

1.39 “Indemnitees” has the meaning assigned in Section 13.1.

1.40 “Indication” means any Initial Indication or any Subsequent Indication.

1.41 “Information” means information, results and data of any type or kind whatsoever, in any tangible or intangible form whatsoever, and specifically includes, without limitation, preclinical and clinical data.

1.42 “Initial Development Plan and Budget” means the Development Plan and Budget to be exchanged by the Parties as soon as reasonably possible after the Effective Date, in accordance with Section 3.2.

1.43 “Initial Indications” means [*].

1.44 “Initial Launch Period” has the meaning assigned in Section 4.3(a).

1.45 “Initial Launch Budget” has the meaning assigned in Section 4.3(a).

1.46 “Initial Overall Plan” means the overarching plan attached as Exhibit G that outlines the general features of the Parties’ anticipated Development program for 17206 for the Initial Indication, and an estimated budget for all Phase 1 Trials, Phase 2 Trials, and Phase 3 Trials, including Phase 3B Trials, of the Collaboration Product for the Initial Indication, including without limitation Manufacturing Costs.

1.47 “Joint Other Invention” means any invention conceived or reduced to practice during the Collaboration Period, or the Opt-In Period (or the Change of Control Period, if it applies) only if the Opted Out Party has opted back in, by at least one employee, independent contractor or agent of either Party or jointly with at least one employee, independent contractor

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

or agent from each Party in the course of the Parties’ performance and/or exercise of rights under this Agreement, but specifically excluding any Collaboration Invention, Collaboration Patent, Partner Invention or Service Invention.

1.48 “Joint Other Patent” mean a Patent that claims a Joint Other Invention.

1.49 “Joint Steering Committee” or “JSC” means the steering committee described in Section 2.2.

1.50 “Kirin Competitor” means [*]. For the purposes of the preceding sentence, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such entity by the ownership of at least 50% of the voting stock of such entity.

1.51 “Kirin Information” means all Information produced by or for Kirin, in the course of performing the Development Plan and Budget or the Commercialization Plan and Budget.

1.52 “Kirin Territory” means all countries and multinational jurisdictions that were included in the Kirin Territory under the Prior Collaboration, as expressly set forth in Exhibit B of the Prior Collaboration.

1.53 “Know-How” means any proprietary data, instructions, processes, methods, formulae, materials, expert opinions, information and biological materials (including without limitation cell lines, vectors and their progeny and derivatives), including without limitation, biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information. Know-How does not include what is set forth in any published and/or issued Patents.

1.54 “Launch Budget Dispute” means the Parties’ failure to agree as to any Initial Launch Budget by the deadline set forth for such Initial Launch Budget in Section 4.3(a).

1.55 “Lead” means, during the Collaboration Period and with respect to any activity under the Collaboration, the Lead Development Party, Lead Regulatory Party, or Lead Marketing Party (as the case may be) with respect to such activity.

1.56 “Lead Development Party” means Nuvelo unless: (a) otherwise agreed by the Parties in writing in their sole discretions on a country-by-country basis or worldwide; or (b) Nuvelo opts-out, in which case such term means Kirin and Kirin will retain the right to lead even if Nuvelo opts back in. Kirin shall not owe any payment for or in connection with conversion to Lead Development Party status resulting from Nuvelo’s opt-out in accordance with clause (b) above.

1.57 “Lead Marketing Party” means Nuvelo unless: (a) otherwise agreed by the Parties in writing in their sole discretions on a country-by-country basis or worldwide; or (b) Nuvelo opts-out, in which case such term means Kirin and Kirin will retain the right to lead even if Nuvelo opts back in. If Nuvelo has opted out on a country-by-country basis in

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

accordance with Section 4.12, then Kirin shall obtain Lead Marketing Party status only with respect to the opted-out country(ies). Kirin shall not owe any payment for or in connection with conversion to Lead Marketing Party status resulting from Nuvelo’s opt-out in accordance with clause (b) above.

1.58 “Lead Regulatory Party” means Nuvelo unless: (a) otherwise agreed by the Parties in writing in their sole discretions on a country-by-country basis or worldwide; or (b) Nuvelo opts-out, in which case such term means Kirin and Kirin will retain the right to lead even if Nuvelo opts back in. Kirin shall not owe any payment for or in connection with conversion to Lead Regulatory status resulting from Nuvelo’s opt-out in accordance with clause (b) above.

1.59 “Licensed Technology” means: (a) Original Nuvelo Patents, Collaboration Patents, Collaboration Know-How, Other Background Patents that the Parties have mutually agreed to include in the Collaboration pursuant to Section 6.7, Outside Formulation and Manufacture-Specific Patents, Prior Collaboration 17206 Patents and Prior Collaboration 17206 Know-How; and (b) Partner Inventions, Service Inventions and Partner Know-How and Service Know-How, to the extent Controlled by a Party.

1.60 “Licensing Revenue” has the meaning given in the Financial Appendix.

1.61 “Losses” has the meaning given in Section 13.1.

1.62 “Manufacturing Costs” has the meaning given in the Financial Appendix.

1.63 “MHW” means the Japanese Ministry of Health and Welfare, or any successor thereto in Japan.

1.64 “Net Sales” has the meaning given in the Financial Appendix.

1.65 “Non-Lead” means the Party to this Agreement that is not the Lead with respect to the referenced activity or activities during the Collaboration Period.

1.66 “Non-Removed Party” has the meaning assigned in Section 11.3(d)(i)(1).

1.67 “Nuvelo Information” means all Information produced by or for Nuvelo in the course of performing the Development Plan and Budget or Commercialization Plan and Budget.

1.68 “Opted-Out Party” means a Party that has elected to opt out of Development and Commercialization in accordance with any of the clauses of Section 3.7(a).

1.69 “Opt-In Period” has the meaning given in Section 3.7(b)(i).

1.70 “Original Nuvelo Patent” means any Patent listed in Exhibit B (which represent patent filings with respect to the gene sequence coding for 17206, which patent filings pre-existed the Prior Collaboration) and all divisions, substitutions, continuations, or continuations-in-part of the foregoing applications; all patents issuing on any of the foregoing; all extensions, registrations, confirmations, reissues, re-examinations, or renewals of any of the foregoing patents or any like filing thereof; and all counterparts to any of the foregoing in other countries.

1.71 “Other Background Patents” means, to the extent Controlled by a Party, any Patent that (a) is Controlled by a Party during the Collaboration Period, (b) claims an invention that is necessary or useful to Develop or Commercialize a Collaboration Compound or Collaboration Product, and (c) is not a Patent claiming a Service Invention, a Patent claiming a Partner Invention, a Prior Collaboration 17206 Patent, a Collaboration Patent, or an Outside Formulation and Manufacture-Specific Patent.

1.72 “Outside Formulation and Manufacture-Specific Patent” means, to the extent owned by a Party, any Patent, other than a Collaboration Patent, that (a) claims an invention conceived or reduced to practice by such Party outside the Collaboration during the Term (whether solely or jointly with another entity), (b)[*] Collaboration Compound or Collaboration Product, and (c) does not claim a Service Invention or a Partner Invention. By way of example but without limiting the foregoing definition, a Patent, other than a Collaboration Patent, that includes in the [*] a Collaboration Compound. For clarity, a Patent that [*] a Collaboration Compound or Collaboration Product would not be an Outside Formulation and Manufacture-Specific Patent.

1.73 “Outside Method of Use and Composition-Specific Patent” means any Patent (a) that claims an invention conceived or reduced to practice solely by a Party, its Affiliates, employees or agents outside the Collaboration during the Term, (b) that [*] a Collaboration Compound or Collaboration Product (each a “Use or Composition-Only Item”),[*], and (c) that does not claim a Service Invention or a Partner Invention.

1.74 “Overall Plan” means the Initial Overall Plan or any Subsequent Overall Plan.

1.75 “Partnered Commercialization” has the meaning given in Section 4.1.

1.76 “Partnering Activities” means: (a) activities to identify and negotiate with potential Third Party Partners and prepare, negotiate and execute, and amend as necessary, a Partnering Agreement (the activities in this clause (a) to be referred to as “Partnering Negotiation Activities”); or (b) any activity which is conducted pursuant to a Partnering Agreement.

1.77 “Partnering Agreement” means an executed and in-force written agreement, entered into after the Effective Date, between either Party and a Third Party, wherein such Third Party is granted a license, sublicense or other similar right (including without limitation options for licenses or sublicenses) to Develop and/or Commercialize, alone or in collaboration with a Party (or any other Third Party), a Collaboration Compound or Collaboration Product in any country or countries or territory or territories of the world or on a worldwide basis; but, Service Agreements are not, and shall not be deemed to be, Partnering Agreements.

1.78 “Partner Inventions” means any patentable invention conceived or reduced to practice by the employees or agents of a Third Party Partner, either alone or jointly with any employee(s) or agent(s) of a Party, resulting from or arising out of a Partnering Agreement.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

1.79 “Partner Know-How” means any Know-How made, developed, conceived, reduced to practice or otherwise discovered by the employees or agents of a Third Party Partner, either alone or jointly with any employee(s) or agent(s) of a Party, during and in accordance with a Partnering Agreement and that relates to Development and/or Commercialization.

1.80 “Partnering Costs” has the meaning given in the Financial Appendix.

1.81 “Partnered Territory” means a territory or territories in the world covered by, or that was or were covered by, a Partnering Agreement.

1.82 “Patent” means: (a) an unexpired patent (including inventor’s certificate) which has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof; (b) any pending patent application, including without limitation any continuation, division or continuation-in-part thereof and any provisional application; or (c) all counterparts to any of the foregoing in other countries.

1.83 “Patent Costs” has the meaning given in the Financial Appendix.

1.84 “Phase 1 Trial” means that portion of the clinical development program that generally provides for the first introduction into humans of a product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the product, and generally consistent with 21 CFR §312.21(a) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.85 “Phase 2 Trial” means a clinical trial of a product on patients, including possibly pharmacokinetic studies, the principal purpose of which is to make a preliminary determination that such product is safe for its intended use and to obtain sufficient information about such product’s efficacy to permit the design of further clinical trials, and generally consistent with 21 CFR §312.21(b) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.86 “Phase 3 Trial” means that portion of the clinical development program that provides for a pivotal human clinical trial of a Product, which trial is designed to: (a) establish that a product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed; (c) support Regulatory Approval of such product; and (d) generally consistent with 21 CFR §312.21(c) or the applicable rules and regulations of the jurisdiction in which the clinical trial is conducted.

1.87 “Phase 3B Trial” means a Phase 3 Trial conducted after an NDA for such product is submitted to the FDA in the United States, but prior to the time that such NDA is approved.

1.88 “Phase 4 Trial” means a clinical trial of a product Commenced in a particular country after receipt of Regulatory Approval for commercial sale of the product in such country, in order to support commercialization of the Collaboration Product. Phase 4 Trials exclude all clinical trials of products conducted to support label expansion for the product, notwithstanding that such clinical trials may be conducted after the Parties obtain Regulatory Approval for the product.

1.89 “Preclinical Development” means those Development activities performed before the filing of an IND.

1.90 “Prior Collaboration” has the meaning given in the Recitals.

1.91 “Prior Collaboration 17206 Know-How” means the Know-How developed, made, conceived, reduced to practice or otherwise discovered in the course of performance of the Prior Collaboration that relates to: (a) a Collaboration Compound or Collaboration Product, (b) a method of making any Collaboration Compound or Collaboration Product, (c) an item or device necessary or useful to manufacture any Collaboration Compound or Collaboration Product, or (d) a method of use of any Collaboration Compound or Collaboration Product.

1.92 “Prior Collaboration 17206 Patents” means the Patents existing as of the Effective Date and listed in Exhibit A to this Agreement and all divisions, substitutions, continuations, and continuations-in-part of the foregoing applications; all patents issuing on any of the foregoing; all extensions, registrations, confirmations, reissues, re-examinations, or renewals of any of the foregoing patents; and all counterparts to any of the foregoing in other countries. If either Party Controls a Patent resulting from or arising out of the Prior Collaboration directed to (a) a Collaboration Compound, (b) a method of making any Collaboration Compound, (c) an item or device necessary to manufacture any Collaboration Compound (including without limitation any genetic sequence coding for 17206), (d) a method of use of any Collaboration Compound, or (e) any method necessary for the Development of any Collaboration Compound, and such Patent is not listed in Exhibit A, such Patent shall be deemed automatically included in such Exhibit and within the Collaboration Patents licensed hereunder.

1.93 “Product Profit(Loss)” has the meaning given in the Financial Appendix.

1.94 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the European Union), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Collaboration Product in a regulatory jurisdiction.

1.95 “Regulatory Authority” means the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council, or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing or sale of a Collaboration Product.

1.96 “Regulatory Documentation” means, with respect to a Collaboration Product, all regulatory filings and supporting documents created, submitted to the FDA or any equivalent agency or government authority outside of the United States (including any supra-national agency such as in the European Union) relating to such Product, and all data contained therein, including, without limitation, any IND(s), NDA(s), BLA(s), Investigator’s Brochures, Drug Master File (“DMF”), correspondence to and from the FDA or any equivalent agency or governmental authority outside of the United States, minutes from teleconferences with Regulatory Authorities, registrations and licenses, regulatory drug lists, advertising and promotion documents shared with Regulatory Authorities, adverse event files, complaint files and manufacturing records.

1.97 “Removed Party” has the meaning assigned in Section 11.3(d)(i)(1).

1.98 “Royalty Period” has the meaning assigned in Section 7.6(f).

1.99 “Share” means, for Nuvelo, 60%, and for Kirin, 40%.

1.100 “Service Agreement” means:

(a) any agreement in which a Party or Third Party Partner engages a Third Party to perform, on behalf of such Party or Third Party Partner, any Development or Commercialization obligations or activities of such Party or Third Party Partner, including without limitation manufacture of Collaboration Compound or Collaboration Product, without (i) the contracting Third Party obtaining a financial interest in, or right to Develop or Commercialize for its own account, any Collaboration Compound or Collaboration Product, or (ii) paying the contracting Party any monetary consideration, except as set forth in subsection (b) immediately below; and

(b) any agreement in which a Party or Third Party Partner engages a Third Party solely to distribute or sell a Collaboration Product to Third Party end users, if and only if such agreement does not include provisions for the payment, to the Party or Third Party Partner, of any upfront, milestone or other payments that are not payments for quantities of Licensed Product.

1.101 “Service Invention” means any patentable invention conceived or reduced to practice by the employees or agents of a Third Party, either alone or jointly with any employee(s) or agents of a Party, during and in accordance with a Service Agreement during the Collaboration Period, or the Opt-In Period (or the Change of Control Period, if it applies) if and only if the Opted Out Party has opted back in.

1.102 “Service Know-How” means any Know-How made, developed, conceived, reduced to practice or otherwise discovered by the employees or agents of a Third Party, either alone or jointly with any employee(s) or agents of a Party, during and in accordance with a Service Agreement during the Collaboration Period, or the Opt-In Period (or the Change of Control Period, if it applies) if and only if the Opted Out Party has opted back in, and that relates to Development and/or Commercialization.

1.103 “Subsequent Indication” means any indication other than the Initial Indications.

1.104 “Subsequent Overall Plan” means any overarching plan agreed upon by the Parties in writing after the Effective Date in accordance with Section 2.4(c)(iii), if any.

1.105 “Term” has the meaning assigned in Article 10.

1.106 “Third Party” means any entity other than: (a) Nuvelo; (b) Kirin; or (c) an Affiliate of either of them.

1.107 “Third Party Partner” means a Third Party that has entered into a Partnering Agreement.

1.108 “Title 11” has the meaning assigned in Section 15.3.

1.109 “Valid Claim” has the meaning assigned in Section 7.6(c).

ARTICLE 2

COLLABORATION OVERVIEW AND MANAGEMENT

2.1 Overview. The general goals and intent of the Collaboration are to clinically develop and commercialize 17206, so long as the data support such continued activity. All other products arising out of the Prior Collaboration will be Developed and Commercialized pursuant to (and subject to the terms and conditions of) the Prior Collaboration and all agreements entered into hereafter between the Parties.

2.2 Overall Management Structure. The Parties shall form a Joint Steering Committee in accordance with this Article 2 (the “JSC”) to discuss, review and provide input to the strategic direction of the Collaboration and the Development and Commercialization efforts under the Collaboration and having the powers, responsibilities and other characteristics set forth in the remainder of this Article 2.

2.3 Joint Steering Committee.

(a) Membership. The JSC shall have at least 6 members, with an equal number of members appointed by each Party. Each Party’s initial membership on the JSC shall be as set forth in Exhibit E. Each Party may replace its JSC representatives at any time upon written notice to the other Party, provided that each Party shall appoint and maintain for the duration of the term of this Agreement at least one senior management representative on the JSC. The JSC shall keep minutes and prepare a quarterly report for internal senior management review by the Parties. The host Party at each in-person meeting shall prepare the minutes for that meeting and the Parties will alternate hosting meetings held via telephone or video conference.

(b) Power and Responsibilities. The JSC shall provide recommendations and support the overall strategy for the Collaboration. The JSC shall have the following specific responsibilities and authority:

(i) review and comment upon the annual Development Plan and Budget submitted as provided in Section 3.3 and Section 3.4;

(ii) review, comment upon and approve the Initial Launch Budget in accordance with Section 4.3(a) and review and comment upon the annual Commercialization Plan and Budget submitted as provided in Section 4.2(c) and 4.2(d);

(iii) evaluate the progress of the Development Plan and Budget and the Commercialization Plan and Budget;

(iv) monitor compliance with the diligence provisions set forth in Sections 3.6 and 4.13;

(v) review and comment upon the Commercialization of the Collaboration Product, including: the planning, annual budgeting, manufacturing, marketing, sales and distribution and sub-licensing of Collaboration Products;

(vi) monitor, review and comment on costs incurred by the Parties in the commercial manufacture, marketing, sale and distribution of the Collaboration Product;

(vii) review and comment upon any Subsequent Overall Plan;

(viii) receive and provide to the Parties quarterly sales and financial reports pertaining to Commercialization of the Collaboration Product;

(ix) facilitate the flow of Information with respect to the Commercialization of the Collaboration Product; and

(x) serve as a forum for Information sharing between the Parties with respect to Development and Commercialization of Collaboration Compounds and Collaboration Products and (to avoid any doubt, without conferring on the JSC or the Lead any additional decision-making authority with respect to a Party’s pre-IND-enabling research) any pre-IND-enabling work relating to a Collaboration Compound or Collaboration Product that a Party conducts as permitted under Section 3.1(a)(ii).

(c) The JSC shall have no power to amend or waive compliance with this Agreement. Any amendments that alter the terms of this Agreement shall be implemented, if at all, pursuant to Section 15.1 below (i.e. by the Parties agreeing in their sole discretions to do so in a writing executed by authorized officers of each Party). The JSC shall have only the responsibility explicitly provided for it in Section 2.3(b), and shall not have any other powers or responsibilities.

2.4 Meetings. The Parties shall endeavor to schedule meetings of the JSC at least 30 days in advance. During the Collaboration Period, the JSC shall meet at least 1 time in each quarter and shall hold at least 2 in-person meetings per year, with at least 1 in-person meeting being held at the offices of each Party each year. During the Opt-In Period (or any Change of Control Period, if it applies), the JSC shall meet in person, only twice each year. Other than the 2 meetings per year that must be held in person as provided above, meetings of the JSC may be held by teleconference or video conference. Committee meetings held in person will: (a) alternate between sites designated by each Party during the Collaboration Period; (b) be held at the offices of the Lead or Continuing Party during the Opt-In Period (or any Change of Control

Period, if it applies), and any and all costs and expenses of each such in person JSC meeting (during the Opt-In Period or any Change of Control Period, if it applies) shall be paid by the Opted-Out Party; or (c) as otherwise agreed upon by the Parties. With the consent of the representatives of each Party serving on the JSC, other representatives of each Party may attend meetings of the JSC. Except as otherwise provided in this Section, each Party shall be responsible for all of its own expenses of participating in JSC meetings, without inclusion in Development Costs or Allowable Commercialization Expenses.

(a) Decision Making. During the Collaboration Period and Opt-In Period (or Change of Control Period, if it applies) the JSC will reasonably discuss all matters that come before it. The Lead Development Party is entitled to make all final decisions with respect to Development so long as it follows the processes set forth in Article 3 and the final decisions are consistent with the express terms and conditions of this Agreement. The Lead Marketing Party is entitled to make all final decisions with respect to Commercialization, except as otherwise expressly provided regarding the Initial Launch Budget, so long as it follows the processes set forth in Article 4 and the final decisions are consistent with the express terms and conditions of this Agreement. The Lead Regulatory Party is entitled to make all final decisions with respect to Regulatory Documentation and Regulatory Approvals for the Collaboration Compounds and the Collaboration Product so long as it follows the processes set forth in Section 3.8 and the final decisions are consistent with the express terms and conditions of this Agreement. The JSC shall accept the final decisions made by the Lead Development Party, Lead Marketing Party and Lead Regulatory Party to the full extent such decisions are made in accordance with this Section 2.4 and the express terms and conditions of this Agreement.

(b) Collaborative Discussion Process. For matters discussed by the JSC in accordance with Section 2.3 for which a Party has final decision making authority under Section 2.4(a), if the JSC does not agree, and the Non-Lead for the matter, within 5 business days after the JSC meeting requests further discussion, then senior executives (Vice President level and above) of the Parties with full authority to resolve the matter shall meet within 5 business days after the request, by telephone or otherwise, to seek consensus. Both Parties must approach such discussion in good faith. If such senior executives are unable to reach consensus within 30 business days after the JSC meeting at which the disagreement occurred, then the Party with the right to make the final decision under Section 2.4(a) shall be immediately entitled to exercise such final decision-making authority. Nothing in this Section 2.4(b) is intended to prevent or delay the Lead Party from taking an action required under exigent circumstances to respond to an emergency on an interim basis.

(c) Reserved Decisions. Notwithstanding anything else express or implied in this Agreement:

(i) A Party shall not be entitled to compel through a final decision under and in accordance with Section 2.4(a), allocation of the other Party’s personnel or require actions of the other Party, other than funding in accordance with this Agreement, without the consent of the other Party, which such other Party may withhold in its sole discretion.

(ii) The Initial Overall Plan shall only be changed by mutual written agreement of the Parties, and may not be changed by a final decision of any Party or through dispute resolution in accordance with Article 14, except solely and exclusively as and to the extent stated in 3.1(a)(iii) regarding FDA-, EMEA-, or MHW-mandated Development. A Party may withhold its consent to changes to the Initial Overall Plan in such Party’s sole discretion, except solely and exclusively as and to the extent stated in 3.1(a)(iii).

(iii) Any Subsequent Overall Plan for any Subsequent Indication shall only be approved by mutual written agreement of the Parties, which agreement a Party may withhold in its sole discretion, and shall not be approved by a final decision of any Party or through dispute resolution in accordance with Article 14.

(iv) Without limiting Section 2.4(c)(ii) regarding the Initial Overall Plan, any Overall Plan shall only be changed by mutual written agreement of the Parties, and may not be changed by a final decision of any Party or through dispute resolution in accordance with Article 14, except solely and exclusively as and to the extent stated in 3.1(a)(iii). A Party may withhold its consent to changes to any Overall Plan in such Party’s sole discretion, except solely and exclusively as and to the extent stated in 3.1(a)(iii).

2.5 Obligations of Parties. On a quarterly basis during the Collaboration Period, Nuvelo and Kirin shall provide the JSC with a report summarizing any Information relating to the Development or Commercialization of Collaboration Compounds and Collaboration Products which the JSC may reasonably require in order to perform its obligations hereunder.

ARTICLE 3

DEVELOPMENT

3.1 Overall Plan and Development Plan and Budget.

(a) Overall Plan.

(i) Initial Overall Plan. The Parties have on or before the Effective Date exchanged the Initial Overall Plan, in accordance with which the Parties intend to Develop a Collaboration Compound into a Collaboration Product for the Initial Indication, in accordance with the terms and conditions of this Agreement.

(ii) Subsequent Indication and Subsequent Overall Plan. The Parties acknowledge that during research, Development or Commercialization of a Collaboration Compound or Collaboration Product, a Party, the Parties or a Third Party Partner or a Third Party providing services to a Party, may identify Subsequent Indications for a Collaboration Compound or Collaboration Product that both Parties would desire to further Develop during the Collaboration Period. If and when a Party can provide the other Party to this Agreement with substantive, repeatable Information showing that a Collaboration Compound or Collaboration Product could be Developed for a Subsequent Indication, that Party shall submit a written copy of such Information to the other Party no later than 30 days after such Party developed such Information. If the Collaboration Period and the Opt-In Period (or any Change of Control Period, if it applies) have not expired or been terminated in accordance with Article 11, at the next scheduled JSC meeting, the JSC shall discuss the Information regarding the Subsequent Indication and whether both Parties wish to pursue the Subsequent Indication, and whether both

Parties wish to generate and approve a Subsequent Overall Plan. If the JSC is unable to agree on whether or not to pursue the Subsequent Indication and have a Subsequent Overall Plan generated, the matter will be referred to senior executives (Vice President level and above) of the Parties with full authority to resolve the matter, by telephone or otherwise, to negotiate the matter in good faith, using reasonable diligent efforts. If these senior executives are unable to reach agreement after 90 days of good faith, diligent efforts, neither Party shall have any obligation to negotiate further; the matter may not be referred to dispute resolution in accordance with Article 14; and the Subsequent Indication and Subsequent Overall Plan shall not be approved. To avoid any doubt, the Lead shall not be entitled to compel agreement or approval of any Subsequent Indication or Subsequent Overall Plan through a final decision under Section 2.4(a). The Lead and Non-Lead shall not conduct Development or Commercialization activities for any Subsequent Indications without an approved Subsequent Overall Plan (but may conduct pre-IND-enabling research without limitation as to indication), except that this provision shall in no way limit the Lead’s ability to conduct Partnering Activities. To avoid any doubt, nothing in this Section 3.1(a) prevents, nor shall be deemed to prevent, the Lead or Continuing Party from entering into a Partnering Agreement that includes Subsequent Indications, or conducting Partnering Activities, including entering into Service Agreement(s) pursuant to, in accordance with and solely for the purposes of performing under the Partnering Agreements, for any Subsequent Indication. Unless there is an agreed upon Subsequent Overall Plan, the Non-Lead shall not have any ability under this Agreement to comment upon, approve or otherwise participate in Development or Commercialization of Subsequent Indications conducted in accordance with a Partnering Agreement. Whether or not the Parties have agreed on a Subsequent Overall Plan, the Non-Lead will be entitled to its Share of Product Profit(Loss) that is attributable to such Subsequent Indications, to the extent that there is profit to be Shared after an accounting of the Product Profit(Loss) in accordance with Section 7.4(c), and any Licensing Revenue attributable to such Subsequent Indications, or any applicable royalty under Section 7.6 in such jurisdictions that the Non-Lead has opted-out. However, the Non-Lead shall not be under any obligation to pay any Share of any Development Costs incurred for any Subsequent Indication unless the Parties have agreed to a Subsequent overall Plan in accordance with this Section 3.1(a)(ii). Any Subsequent Overall Plan put in place as set forth in this Section 3.1(a)(ii) shall outline the general features of the Parties’ then-anticipated Development program for 17206 for any Subsequent Indication covered by such plan, and an estimated budget for all Phase 1 Trials, Phase 2 Trials, and Phase 3 Trials, including Phase 3B Trials, of the Collaboration Product for such Subsequent Indication, including without limitation Manufacturing Costs.

(iii) FDA-, EMEA-, or MHW-Mandated Development. If after a Collaboration Compound has been studied in a clinical trial sponsored by or on behalf of the Parties to treat an Initial Indication, the FDA, EMEA or MHW indicates that, in order for such agency to approve any subsequent clinical trial or an NDA (or equivalent in such agency’s jurisdiction) for such Collaboration Compound for such Initial Indication, such agency requires additional studies of such Collaboration Compound, and the budget of then-in-effect Overall Plan with respect to the Initial Indication would not allow completion of such additional studies within the applicable phase and indication budgetary constraints of the Overall Plan, the Parties shall promptly meet and discuss the matter. In this case, the Lead shall, within [*] days after it receives notice from the FDA, EMEA or MHW, as applicable, provide to the Non-Lead a good faith estimate of the additional funding necessary to complete such additional studies. Either Party may, within [*]days after the Non-Lead receives the Lead’s good faith estimate (or[*] days

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

after notice from the applicable regulatory authority if later), opt out of the Collaboration for the applicable territory (i.e., the United States, the European Union, or Japan) pursuant to Section 3.7(a)(ii) applied mutatis mutandis as if the territory opted out of under this Section 3.1(a)(iii) were a Partnered Territory opted out of under 3.7(a)(ii) (to avoid any doubt, consequently, the Party that has so opted out shall have no right to Share in the Product Profit(Loss) for such territory and shall have only a right to receive the applicable opt-out royalty for such territory, which opt-out royalty remains subject to any reductions in the applicable royalty rate that apply under Sections 6.3(a), 7.6(d), 7.6(e) and 7.6(g)). In their discussions, the Parties shall seek to agree to an expansion of the Overall Plan for the applicable indication and clinical phase to include the studies required by the FDA, EMEA or MHW and a reasonable budget for such studies. If the Parties fail to reach agreement as to such expansion and budget modifications to the Overall Plan within [*] months, the matter shall as of the [*]-month deadline be deemed a “Required Study Dispute” and shall be resolved as set forth in Section 14.3.

(b) Development Plan and Budget. Development shall be governed by a development plan, and associated budget, that describes the proposed overall program of Development (the “Development Plan and Budget”). The Development Plan and Budget shall include a description of, without limitation: (i) all major Development tasks to be conducted before submission of filings for Regulatory Approval of a Collaboration Product for the Initial Indications; (ii) key Development objectives, expected associated resources, risk factors, timelines, manufacturing plans, go/no go decision points and relevant decision criteria; (iii) anticipated clinical trials to the extent known; and (iv) a reasonably detailed annual budget for the activities covered by such Development Plan and Budget. All Development Plans and Budgets (including without limitation the budgetary portion thereof) must be consistent with the applicable Overall Plan and with the express terms and conditions of this Agreement. If any Development Plan and Budget is inconsistent with the applicable Overall Plan or the express terms and conditions of this Agreement, the express terms and conditions of this Agreement or the applicable Overall Plan (as applicable) shall prevail. The Lead Development Party shall determine whether to allocate any Development responsibilities to the other Party under this Agreement, but shall have no obligation to allocate any responsibilities to the other Party. The other Party shall have no obligation to participate directly in Development except with its consent, which it may withhold in its sole discretion. As used throughout this Agreement, “consistent with the (applicable) Overall Plan” means that the particular plan and budget being compared to the applicable Overall Plan (i) describes only activities directed at Development for the Indications specified in the applicable Overall Plan, and (ii) contains a budget that, on an indication-by-indication basis, is within the budgetary limits set by the applicable Overall Plan for the phases(s) of Development covered by the plan and budget for the particular indication specified in the Overall Plan (considered together with plans and budgets for other years covering activities for the same stage of Development for such indication).

3.2 Initial Development Plan and Budget. The Initial Development Plan and Budget shall set forth: (i) the Development activities for the Initial Indication commencing upon the Effective Date and continuing up through and until the end of 2005; and (ii) Development Costs commencing upon the Effective Date and continuing up through and until the end of 2005. Nuvelo will submit the Initial Development Plan and Budget to Kirin as soon as reasonably possible after the Effective Date, and Kirin will have 30 days thereafter to either approve the Initial Development Plan and Budget or opt-out of the Collaboration in accordance with

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Section 3.7(a)(i). If Kirin fails to provide Nuvelo with written notice of its decision to either approve the Initial Development Plan and Budget or opt-out in accordance with Section 3.7(a)(i) before the expiration of the applicable 30 day period, Kirin shall be deemed to have approved the Initial Development Plan and Budget. Any decision by Kirin not to approve the Initial Development Plan and Budget is not, does not constitute, and shall not be deemed to be a Dispute under this Agreement; provided, however, that this shall not be read to limit any rights and remedies of Kirin arising under this Agreement if the Initial Development Plan and Budget is not consistent with the Initial Overall Plan or the express terms and conditions of this Agreement. If Kirin in good faith disputes any such consistency, Kirin may so notify Nuvelo in accordance with Article 14, and the Dispute shall be resolved in accordance with Article 14; but, even if Kirin has notified Nuvelo of a consistency Dispute, Kirin shall still be required while the Dispute is being resolved to pay its Share of Development Costs in accordance with the Development Plan and Budgets in effect provided by Nuvelo while the Dispute is being resolved, unless Kirin has sent Nuvelo proper notice that it has opted-out in accordance with Section 3.7(a)(i). If there is a gross discrepancy between the budget of the Initial Development Plan and Budget Nuvelo provided and the budgetary limitation of the Overall Plan for the applicable development period, then Kirin shall only be required to pay its Share of Development Costs within the limit it in good faith believes is imposed by the Overall Plan for the applicable development period, [*]. The eventual resolution of the Dispute may include, without limitation, a refund to the Non-Lead of amounts overpaid, if any, to the extent in accordance with Article 14.

3.3 Review and Approval of Development Plan and Budget. No later than [*] days before the commencement of 2006 and no later than [*] days before the commencement of every subsequent calendar year during the Collaboration Period (i.e., on or before [*] of each year), the Lead Development Party shall prepare and submit to the JSC and the Non-Lead a draft of the Development Plan and Budget that is consistent with the applicable Overall Plan and the express terms and conditions of this Agreement for the forthcoming year. The Non-Lead shall submit its comments on the Lead Development Party’s draft Development Plan and Budget to the JSC and the Lead Development Party at least [*] days prior to a JSC meeting to occur no earlier than [*] days after such Non-Lead’s receipt of the draft Development Plan and Budget. At the applicable JSC meeting, the JSC shall evaluate the draft Development Plan and Budget and any comments or proposed revisions to the draft Development Plan and Budget. If the JSC is unable to reach consensus on the Development Plan and Budget at this JSC meeting, and the Non-Lead within [*] business days after the JSC meeting requests further discussion, then senior executives (Vice President level and above) of the Parties with full authority to resolve the matter shall meet within [*] business days after the request, by telephone or otherwise, to seek consensus. The Lead Development Party shall submit the final Development Plan and Budget to the Non-Lead no later than [*] days after such JSC meeting. Such final Development Plan and Budget shall not contain significant changes or new content relative to the preliminary version except to the extent reflecting the Non-Lead’s comments or a compromise fully discussed at the JSC meeting or by the senior executives of the Parties. The Non-Lead shall have until [*] days after its receipt of the final Development Plan and Budget to either approve it or opt out of the Collaboration in accordance with Section 3.7(a)(i) (the ”Development Decision”). If the Non-Lead fails to provide the Lead Development Party with written notice of its Development Decision before the expiration of [*], then the Non-Lead shall be deemed to have approved the final Development Plan and Budget for the forthcoming year. Any decision by the Non-Lead not

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

to approve the final Development Plan and Budget is not, does not constitute, and shall not be deemed to be a Dispute under this Agreement; provided, however, that this shall not be read to limit any rights and remedies of the Non-Lead arising under this Agreement if the final Development Plan and Budget is not consistent with the applicable Overall Plan and the express terms and conditions of this Agreement. If the Non-Lead in good faith disputes any such consistency, the Non-Lead may so notify the Lead in accordance with Article 14, and the Dispute shall be resolved in accordance with Article 14; but, even if the Non-Lead has notified the Lead of a consistency Dispute, the Non-Lead shall still be required while the Dispute is being resolved to pay its Share of Development Costs in accordance with the Development Plan and Budgets in effect that the Lead has provided while the Dispute is being resolved, unless the Non-Lead has sent the Lead proper notice that it has opted-out in accordance with Section 3.7(a)(i). If there is a gross discrepancy between the budget of the Development Plan and Budget the Lead provided and the budgetary limitation of the Overall Plan for the applicable development period, then the Non-Lead shall only be required to pay its Share of Development Costs within the limit it in good faith believes is imposed by the Overall Plan for the applicable development period, [*]. The eventual resolution of the Dispute may include, without limitation, a refund to the Non-Lead of amounts overpaid, if any, in accordance with Article 14.

3.4 Changes to Development Plan and Budget. Development Plans and Budgets may need to change in the course of a calendar year. If the Lead Development Party determines that such a change may be necessary, it shall promptly inform the JSC. The Lead Development Party has the authority to make the final decision (in accordance with Section 2.4(a)) on any change as it determines necessary that is consistent with the Overall Plan and the express terms and conditions of this Agreement; provided, however, that unless the Non-Lead agrees in writing to the proposed modifications to the Development Plan and Budget, the Excess Development Cost (as defined in Section 7.2(c)) for 2005 shall be determined in accordance with the budget set forth in Initial Development Plan and Budget presented to the other Party for approval or opt-out in accordance with Section 3.7(a)(i), and Excess Developments Costs for any subsequent budget year shall be determined in accordance with the budget set forth in the version of the Development Plan and Budget presented to the other Party for the Development Decision (unmodified with respect to the change requested but not approved).

3.5 Preclinical Development. The Lead Development Party shall have the responsibility for Preclinical Development in accordance with this Article 3.

3.6 Development Diligence. The Parties shall use Diligent Efforts to: (i) conduct their respective tasks, as assigned under the Development Plan and Budget, throughout the Collaboration; and (ii) conduct the Collaboration in good scientific manner and in compliance in all material respects with the requirements of applicable laws, rules and regulations, including without limitation then-current Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices. The Lead Development Party and the Continuing Party shall use Diligent Efforts to Develop the Collaboration Product for the Indications set forth in the applicable Overall Plan for those countries in which it will be and is commercially reasonable to Commercialize the Collaboration Product, as reasonably determined by the Lead or Continuing Party, both before and after any opting out under Section 3.7(a)(i). During the Collaboration Period, the Lead Development Party’s determination as to for which countries it is commercially reasonable to Develop must be objectively reasonable and consistent with the standard of

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Diligent Efforts, but any evaluation of the Lead Development Party’s determination is only permitted to consider the Lead’s worldwide Development strategy, and cannot evaluate territories in isolation.

3.7 Opting Out and Opting In at Development Stage.

(a) Opting Out of Development and Commercialization. Subject to the other terms and conditions of this Agreement, each Party may elect to no longer participate in Development and Commercialization of Collaboration Compounds and Collaboration Products upon receipt by the other Party of written notice of such election from the first Party, so long as such election is made:

(i) no later than, the later of, [*] days after the Non-Lead receives from the Lead Development Party, or [*] of the applicable year: (1) the Initial Development Plan and Budget in accordance with Section 3.2; or (2) a final Development Plan and Budget in accordance with Section 3.3;

(ii) no later than [*] days (subject to Section 4.10(b)(iii)) after the Non-Lead receives from the Lead an executed Partnering Agreement in accordance with Section 7.5; provided, however, that a decision to opt out under this clause (ii) may be either on a worldwide basis or solely with respect to the Partnered Territory and the Party that is opting out shall clearly identify in its written notice on which basis it is opting out; and

(iii) Upon [*] days written notice, if a Party is opting out of a Partnered Territory in accordance with Section 7.5(a)(ii).

(b) Opting Back In To Development and Commercialization.

(i) Timing. Until (1) the expiration of the earlier of [*] after the Party opted out or [*] days after the Opted-Out Party’s receipt of the final report of Phase 3 Trial data for the Collaboration Product submitted to the FDA (the “Opt-In Period”); or (2) the earlier of the expiration of [*] after Kirin opted out in accordance with Section 3.7(a)(i) or [*] days after Kirin’s receipt of the final report of Phase 3 Trial data for the Collaboration Product (the “Change of Control Period”), but the Change of Control Period applies if and only if Kirin is the Opted-Out Party and Nuvelo undergoes a Change of Control (as defined in Section 15.11) during the Change of Control Period which results in Nuvelo, or all or substantially all of its assets, being merged with or owned or controlled (as that term is defined in Section 1.2) by a Kirin Competitor (“Competitor Change of Control”), the Opted-Out Party may elect, subject to and only in accordance with Sections 3.7(b)(ii) and 3.7(b)(iii) below, to once again participate in Development and Commercialization.

(ii) Requirements. A Party cannot elect to once again participate in accordance with Section 3.7(b)(i) above unless and until the Opted-Out Party provides the other Party with a written notice of its election in accordance with Section 3.8(b)(i), which notice includes a commitment and covenant to pay the fee for opting back in to Development and Commercialization as determined in accordance with Section 3.7(c) (“Opt-In Fee”). Thereafter, the Party that did not opt out shall provide the Opted-Out Party with an invoice setting forth the Opt-Out Party’s Share of Development Costs incurred by the other Party during the Opt-In

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Period or Change of Control Period, if applicable, including such detailed accounting information required by Section 7.2(b) to the extent not already provided to the Opted-Out Party. The Opted-Out Party shall pay the Opt-In Fee within [*] business days after receiving such invoice. The effective date of a Party’s election to opt back in is the date the other Party receives the Opted-Out Party’s written notice of the election. If a Party fails to pay the Opt-In Fee before the expiration of the [*] business day period, the Party’s election to opt-in shall be deemed ineffective and null and void, and the Opted-Out Party shall not in any case be entitled to opt back in under this Section 3.7. Unless a Party has been expressly prohibited from opting back in in accordance with this Section or in accordance with another Section of this Agreement, a Party may opt back in only one time under this Agreement, but will still have the right to opt out (a second time) under Section 3.7(a).

(iii) Effect of Partnering Agreement. If during the Opt-In Period (or the Change of Control Period, if it applies) the Lead executes a Partnering Agreement in accordance with this Agreement, the Opted-Out Party shall not be entitled to opt back in with respect to the Partnered Territory. The Opted-Out Party shall retain its right to opt back in, in accordance with and subject to this Section 3.7(b), solely with respect to the remainder of the world outside the Partnered Territory. If the Lead executes a Partnering Agreement during the Collaboration Period and the Non-Lead opts out solely in the Partnered Territory or on a worldwide basis, the Opted-Out shall retain its right to opt back in, in accordance with and subject to this Section 3.7(b), solely with respect to the remainder of the world outside the Partnered Territory.

(c) Opt-In Fee. The Opt-In Fee shall be equal to a multiple of the Opted-Out Party’s Share of the Development Costs incurred by the Party that continued Development after the opt-out and prior to the effective date of the Opted-Out Party’s election to opt back in, in accordance with Section 3.7(b), selected from the following table based on the time that the opt-out became effective (i.e., the end of the notice period for opting out):

Stage of Opt-out	Multiplier
Preclinical Development	[*]
After Preclinical Development but before Commencement of Phase 2 Trials	[*]
After Commencement of Phase 2 Trials but before Commencement of Phase 3 Trials	[*]
After Commencement of Phase 3 Trials	[*]

(d) Third-Party Rights. The Lead Development Party is entitled to enter into a Partnering Agreement or Partnering Agreements: (i) for Development as further set forth in Section 4.10; and (ii) to which any Development activities of the Parties under this Agreement

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

would be subject in the countries or territories covered by the Partnering Agreement, provided that the terms and conditions of the Partnering Agreement are consistent with the express terms and conditions of this Agreement. Additionally, after a Party opts out during Development in accordance with Section 3.7, the other Party (“Continuing Party”) is entitled to enter into a Partnering Agreement or Partnering Agreements in accordance with Sections 3.7 and 4.10. An Opted-Out Party shall not be able to opt back in, in accordance with this Section 3.7, in any Partnered Territory (as is also set forth in Section 3.7(b)(iii)).

(e) Effect of Opt-Outs on Lead/Non-Lead Status. In accordance with Sections 1.56 through 1.58, if Nuvelo opts out then Kirin becomes the Lead with respect to the relevant activities. To avoid any doubt, if Nuvelo later opts back in in accordance with this Section, Kirin shall remain the Lead unless the Parties otherwise agree in writing (which agreement Kirin may withhold in its sole discretion).

3.8 Regulatory Affairs.

(a) Lead Regulatory Party Responsibilities. The responsibilities of the Lead Regulatory Party shall be to undertake the following activities, in a manner consistent with the Development Plan and Budgets and Commercialization Plan and Budgets, as applicable:

(i) developing pre-Approval Application Regulatory Documentation and preparing and submitting pre-Approval Application Regulatory Documentation, seeking pre-Approval Application Regulatory Approvals, and maintaining pre-Approval Application Regulatory Approvals for Collaboration Products, including preparing all reports necessary as part of an IND, DMF, BLA or other necessary filing required for Pre-Approval Application Regulatory Approvals; and

(ii) developing Approval Application Regulatory Documentation and preparing and submitting Approval Applications for Collaboration Products, seeking Regulatory Approvals, and maintaining Regulatory Approvals for Collaboration Products, including preparing all reports necessary as part of an NDA, DMF, BLA or other necessary filing required for Regulatory Approval.

(b) Data and Information Sharing.

(i) With regard to sharing of Regulatory Documentation, each Party shall permit the Lead Regulatory Party in any country or territory to access, and shall provide the Lead Regulatory Party in any country or territory with sufficient rights to reference and use in association with exercising its rights and performing its obligations in Development and Commercialization under this Agreement (without creating under this Section any new such rights and obligations), all of its, its Affiliates’ and Third Party Partners’ and their respective suppliers’ Regulatory Documentation and Regulatory Approvals for Collaboration Products. The foregoing sentence shall apply mutatis mutandis to the Non-Lead if and to the extent that the Non-Lead has been allocated a Development responsibility in accordance with Section 3.1(b).

(ii) During the Collaboration Period and any Opt-In Period (or Change of Control Period, if it applies) the Lead Regulatory Party shall keep the Non-Lead informed on an ongoing basis regarding the schedule and process for Regulatory Documentation and shall provide the Non-Lead with reasonable advance notice of any meeting or substantive telephone conference call with any Regulatory Authority relating to any Regulatory Documentation. The Non-Lead shall have the right to attend and observe (but not comment or otherwise participate in) any meeting or conference call with the Regulatory Authority regarding a Collaboration Compound or Collaboration Product. The Lead Regulatory Party shall promptly furnish the Non-Lead with copies of all correspondence that the Lead Regulatory Party receives from any Regulatory Authority, and contact reports it receives concerning substantive conversations or substantive meetings with any Regulatory Authority, in each case relating to any such Regulatory Documentation. The Lead Regulatory Party shall prepare all responses to correspondence that are received from any Regulatory Authority relating to any Regulatory Documentation.

(c) Legal Compliance. In conducting any Development activities hereunder, each Party shall: (a) use Diligent Efforts to ensure that its employees, agents, clinical institutions and clinical investigators comply with all applicable FDA statutory and regulatory requirements with respect to Collaboration Products, including but not limited to: the Federal Food, Drug and Cosmetic Act, as amended (FFDCA), the Public Health Service Act (PHSA), regulatory provisions regarding protection of human subjects, financial disclosure by clinical investigators, Institutional Review Boards (IRB), Good Clinical Practices, Good Laboratory Practices, IND regulations, and any conditions imposed by a reviewing IRB or the FDA; and (b) not, to the best of its knowledge, utilize, in conducting studies on Collaboration Products any person or entity that at such time are debarred by the FDA, or that, at such time, is under investigation by the FDA for debarment action pursuant to the provisions of the Generic Drug Enforcement Act of 1992 (21 U.S.C. Section 335).

(d) Records. Each Party shall maintain a record of all medical product-related complaints and reports of adverse events that it receives with respect to any Collaboration Product. During the Collaboration Period, each Party shall notify the other Party of any complaint received by it and, within 15 days after the initial receipt, provide the other Party with a copy of such complaint(s) and adverse event reports. The Lead Regulatory Party shall be responsible for reporting to Regulatory Authorities any adverse experiences and safety issues for such Collaboration Product in compliance with the requirements of the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., the regulations promulgated thereunder, and equivalent foreign laws, rules and regulations. During the Collaboration Period, the Lead Regulatory Party shall promptly thereafter provide the other Party with a copy of each such report.

(e) Adverse Events Reporting. At such time as each Party is a Lead Regulatory Party in at least one country or territory and each Party has, or is in good faith intending imminently to Commence clinical trial(s) of, and/or marketing, Collaboration Compound(s) and/or the Collaboration Product, the Parties shall mutually agree in writing to a pharmacovigilance agreement clearly setting forth the time periods, policies and procedures for the Parties to report serious and other adverse events to one another and each Party’s responsibility for reporting such events to Regulatory Authorities having jurisdiction.

3.9 Information Sharing. At each meeting of the JSC during the Collaboration Period and any Opt-In Period (or Change of Control Period, if it applies), each Party shall report to the JSC in detail the work it has performed (or work performed for it or by Third Party

Partners and Affiliates) under the Development Plan and Budget since the previous meeting. In addition, regularly and on an ongoing basis during the Collaboration Period, and at the scheduled meetings of the JSC during any Opt-In Period (or Change of Control Period, if it applies), each Party shall make available to the JSC all Information and Know-How resulting from or arising out of the Collaboration related to Development and/or Commercialization of Collaboration Compounds and the Collaboration Product hereunder.

3.10 Costs. The Parties shall each bear their Share of Development Costs, as further set forth in Section 1.1.

ARTICLE 4

COMMERCIALIZATION

4.1 Lead Marketing Party. The Lead Marketing Party shall have the responsibilities set forth in this Article 4. The Lead Marketing Party shall determine, on a country-by-country or territory-by-territory basis, whether the Collaboration Product will be Commercialized directly by the Lead Marketing Party (meaning that the Lead Marketing Party will itself be responsible for selling the Collaboration Product in such country or territory, although Third Parties may be engaged for various aspects of Commercialization in the United States as well as other markets) or indirectly (meaning that Commercialization in a particular country or territory shall occur exclusively through Third Parties, under one or more Service Agreements or Partnering Agreements). As used herein, the former structure is referred to as “Direct Commercialization” and the latter structure is referred to as “Partnered Commercialization.” The Lead Marketing Party shall determine whether to allocate any Commercialization responsibilities to the Non-Lead under this Agreement, but shall have no obligation to allocate any responsibilities to the Non-Lead. The Non-Lead shall have no obligation to participate directly in Commercialization except with its consent.

4.2 Commercialization Plan and Budget.

(a) First Annual Commercialization Plan and Budget. During the Collaboration Period and commencing upon the date of the first filing of an Approval Application for a Collaboration Product, the Lead Marketing Party shall develop a comprehensive written plan and budget for Direct Commercialization and/or Partnered Commercialization of the Collaboration Product (the “Commercialization Plan and Budget”). All Commercialization Plans and Budgets (including without limitation the budgetary portion thereof) must be consistent with the Initial Launch Budget, if and to the extent it applies, and the express terms and conditions of this Agreement. As used throughout this Agreement, “consistent with the Initial Launch Budget” means that, solely with respect to a Commercialization Plan and Budget to be or in effect during the Initial Launch Period, the particular Commercialization Plan and Budget contains a budget that is within the budgetary limits set by the Initial Launch Budget for Commercial launches and other Commercial activities to occur during the Initial Launch Period. To avoid any doubt, “consistent with the Initial Launch Budget” only applies to Commercialization Plans and Budgets to be, or in effect during the Initial Launch Period. If any Commercialization Plan and Budget is inconsistent with the Initial Launch Budget, if it applies, or the express terms and conditions of this Agreement, the Initial Launch Budget, if it applies, or the express terms and conditions of this Agreement, as applicable, shall prevail. The Commercialization Plan and Budget will set forth in detail the marketing, sales and distribution activities to be undertaken with respect to the Collaboration Product (including advertising, education, planning, marketing, sales force training and distribution), as well as the activities required for the manufacture of the Collaboration Product following commercial launch, in each case whether such activities are undertaken before or after Regulatory Approval. The Commercialization Plan and Budget shall include but not be limited to the following, which will evolve over time: (i) demographics, market dynamics and market strategies, estimated country launch dates, a worldwide sales forecast, manufacturing plans and expected product profile; and (ii) a marketing plan.

(b) Budget. The Commercialization Plan and Budget shall include a budget of the expenses expected to be incurred in connection with performing Commercialization of a Collaboration Product in the applicable budget year that is consistent with the Initial Launch Budget, if applicable, and the express terms and conditions of this Agreement. In those territories where the Collaboration Product will be sold through Partnered Commercialization, the Commercialization Plan and Budget may be, but shall not be required to be, limited to solely those activities for which the Lead Marketing Party will be responsible.

(c) Annual JSC Procedure. Within [*] days after the date of the first filing of an Approval Application for a Collaboration Product during the Collaboration Period, and within [*] days after the expiration of every subsequent calendar year thereafter during the Collaboration Period, the Lead Marketing Party shall prepare and submit to the JSC a draft of the Commercialization Plan and Budget that is consistent with the Initial Launch Budget, if it applies, and the express terms and conditions of this Agreement for the forthcoming year. A JSC meeting shall be scheduled by the Parties to occur no later than [*] days after the Non-Lead’s receipt of the Commercialization Plan and Budget. The Non-Lead shall submit its comments on the draft Commercialization Plan and Budget to the JSC and the Lead Marketing Party at least [*] days prior to the scheduled JSC meeting. At the applicable JSC meeting, the JSC shall evaluate the draft Commercialization Plan and Budget and any comments or proposed revisions to the draft Commercialization Plan and Budget. If the JSC is unable to reach consensus on the Commercialization Plan and Budget at the JSC meeting, and the Non-Lead within [*] business days after the JSC meeting requests further discussion, then senior executives (Vice President level and above) of the Parties with full authority to resolve the matter shall meet within [*] business days after the request, by telephone or otherwise, to seek consensus. The Lead Marketing Party shall submit the final Commercialization Plan and Budget to the Non-Lead no later than [*] days after the JSC meeting. The final Commercialization Plan and Budget shall not contain significant changes or new content relative to the preliminary version except to the extent reflecting the Non-Lead’s comments or a compromise fully discussed at the JSC meeting or by the senior executives of the Parties. The Non-Lead shall have [*] days after its receipt of the final Commercialization Plan and Budget to either approve it or voluntarily terminate the Agreement in accordance with Section 11.2. If the Non-Lead does not provide the Lead Marketing Party with written notice of a decision to either approve the final Commercialization Plan and Budget or voluntarily terminate the Agreement in accordance with Section 11.2, the Non-Lead shall be deemed to have approved the Commercialization Plan and Budget. Any decision by the Non-Lead not to approve the Commercialization Plan and Budget is not, does not constitute, and shall not be deemed to be a Dispute under this Agreement; provided, however,

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

that this shall not be read to limit any rights and remedies of the Non-Lead arising under this Agreement if the Commercialization Plan and Budget is not consistent with the Initial Launch Budget, if it applies, or the express terms and conditions of this Agreement. If the Non-Lead in good faith disputes any such consistency, the Non-Lead may so notify the Lead in accordance with Article 14, and the consistency Dispute shall be resolved in accordance with Article 14; but, even if the Non-Lead has notified the Lead of a consistency Dispute, the Non-Lead shall still be required to pay its Share of Allowable Commercialization Expenses while the Dispute is being resolved, unless the Non-Lead has sent the Lead proper notice of its voluntary termination in accordance with this Section and Section 11.2. If there is a gross discrepancy between the budget of the annual plan the Lead provided and the budgetary limitation of the Initial Launch Budget (to the extent applicable), then the Non-Lead shall only be required to pay its Share of Allowable Commercialization Expenses with respect to activities required to be budgeted for in the Initial Launch Budget within the limit it in good faith believes is imposed by the Initial Launch Budget, [*]. The eventual resolution of the Dispute may include (without limitation) a refund to the Non-Lead of amounts overpaid, if any, in accordance with Article 14.

(d) Commercialization Plans and Budgets may need to change in the course of a calendar year. If the Lead Marketing Party determines that such a change may be necessary, it shall promptly inform the JSC and shall have final decision-making authority (in accordance with Section 2.4(a)) regarding whether to make the change as it determines necessary that are consistent with the Initial Launch Plan, if it applies, and the express terms and conditions of this Agreement; provided, however, that unless the Non-Lead agrees in writing to the proposed modifications to the Commercialization Plan and Budget, the Excess Commercialization Expenses for the applicable budget year shall still be determined in accordance with the budget set forth in the Commercialization Plan and Budget presented to the Non-Lead for the Non-Lead’s approval or voluntary termination in accordance with Section 4.2(b).

4.3 Launch Plan and Budget.

(a) Initial Launch Budget. Because of the current preclinical research stage of 17206, the Parties are not able at this time to generate a reasonable initial launch budget at a level of detail similar to the Overall Plan for the Collaboration Product for the[*] period commencing [*] before the anticipated launch of the Collaboration Product in [*] and expiring [*] (such time period to the extent falling within the Collaboration Period, “Initial Launch Period”), and covering activities within such time period in [*], and in [*], if and to the extent applicable(the “Initial Launch Budget”). Consequently, the Overall Plan that the Parties have agreed to, as of the Effective Date, does not cover Commercialization activities. The Parties intend that budgetary limitations for Commercialization for the Initial Launch Period shall be set by mutual agreement of the Parties, with neither Party having a final say. The Parties shall agree upon the Initial Launch Budget for commercial launch covering Commercialization activities during the Initial Launch Period. This Initial Launch Budget shall include, without limitation, Manufacturing Costs for quantities of Collaboration Product required for Commercialization activities during the Initial Launch Period. During the Collaboration Period, the Lead Marketing Party will prepare and submit to the Non-Lead the draft Initial Launch Budget no later than [*] days before a JSC meeting to be scheduled by the Parties to occur no later than [*] before the anticipated filing of the first Approval Application for commercial sale for a Collaboration Product in the United States (so that the draft Initial Launch Budget [*].The Non-Lead shall

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

submit its good faith, commercially reasonable comments on the draft Initial Launch Budget to the JSC and the Lead Marketing Party at least [*] days before the applicable JSC meeting. The JSC shall evaluate the draft Initial Launch Budget and any comments or proposed revisions to the draft Initial Launch Budget at the JSC meeting. Both Parties shall use good faith, diligent efforts to resolve any comments and proposed revisions at the JSC meeting. Within [*] days after the JSC meeting, the Lead Marketing Party shall provide the Non-Lead with a revised version of the Initial Launch Budget, which shall include the revisions mutually agreed upon at the JSC meeting. The Non-Lead shall have [*] days from its receipt of the revised Initial Launch Budget to either (i) notify the Lead Marketing Party in writing of its approval of the revised Initial Launch Budget or (ii) provide a good faith, commercially reasonable revised version of the Initial Launch Budget. The Parties, if they have not reached agreement as to the Initial Launch Budget, shall follow this process of exchanging comments and having discussions through another JSC meeting (the next quarterly meeting). The Non-Lead shall, within [*] days after receiving the Lead’s new version of the Initial Launch Plan reflecting the changes agreed at such second JSC meeting, send the Lead written notice of either the Non-Lead’s approval of such version, or a Launch Budget Dispute, and the matter shall be resolved solely in accordance with Section 14.3. When both Parties have approved the Initial Launch Budget, or the Launch Budget Dispute has been resolved in accordance with Section 14.3, the Initial Launch Budget shall be deemed approved. For the avoidance of doubt, the Lead Marketing Party may proceed with the launch of a Collaboration Product without delay in accordance with the final Initial Launch Budget even if the Non-Lead provides the Lead with notice of a Launch Budget Dispute in accordance with this Section; provided, however, that for purposes of calculating Product Profit(Loss) until the Launch Budget Dispute is resolved, the budgetary limitations imposed by Section 7.3 shall apply using the Non-Lead’s proposed Initial Launch Budget until such time as the Launch Budget Dispute has been resolved. The Initial Launch Plan, once approved or deemed approved, may only be modified by mutual agreement of the Parties, without either Party having a final say, and without disagreements whether to modify it being referable for further dispute resolution under Article 14.

(b) Launch Plans and Budgets. During the Collaboration Period, each Commercialization Plan and Budget shall include, in advance of the launch in each country, a plan and budget for the product’s launch in such country and the [*] period following the launch date (the “Launch Plan and Budget”). Each Launch Plan and Budget shall be developed by the Lead Marketing Party. A Launch Plan and Budget shall be included in the Commercialization Plan and Budget for the year such launch occurs.

(c) Timing. The Parties acknowledge that determining a date for Regulatory Approval and thus launch date is difficult. As a result of this uncertainty, the Lead Marketing Party shall estimate for each country a reasonable date for Regulatory Approval for commercial sale of the Collaboration Product, such date to be used to prepare the Launch Plan and Budget at least [*] before the estimated Regulatory Approval in the applicable territory or country. Any Launch Plan and Budget which has not yet been executed shall be updated by the Lead Marketing Party at least each calendar quarter during the Collaboration Period.

(d) Each Launch Plan and Budget, except the Initial Launch Budget, shall include a breakdown of individual Allowable Commercialization Expenses expected to be incurred in connection with performance pursuant to the applicable Launch Plan and Budget.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

4.4 Right to Engage Third Parties. The Lead Marketing Party may engage Third Parties to assist with the Commercialization of the Collaboration Product in accordance with the Commercialization Plan and Budget. The costs of engaging any such Third Party will be eligible to be Allowable Commercialization Expenses subject to Section 7.3 and to the extent in accordance with the Financial Appendix.

4.5 Commercialization Efforts. Each Party shall use Diligent Efforts to carry out its obligations under the Commercialization Plan and Budget and to cooperate with each other in carrying out the Commercialization Plan and Budget.

4.6 Advertising and Education; Trademarks.

(a) The Lead Marketing Party for each country shall be responsible for developing or having developed advertising and education materials for the Collaboration Product for such country. During the Collaboration Period and any Opt-In Period (or Change of Control Period, if it applies) the Parties shall jointly own all trademarks for the Collaboration Product. Neither Party may use any trademark for a Collaboration Product for any purpose other than Commercializing the Collaboration Product, except if such trademark is transferred to it pursuant to Section 11.3.

(b) During the Collaboration Period, the Parties agree that (i) any written and visual promotion or educational materials for the Collaboration Product that refers to or identifies either of the Parties shall identify or refer to both Parties such that Nuvelo and Kirin shall both be presented and described with equal prominence; (ii) all product labeling, documentary information, promotional material and oral presentations (where practical) regarding the detailing and promoting of Collaboration Products shall display the names and logos of both Parties with equal prominence; and (iii) any such materials that specifically refer to the Parties shall be subject to prompt prior review and comment by both Parties, and the Lead shall reasonably consider any comments provided to the Lead by the Non-Lead no later than 10 business days after the Non-Lead receives the applicable materials.

(c) Notwithstanding the foregoing, subsections (a) and (b) above are subject to the requirements of applicable laws and regulations of each country in which such materials are presented or in which the Collaboration Product is Commercialized.

4.7 Product Recalls. If any Regulatory Authority schedules an inspection, or threatens or initiates any action, to remove the Collaboration Product from the market, the Party that receives such communication shall notify the other Party of such communication within one business day of receipt. If either Party believes, in good faith, that a recall of a Collaboration Product is necessary, such Party shall notify and consult with the other Party within 2 business days after its determination and both Parties shall cooperate to allow such recall to occur under the direction of the Lead Marketing Party. In the event of a dispute about whether to recall a Collaboration Product, such recall shall occur unless one of the Parties has opted out as set forth in Section 3.7(a), in which case the Lead Marketing Party shall make the final decision. The expenses of a Collaboration Product recall shall be an Allowable Commercialization Expense Shared by the Parties during the Collaboration Period (unless and solely to the extent that they are Excluded Costs) and deductible from Net Sales outside the Collaboration Period, except to the extent one Party is responsible for such expense pursuant to Article 13 (Indemnity). For the purposes of this Section 4.7, “recall” means: (a) a “recall” or “market withdrawal” (as such terms are defined in U.S. regulations in 21 CFR 7.3 or other similar national, state or local law or regulations) or field alert or field correction of a Collaboration Product or any lots thereof; or (b) the failure by either Party to sell or ship a Collaboration Product to Third Parties that would have been subject to the actions set forth in clause (a) above if it had been sold or shipped.

4.8 Sales and Inventory. Any cost incurred for booking sales, stocking inventory for itself and its sublicensees, and collecting accounts receivable, including without limitation lost material or bad debt, is recoverable by the Lead Marketing Party to the extent provided under the terms of the Financial Appendix and subject to Section 7.3.

4.9 Product Profits and Loss. Subject to the terms and conditions of this Agreement, during the Collaboration Period, Nuvelo and Kirin shall each be entitled to, and obligated with respect to, their respective Shares of Product Profit(Loss) in accordance with Section 7.4 or until the Collaboration Product is permanently withdrawn and is no longer being sold anywhere.

4.10 Partnering.

(a) The Lead Development Party and Lead Marketing Party are entitled to enter into a Partnering Agreement or Partnering Agreements for Development and/or Commercialization of Collaboration Compounds and Collaboration Products. If the Lead Development Party or Lead Marketing Party enters into a Partnering Agreement, neither Party (except as set forth below) shall take any action or allow any omission by its employees, agents, officers, directors or Affiliates that would result in a breach of the express terms and conditions of the Partnering Agreement, provided that the Partnering Agreement does not violate or conflict with the express terms and conditions of this Agreement and does not obligate the Non-Lead to take any action not otherwise already required in accordance with this Agreement. To avoid any doubt, this Agreement is not intended to convey any rights or benefits to any Third Party Partner. No Third Party Partner may enforce the terms of any Partnering Agreement against the Non-Lead except where the Non-Lead is a signatory to such Partnering Agreement. Where an alleged breach of the terms and conditions of a Partnering Agreement is by a Party that is a signatory to the Partnering Agreement, the other Party shall not take any action regarding such breach while the Party is disputing in good faith the breach of the Partnering Agreement with the Third Party Partner or if the alleged breach has no material impact on the other Party’s rights under this Agreement. The Parties acknowledge that a Third Party Partner, in accordance with a Partnering Agreement, may obtain a significant amount of control in a country or territory or territories over the Development and Commercialization of Collaboration Compounds and Collaboration Products, and any Commercialization activities of the Parties under this Agreement would be subject to the Partnering Agreement in the countries or territories covered by the Partnering Agreement provided that the terms and conditions of the Partnering Agreement are consistent with the express terms and conditions of this Agreement. Notwithstanding any other provision of this Article 4 or any other provision of this Agreement, the rights of the Non-Lead in accordance with this Agreement, to review, comment upon or agree upon any Development and Commercialization activities or budgets of any kind conducted in a Partnered Territory shall only apply if the Non-Lead is Sharing Development Costs and Allowable Commercialization

Expenses in the Partnered Territory; provided that the Non-Lead shall have reasonable opportunity to review Development budgets and Commercialization budgets in a Partnered Territory when not Sharing Development Costs and Allowable Commercialization Expenses in the Partnered Territory solely to the extent needed to verify that the apportionment of Development Costs and Allowable Commercialization Expenses between the Partnered Territory and the rest of the world is reasonably equitable.

(b) Nuvelo may not enter into a Partnering Agreement with a Kirin Competitor that includes Development or Commercialization of a Collaboration Compound or Collaboration Product in the Kirin Territory without the prior express written consent of Kirin. During the Collaboration Period and any Opt-In Period (or Change of Control Period, if it applies) the Lead Marketing Party and Lead Development Party shall keep the Non-Lead (or Opted-Out Party) informed through the JSC on substantial discussions that the Lead Development Party or Lead Marketing Party is engaging in that may lead to a Partnering Agreement, specifically, the Lead Marketing Party will provide the Non-Lead (or Opted-Out Party) and concurrently the JSC:

(i) at each JSC meeting, a general statement of status with respect to ongoing discussion with each Third Party with whom the Lead has entered into a binding term sheet or is trading draft Partnering Agreements;

(ii) copies of any term sheet generated by Nuvelo sent to a Third Party, any binding term sheet and the first draft of any Partnering Agreement;

(iii) each subsequent draft of any Partnering Agreement that passes between the Lead and the Third Party within 5 business days after such draft is either received by the Lead or sent by the Lead to the Third Party;

(iv) reasonably update the Non-Lead on the terms being negotiated with any prospective Third Party Partner and consider the Non-Lead’s comments on the draft Partner Agreements at the applicable JSC meeting; and

(v) within 5 business days after execution, provide the final, executed Partnering Agreement to (i) the Non-Lead for the purposes of Section 7.5(a), or (ii) the Opted-Out Party during the Opt-In Period or Change of Control Period (if it applies) to enable the Opted-Out Party to confirm the terms of the Partnering Agreement.

(c) The Lead is not required to obtain the Non-Lead’s consent to the final terms of any proposed Partnering Agreement. The Lead shall not be entitled to and shall not enter into any Partnering Agreement that:

(i) includes a grant of rights to the Third Party Partner that is broader (or other) than a grant of rights to Collaboration Compounds and the Collaboration Product; or

(ii) involves compounds or products that are not Collaboration Compound(s) or Collaboration Product(s), or involves the grant to the Lead of intellectual property or technology rights (including without limitation any option, license, sublicense, right

(iii) to promote, right to co-promote, right to market or right to co-market) that are not related to Collaboration Compound(s) or Collaboration Product(s); or

(iv) otherwise grossly misapportions value to types of revenue that will not be Shared hereunder at the expense of revenue that will be Shared hereunder.

By way of example but without limiting the express provisions of this Section 4.10(c): the Parties explicitly intend that the Lead shall not be entitled to enter into a Partnering Agreement in which (x) the right to promote a pharmaceutical product that is not a Collaboration Product is granted, or (y) a material portion of the consideration for a grant of Collaboration Product rights is the right to have the Third Party Partner bear commercialization start-up costs of the Lead that under the Financial Appendix would not be subject to Sharing hereunder.

(d) The Parties recognize that a Partnering Agreement with a Third Party Partner for the Development and/or Commercialization of a Collaboration Compound or Collaboration Product will require the Lead Development Party or Lead Marketing Party to conduct Partnering Activities and to incur Partnering Costs. Partnering Costs (to the extent not reimbursed by the Third Party) may be an element of Development Costs or Product Profit(Loss), as applicable, and reimbursed accordingly, to the full extent provided in the Financial Appendix.

4.11 Progress Report. On or before February 28 and August 30 of each year during the Collaboration Period, and on or before February 28 of each year during the Term outside of the Collaboration Period, following the calendar year in which the Lead Marketing Party, its Affiliates or sublicensees first begins to Commercialize any Collaboration Product, the Lead Marketing Party shall provide a semi-annual progress report to the other Party, each report covering the 6 month period preceding the due date of the report. After the first commercial sale of a Collaboration Product, the Lead Marketing Party shall provide such reports on an annual basis during the Collaboration Period covering the 12-month period preceding the due date of the report. Each report shall describe the progress made by the Lead Marketing Party and its Affiliates in the Commercialization of the Collaboration Product. Such report shall include, at a minimum, information reasonably sufficient to enable the other Party to determine that the Lead Marketing Party is using Diligent Efforts to Commercialize the Collaboration Product.

4.12 Opting Out at Commercial Stage. If in any country the Parties’ Product Profit(Loss) is negative (i.e. the Parties are experiencing net losses) for [*], either Party may opt out of Commercializing the Collaboration Product in such country on [*] written notice to the other Party. A Party opting-out of Commercialization of the Collaboration Product in such country shall not share in Product Profit(Loss) (positive or negative) earned or incurred after the end of the [*] notice period with respect to such country and shall not be entitled to any further compensation under this Agreement, including without limitation any Licensing Revenue or royalty, with respect to such country. Neither Party has any right under this Agreement to opt back in to any country of which it has opted-out in accordance with this Section 4.12. If a Party has opted out of any country pursuant to this Section and the other Party grants a Partnering Agreement or Partnering Agreements that cover(s) both the country or countries with respect to which the opt-out is effective under this Section 4.12 and another country or other countries, and the Non-Lead has not otherwise opted opt of the Collaboration in accordance with Section 3.7 in

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

those territories in which the Non-Lead has not opted out pursuant to Section 4.12, then the Lead must equitably apportion any License Revenue received between the country or countries with respect to which the opt-out is effective under this Section 4.12 and such other country(ies). The Lead’s apportionment in such case must be objectively reasonable and equitable. The Lead shall inform the Non-Lead of such apportionment at such time as such apportionment needs to be made for purposes of payments between the Parties in accordance with Article 7.

4.13 Commercial Diligence. During the Term, the Lead Marketing Party shall use Diligent Efforts to Commercialize the Collaboration Product in those countries of the world where it is commercially reasonable to Commercialize the Collaboration Product. This obligation applies both before and after any opting out, except with regard to any countries with respect to which the Non-Lead has opted out in accordance with Section 4.12.

ARTICLE 5

SUPPLY

5.1 Supply for Development. The Lead Development Party is entitled to either engage a Third Party to manufacture and supply such quantities of Collaboration Product as may be required for Development, or to manufacture and supply itself all or a portion of the Collaboration Product required for Development, but in any event shall do one of the foregoing so that the Collaboration Product is supplied. If Nuvelo manufactures, the Collaboration Product shall be supplied at [*] of Manufacturing Costs. If a Third Party manufactures, then the Collaboration Product shall be supplied at [*] of the price charged by the Third Party, and the time spent by Nuvelo FTEs to manage the Third Party supplier shall be excluded from the calculation of Manufacturing Costs, Development Costs and Allowable Commercialization Expenses. Manufacturing Costs for Development (with the [*]) are incorporated into Development Costs to the full extent provided in the Financial Appendix.

5.2 Commercial Supply.

(a) The Lead Marketing Party is entitled to either engage a Third Party to manufacture and supply Collaboration Product as may be required for Commercialization, or to manufacture and supply itself all or a portion of the Collaboration Product required for Commercialization (but in any event shall do one of the foregoing so that the Collaboration Product is supplied). If Nuvelo manufactures, the Collaboration Product shall be supplied at [*] of Manufacturing Costs. If a Third Party manufactures, then the Collaboration Product shall be supplied at [*] of the price charged by the Third Party, and the time spent by Nuvelo FTEs to manage the Third Party supplier shall be excluded from the calculation of Manufacturing Costs, Development Costs and Allowable Commercialization Expenses. Manufacturing Costs for Commercialization (with the [*]) are part of Cost of Goods and thus are an Allowable Commercialization Expense, in each case to the full extent provided in the Financial Appendix.

(b) At any time after the Effective Date but before the Commencement of the first Phase 3 Trial of a Collaboration Product (or, if earlier, the first pivotal trial of the Collaboration Product), the JSC shall discuss without any decision-making authority or ability to refer to any dispute resolution for decision-making in accordance with Section 2.4 and the Lead

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Marketing Party shall determine, if, whether and from whom to solicit competitive bids for Commercial supply of Collaboration Product. The Lead Marketing Party shall subsequently determine, which Third Party entity, if any, shall be selected as the commercial manufacturer of the Collaboration Product. The Lead Marketing Party shall be responsible for negotiating a separate supply agreement for Commercial supply with the Third Party manufacturer, if any. Such supply agreement shall in any event: (i) provide for the Non-Lead to receive supply of Collaboration Product on the same terms and conditions as the Lead if and only if the Non-Lead becomes the Lead Marketing Party in a territory or territories in accordance with this Agreement, (ii) provide for the agreement to be assignable to the Non-Lead if there is an opt-out or termination of this Agreement resulting in the Non-Lead becoming the Lead Marketing Party or Non-Removed Party in accordance with this Agreement, and (iii) be otherwise consistent with this Agreement. The Non-Lead shall be entitled to review and comment on each draft that is to be sent to the Third Party in advance, and the Lead will reasonably consider comments provided by the Non-Lead. The Parties recognize that it may be advantageous to have more than one source for Collaboration Product, and that the Lead may enter into multiple supply agreements for Collaboration Products in accordance with this Section 5.2(b).

5.3 Manufacturing Approvals. The Lead Development Party shall use Diligent Efforts to make necessary filings to obtain, or to cause the then current Third Party manufacturer of Collaboration Products to make necessary filings to obtain, Regulatory Approval for the manufacture of Collaboration Compounds and Collaboration Products as part of the approval of an Approval Application for each Collaboration Product. Such filings shall include the filing and maintenance of a DMF or CMC in the United States and the equivalent thereof in the other countries of the world in which the parties seek Regulatory Approval of Collaboration Products.

5.4 Specifications. The Parties agree that the manufacture of clinical and commercial supplies of Collaboration Compounds and the Collaboration Product must be in full compliance with all aspects of then-current GMPs. During the Collaboration Period, the Lead Marketing Party shall prepare and submit to the JSC for review and comment draft specifications for the Collaboration Product. Such specifications shall include without limitation any necessary documentation, certificates of analysis and test results, for the Collaboration Compounds and Collaboration Products to be manufactured by Third Party manufacturer(s) or the Lead under this Article 5. During the Collaboration Period and any Opt-In Period (or Change of Control Period, if it applies) the JSC shall be notified in writing of changes in Specifications.

ARTICLE 6

LICENSES; EXCLUSIVITY

6.1 Licenses to Kirin.

(a) Ongoing License.

(i) Subject to the terms and conditions of this Agreement, upon the Effective Date, Nuvelo hereby grants to Kirin a worldwide license expressly subject to Section 6.3, with the right to sublicense through multiple levels of sublicensees solely as set forth in Section 1.1, under Nuvelo’s interest in the Licensed Technology, to Develop, make, have made, use, sell, offer for sale and import Collaboration Compounds and the Collaboration Product.

(ii) The license set forth in Section 6.1(a)(i) terminates: (A) upon Kirin’s effective opt-out of the Collaboration in accordance with Section 3.7(a)(i); (B) for the Partnered Territory or worldwide, if Kirin opts-out on a worldwide basis, upon Kirin’s effective opt-out under Section 3.7(a)(ii) or for the Partnered Territory upon Kirin’s effective opt-out under Section 3.7(a)(iii); (C) upon termination of the Agreement by Nuvelo for material breach by Kirin in accordance with Section 11.1; (D) upon voluntary termination of this Agreement by Kirin in accordance with Section 11.2; (E) on a country-by-country basis, in each country in which Kirin has opted-out of Commercialization in accordance with Section 4.12; and (F) as set forth in Section 11.6.

(b) Opt-In License.

(i) Subject to the terms and conditions of this Agreement, effective upon the effective date of Kirin’s election to opt back in to the Collaboration in accordance with Section 3.7, Nuvelo hereby grants to Kirin a worldwide license expressly subject to Section 6.3, with the right to sublicense through multiple levels of sublicensees solely as set forth in Section 1.1, under Nuvelo’s interest in the Licensed Technology, to Develop, make, have made, use, sell, offer for sale and import Collaboration Compounds and the Collaboration Product outside any Partnered Territory.

(ii) The license set forth in Section 6.1(b)(i) terminates: (A) upon Kirin’s subsequent effective opt-out of the Collaboration in accordance with Section 3.7(a)(i); (B) upon termination of the Agreement by Nuvelo for material breach by Kirin in accordance with Section 11.1; (C) upon voluntary termination of this Agreement by Kirin in accordance with Section 11.2; (D) on a country-by-country basis, in each country in which Kirin has opted-out of Commercialization in accordance with Section 4.12, and (E) as set forth in Section 11.6.

6.2 Licenses to Nuvelo.

(a) Ongoing License.

(i) Subject to the terms and conditions of this Agreement, upon the Effective Date, Kirin hereby grants to Nuvelo a worldwide license expressly subject to Section 6.3, with the right to grant sublicenses through multiple levels of sublicensees solely as set forth in Section 1.1, under Kirin’s interest in the Licensed Technology, to Develop, make, have made, use, sell, offer for sale and import Collaboration Compounds and the Collaboration Product.

(ii) The license set forth in this Section 6.2(a)(i) terminates: (A) upon Nuvelo’s effective opt-out of the Collaboration in accordance with Section 3.7(a)(i); (B) for the Partnered Territory, or worldwide, if Nuvelo opts-out on a worldwide basis, upon Nuvelo’s effective opt-out under Section 3.7(a)(ii) or for the Partnered Territory upon Nuvelo’s effective opt-out under Section 3.7(a)(iii); (C) upon termination of the Agreement by Kirin for material breach by Nuvelo in accordance with Section 11.1; (D) upon voluntary termination of this

Agreement by Nuvelo in accordance with Section 11.2; (E) on a country-by-country basis, in each country in which Nuvelo has opted-out of Commercialization in accordance with Section 4.12, and (F) as set forth in Section 11.6.

(b) Opt-In License.

(i) Subject to the terms and conditions of this Agreement, effective upon the effective date of Nuvelo’s election to opt back into the Collaboration in accordance with Section 3.7, Kirin hereby grants to Nuvelo a worldwide license expressly subject to Section 6.3, with the right to grant sublicenses through multiple levels of sublicensees solely as set forth in Section 1.1, under Kirin’s interest in the Licensed Technology, to Develop, make, have made, use, sell, offer for sale and import Collaboration Compounds and the Collaboration Product outside any Partnered Territory.

(ii) The license set forth in Section 6.2(b)(i) terminates: (A) upon Nuvelo’s subsequent effective opt-out of the Collaboration in accordance with Section 3.7(a)(i); (B) upon termination of the Agreement by Kirin for material breach by Nuvelo in accordance with Section 11.1; (C) upon voluntary termination of this Agreement by Nuvelo in accordance with Section 11.2; (D) on a country-by-country basis, in each country in which Nuvelo has opted-out of Commercialization in accordance with Section 4.12, and (E) as set forth in Section 11.6.

6.3 Non-Compete and Exclusivity Obligations.

(a) Non-Compete Obligations. Except for the work with Collaboration Compounds and the Collaboration Product pursuant to this Agreement, neither Party (itself, through an Affiliate, Third Party Partner or other Third Party engaged or licensed by such Party) shall Develop, make or file with any Regulatory Authority any Regulatory Documentation with respect to, seek Regulatory Approval for or Commercialize any Competing Compound (defined in subsection (b)) or Competing Product (defined in subsection (b)) (collectively, all of the foregoing activities, to “Compete”) during the Term (i) anywhere in the world prior to the expiration of [*] after first commercial sale in the United States of a Collaboration Product, and (ii) thereafter on a country-by-country basis, prior to the expiration of [*] after first commercial sale in the particular county of a Collaboration Product, (the period from the Effective Date to the end of the period set forth in clause (i) for the United States, and the period from the Effective Date to the end of the period set forth in clause (ii) for any other country, is the “Non-Compete Term”), unless the Party opts-out of the Collaboration in accordance with Section 3.7 before Competing or abandons the Collaboration Compound or Collaboration Product in the country, territory or territories in which it will Compete in accordance with Section 11.6 before Competing. If during the Non-Compete Term a Party Competes after it has opted out of the Collaboration in accordance with any clause of Section 3.7(a), that Party: (i) shall no longer be able to opt in to the Collaboration in accordance with Section 3.7; and (ii) any royalties owed to the Opted-Out Party for Net Sales in the country or territory in which it is Competing shall be [*] the royalty the Party would otherwise be entitled under this Agreement if it were not Competing, for the period that the Opted-Out Party is selling the Competing Product in the applicable country, territory or territories by itself or through an Affiliate or Third Party.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) Defined terms for the purposes of this Section 6.3:

(i) “Competing Compound” has the same meaning as Collaboration Compound.

(ii) “Competing Product” means any product that [*] .

(iii) Solely for purposes of this Section 6.3, the following defined terms shall not be read to be limited to being Collaboration Compound and Collaboration Product-related: Develop, Commercialize, Regulatory Documentation, and Regulatory Approval.

(c) Exclusivity Obligations of Lead and Non-Lead.

(i) During the Term, the Lead or Continuing Party, as applicable on a country by country or territory by territory basis, shall not, and covenants not to, practice the subject matter of or use any Licensed Technology to conduct any Development or Commercialization of a Collaboration Compound or Collaboration Product outside of the Collaboration. The Lead or Continuing Party is and remains entitled to conduct Partnering Activities and enter into Partnering Agreements in accordance with Sections 3.7(d) and 4.10, enter into Service Agreements in accordance with Section 1.1, and enter into other license agreements outside of the Collaboration Period and any Opt-In Period (or Change of Control Period, if it applies) in accordance with Section 1.1.

(ii) During the Term, the Non-Lead or Removed Party for a particular country or territory shall not, and covenants not to, practice the subject matter of or use any Licensed Technology to conduct any Development or Commercialization of a Collaboration Compound or Collaboration Product in the country or territory or territories for which it is the Non-Lead or Removed Party unless and solely to the extent requested by the Lead and agreed in writing by the Non-Lead.

(iii) During the Term, other than licenses and sublicenses included in Partnering Agreements and Services Agreements that a Party grants in accordance with

Section 1.1, or licenses and sublicenses that otherwise are permitted to be granted in accordance with Section 1.1 (each, a “Permitted License”), neither Party shall grant any license under its interest in the Licensed Technology or sublicense the Licensed Technology with respect to, and/or to make, have made, use, sell, offer for sale and/or import, Collaboration Compounds and/or the Collaboration Product. To avoid any doubt, the foregoing sentence applies to both (1) sublicenses under (A) a Licensed Technology license granted a Party under Section 6.1 or 6.2 or (B) another license to such Party by a Third Party, and (2) licenses granted under the Licensed Technology to the extent owned by such Party. A Permitted License may include both a license under the Licensed Technology to the extent owned by the Party that grants the Permitted License, and a sublicense under the Licensed Technology to the extent owned by the other Party or licensed to such Party by a Third Party (a sublicense of a license granted under Section 6.1 or 6.2, as applicable).

(d) Scope of Licenses. Each Party covenants that it shall not practice any Patent rights, or rights in Know-How, licensed to it by the other Party in accordance with this

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(e) Article 6 outside the scope of the licenses granted; but, this limitation shall not apply to the extent that: (i) a Party has obtained the ability to practice such Patents rights or Know-How rights legally from a Third Party; or (ii) any Know-How was in the receiving Party’s possession as demonstrated by contemporaneous written records before receipt of such Know-How from the other Party under this Agreement or that otherwise fits an exception set forth in Section 9.2. This Section 6.3(d) does not, and shall not be deemed to, limit the obligations of the Parties set forth in Sections 6.3(a), 1.1(a) or 6.3(c).

6.4 Third Party Licenses.

(a) Discretion. The JSC shall be responsible for discussing whether and when to enter into licensing agreements with Third Parties to in-license Patent and Know-How rights during the Collaboration Period that are necessary or useful to Develop or Commercialize Collaboration Compounds or Collaboration Products. The Lead shall have the discretion after a full discussion at a JSC meeting to enter into licensing agreements under which (i) the royalties owed to the Third Party will not [*]; (ii) the upfront fees, milestones (including, without limitation, approval milestones), maintenance fees and other fees [*]; and (iii) under which [*].

(b) Agreement. Any in-licenses for the Collaboration for Patent and Know-How rights that do not comply with [*] Section 6.4 require the mutual agreement of both Parties, with both Parties having an affirmative obligation to act reasonably and in good faith with respect to the decision whether or not to in-license, and neither Party shall have final decision making authority with respect to whether the Collaboration or either Party shall obtain any such license.

(c) Accrual; Clarification. To the extent that any license fee, royalty or other payment obligation accrues under any license agreement between Nuvelo or Kirin and a Third Party entered into after the Effective Date or listed in Exhibit F that is necessary for and properly allocable to the manufacture, use, sale or importation of a Collaboration Compound or Collaboration Product, responsibility for such payments shall be shared by the Parties in proportion to their Shares solely to the extent accruing during and attributable to the Collaboration Period. If the JSC or Lead decides not to enter into a license and an enforcement action for infringement of intellectual property is brought against one or both of the Parties with respect to activities for which the Parties are Sharing, any costs and liabilities that arise shall be shared by the Parties by the proportion of their respective Shares during the Collaboration Period and shall be deemed to be a part of the Cost of Goods outside the Collaboration Period. All Patents and Know-How covered under any in-licenses pursuant to this Section 6.4 shall be deemed included in the Licensed Technology licensed pursuant to Article 6 solely to that extent that a grant of a sublicense to the applicable Patent or Know-How is permitted under the applicable Patent or Know-How license and would not trigger a payment to a Third Party (for example, a sublicensing fee or share of sublicensing revenues payment).

6.5 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party grants under its intellectual property (including without limitation Patents and Know-How) any license or right, express or implied, to the other Party.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

6.6 Sublicensing. During the Collaboration Period and any Opt-In Period (or Change of Control Period, if it applies) the Lead for any particular activity may grant sublicenses under the licenses to Licensed Technology granted under Sections 6.1 and 6.2, as applicable, for such activity (a) in accordance with Partnering Agreements in accordance with Sections 3.7 and 4.10; and (b) in accordance with a Service Agreement solely to perform its obligations under the applicable Development Plan and Budget or Commercialization Plan and Budget (as the case may be), and no other purpose. Outside of the Collaboration Period and the Opt-In Period (or Change of Control Period, if it applies) the Continuing Party may grant sublicenses under the licenses to Licensed Technology granted under Sections 6.1 and 6.2, as applicable, subject only to the terms and conditions of this Agreement including, by way of example but not limitation, Section 6.3.

6.7 Inclusion of Other Background Patents in the Collaboration. During the Collaboration Period, if a Party desires to include any Other Background Patent in the Collaboration that is not incorporated into the Collaboration by the Lead in accordance with the terms and conditions of Section 6.4 by virtue of in-licensing independently from a Third Party, the Party shall provide notice to the other Party setting forth a summary of the technology claimed by the Other Background Patent and any consideration owed to Third Parties if the technology claimed by such Other Background Patent were sublicensed to the Collaboration. Upon receipt of such notice (but only if provided during the Collaboration Period), the Parties shall negotiate in good faith to determine (i) whether to include the Other Background Patent in the Collaboration and (ii) the fees and royalties for a license to such Other Background Patent. The Parties may approach their decisions as to the terms of including any such Other Background Patent within the licenses of this Agreement in their sole discretions, except that for any Other Background Patent necessary to Develop or Commercialize a Collaboration Compound or Collaboration Product (as opposed to merely useful for such purpose), the Parties shall agree to commercially reasonable terms for such inclusion. The Parties shall set forth the financial terms of any such agreement that they reach in writing, including without limitation whether or not there will be any Sharing of fees to a Third Party or paid by the Continuing Party after the Collaboration Period. To avoid any doubt, a Party’s agreement under this Section 6.7 may not be compelled through any final say, even if the Lead wishes to include such Other Background Patent in the Collaboration. To avoid any doubt, this Section 6.7 applies to inclusion of Other Background Patents which are Controlled by a Party, other than due to an in-license taken in accordance with Section 6.4, and therefore does not limit the Lead’s rights to in-license from Third Parties under Section 6.4.

ARTICLE 7

COMPENSATION & COST ALLOCATION

7.1 Upfront Payment. Kirin shall pay to Nuvelo two million dollars ($2,000,000) within 14 days after the Effective Date by wire transfer of immediately available funds, net of any and all taxes, specifically including withholding taxes, duties or tariffs of any kind whatsoever, and specifically excluding income taxes on the payment.

7.2 Development Costs.

(a) Payment Upon Opt-Out. Except with respect to any Excess Development Cost in accordance with Section 7.2(c), if a Party opts out in accordance with Section 3.7(a)(i), opts out of a Partnered Territory, or worldwide, in accordance with Section 3.7(a)(ii), or opts out of a Partnered Territory in accordance with Section 3.7(a)(iii), the Opted-Out Party shall bear its Share of all Development Costs to carry out the Development Plan and Budgets pursuant to the annual budgeting process set forth in Sections 3.2 and 3.3, that are incurred before (but not after in the territory or Partnered Territory of which it opted-out) the opt-out becomes effective in accordance with Section 3.7. If a Party opts out on a country or territory basis in accordance with Section 4.12 or on a Partnered Territory basis, or worldwide in accordance with Section 3.7(a)(ii), or on a Partnered Territory basis in accordance with Section 3.7(a)(iii), such Party shall not Share Development Costs for the opted-out countries or territories or the Partnered Territory, as applicable, after such opt-out.

(b) Accounting.

(i) Quarterly. Within [*] calendar days after the end of each calendar quarter during the Collaboration Period, each Party shall submit to the other Party an accounting of all Development Costs, and Licensing Revenue, as applicable, accrued or determined on a cash basis in accordance with the Financial Appendix, by the reporting Party during that quarter, including reasonable detail demonstrating the specific basis for the costs and expenses included in the summary. The Lead Development Party shall on a quarterly basis during the Collaboration Period, within [*] calendar days after the foregoing report of Development Expenses from each Party is due (i.e. within [*] calendar days after the end of each calendar quarter) (if the other Party submitted its accounting report on time), prepare and submit to the other Party a reconciliation of the Development Costs of each Party, and provide for a balancing payment as follows:

(1) if for a particular calendar quarter the sum of Kirin’s Development Costs, if any, are greater than Kirin’s Share of the sum of Nuvelo’s and Kirin’s total Development Costs for that quarter, then Nuvelo shall send Kirin a payment by wire transfer of immediately available funds for the difference within [*] calendar days after Nuvelo sends its report to Kirin, if due; and

(2) if for a particular calendar quarter Nuvelo’s Development Costs, if any, are greater than Nuvelo’s Share of Kirin’s and Nuvelo’s total Development Costs for that quarter, Nuvelo shall send Kirin an invoice for an amount equal to the difference and Kirin shall remit to Nuvelo by wire transfer of immediately available funds the amount of such invoice within [*] calendar days after receiving such invoice.

(ii) Annual. In addition to the reports required under Section 7.2(b)(i), on or before December 31 of each year during the Collaboration Period, each Party shall submit to the other Party a report of its Development Costs in October and November of the 4th quarter of such year for informational purposes. This is intended to provide each Party with non-binding estimated figures to prepare for closing its books for the year.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(c) Development Budget Overruns and Excess Development Cost. The detailed description of Development Costs to be incurred in accordance with a Development Plan and Budget, plus a permitted overrun of [*] thereof, shall constitute the maximum Development Costs that may be included in the Sharing calculation for the year covered by such Development Plan and Budget in each calendar year. In addition, the Development Costs to be Shared during each clinical phase of Development as set forth in the Overall Plan shall not exceed [*] of the costs set forth in the Overall Plan for the applicable clinical phase of Development. If at any time during the Collaboration Period Nuvelo determines that the Development Costs to be incurred for a particular calendar year are expected to exceed either (i) the costs set forth in the Development Plan and Budget for such budget year by more than [*] or (ii) the costs set forth in the Overall Plan for the applicable clinical phase of Development by more than [*] (costs actually incurred above the initial [*] in either (i) or (ii) and solely to the extent they would, but for going over the Development Plan and Budget or the Overall Plan, as applicable, be included in Development Costs under the Financial Appendix to be referred to as “Excess Development Cost”), the Lead Development Party: (a) shall notify the other Party of the extent of the Excess Development Cost; (b) is solely responsible for the Excess Development Cost during the applicable budget year or clinical phase of Development; and (c) is entitled, to the extent Development Costs are less than the amount of the Development Costs budgeted in any subsequent budget year (so long as the budget for the subsequent budget year does not exceed the Development Costs to be Shared during the applicable clinical phase of Development as set forth in the Overall Plan) to recover the Excess Development Cost by treating the other Party’s Share of them as Development Costs in such subsequent budget year or years. Except as provided in clause (c) of the foregoing sentence, Excess Development Costs shall not be subject to Sharing.

(d) Accounting Disagreements. If a disagreement arises about any amount due under this Section 1.1, each Party shall promptly notify the other, and the Parties shall endeavor to promptly resolve such dispute. In no event shall the resolution of such dispute exceed 30 days. Until such dispute is resolved, the Lead Development Party shall report and each Party shall make all necessary payments excluding the disputed costs in accordance with this Section 1.1. Either Party may audit, in accordance with the procedures set forth in Section 7.9, the accuracy of the other Party’s submissions under this Section 1.1.

(e) Development Cost Reports for Opted-Out Party. If a Party Opts-Out in accordance with Section 3.7 and retains the ability to Opt-in in accordance with Section 3.7(b), the Continuing Party shall, during the Opt-In Period (or Change of Control Period, if it applies) provide a summary report of its Development Costs to the Opted-Out Party for informational purposes only, to permit such opted-out Party to monitor the price at which it has the right to opt back in pursuant to such Section 3.7.

(f) Reasonable Allocation. If a Party has opted out on a part-world basis in accordance with this Agreement (i.e., if a Party has opted out of a Partnered Territory but otherwise stayed in), then subsequent Development Costs must be reasonably apportioned between the Partnered Territory and the rest of the world and only those that are allocated to the rest of the world shall be Shared hereunder.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended..

7.3 Allowable Commercialization Expenses: Budget Overruns and Excess Commercialization Expenses. The detailed description of Allowable Commercialization Expenses to be incurred, as described in the Commercialization Plan and Budget, plus a permitted overrun of [*] thereof, shall constitute the maximum Allowable Commercialization Expenses that may be included in the Sharing calculation for the year covered by such Commercialization Plan and Budget. In addition, the maximum Allowable Commercialization Expenses that may be included in the Sharing calculation during the Initial Launch Period for Commercialization activities related to the launch of the Collaboration Product in the countries anticipated in Initial Launch Budget shall not exceed [*] of the Initial Launch Budget. If at any time while conducting the assigned activities in accordance with the Commercialization Plan and Budget, the Lead Marketing Party determines that the Allowable Commercialization Expenses to be incurred for a particular calendar year are expected to exceed the costs set forth in the Commercialization Plan and Budget for such budget year by more than [*] or exceed [*] of the costs for the initial launch activities set forth in the Initial Launch Budget during the Initial Launch Period (costs incurred above the initial [*] at would be Allowable Commercialization Expenses under the Financial Appendix but for going over the applicable budget to be referred to as “Excess Commercialization Expenses”), the Lead Marketing Party shall: (a) notify the other Party of the extent of the Excess Commercialization Expenses; (b) be solely responsible for the Excess Commercialization Expenses during the applicable budget year; and (c) be entitled, to the extent Allowable Commercialization Expenses are less than the amount of the Allowable Commercialization Expenses budgeted in any subsequent budget year, to recover the Excess Commercialization Expenses solely to the extent that these were not costs for initial launch activities in excess of [*] of the budget for such activities set forth in the Initial Launch Budget by treating the other Party’s Share of them as Allowable Commercialization Expenses in such subsequent budget year. Except as provided in clause (c) of the foregoing sentence, any Excess Commercialization Expenses shall not be subject to Sharing.

7.4 Product Profit(Loss) Allocation.

(a) Share of Product Profit(Loss) during Collaboration Period. Subject to the terms and conditions of this Agreement, each Party shall be entitled to, and be responsible for, its Share of all Product Profit(Loss) during, and only during, the Collaboration Period.

(b) Product Profit(Loss) Upon Opt-Out. Product Profit(Loss) Sharing does not apply: (a) if and while a Party remains opted-out in accordance with Section 3.7(a)(i); (b) for Product Profit(Loss) earned or incurred with respect to the Partnered Territory if a Party has opted-out under Section 3.7(a)(ii) or Section 3.7(a)(iii); or (c) for Product Profit(Loss) earned or incurred with respect to specific countries or territories where a Party has opted-out in accordance with Section 4.12.

(c) Accounting.

(i) Within [*] calendar days after the end of each calendar quarter following the first receipt of Collaboration Product Net Sales, the Lead Marketing Party for a particular country or territory shall report to the Non-Lead Net Sales, other revenue required to be included in Product Profit (Loss), including without limitation Licensing Revenue, under the Financial Appendix and Allowable Commercialization Expenses (with appropriate supporting

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended..

information) involved in the computation of Product Profit(Loss) and accrued during such quarter with respect to each such Collaboration Product in accordance with the Financial Appendix (and vice versa to the extent the Non-Lead has incurred any Allowable Commercialization Expenses or collected any revenues to be included in the calculation of Product Profit (Loss)) for each country. Such report shall present the computation of Product Profit(Loss) on an accrual basis of accounting in accordance with the Financial Appendix. Within [*] calendar days after receipt of such reports, the Lead Marketing Party shall prepare and submit to the other Party a statement of quarterly Product Profit(Loss), in a form mutually agreed by the Parties during discussions of the Initial Launch Budget, which shall in any event include a calculation of the equalization payment which is necessary to cause each Party’s participation in the Product Profit(Loss) for such quarter on an accrual basis in accordance with the Financial Appendix to be equal to such Party’s Share of such Product Profit(Loss) (the “Financial Statement”) and for such amount to be calculated on a country-by-country basis. The reports and equalization payments for the fourth quarter of the fiscal year may include reconciliations and year-end adjustments with respect to previous quarters. All payments required by this Section 7.4 shall be made within [*] calendar days after the submittal of the Financial Statement (i.e., within [*] calendar days after the quarterly calculation of the equalization payment is due). Either Party may audit, in accordance with the procedures set forth in Section 7.9, the accuracy of the other Party’s submissions pursuant to this Section 7.4. Product Profit(Loss) shall be calculated as more fully set forth in the Financial Appendix.

(ii) Annual. In addition to the reports required under Section 7.4(c)(i), on or before December 31 of each year during the Collaboration Period, each Party shall submit to the other Party a report of its Allowable Commercialization Expenses, Net Sales and Product Profit (Loss) (if any, in the case of Non-Lead) in October and November of the 4th quarter of such year, for informational purposes. This is intended to provide each Party with non-binding estimated figures to prepare for closing its books for the year.

7.5 Financial Elections in Relation to Partnering Agreements and Partnered Territories.

(a) Partnering during the Collaboration Period.

(i) Presentation of Partnering Agreement: Choice of Opting Out or Staying In; Financial Consequences.

(1) During Development. If the Lead Development Party enters into a Partnering Agreement during the Collaboration Period, the Lead Development Party shall (in accordance with and without limiting Section 4.10) provide a copy of the Partnering Agreement to the Non-Lead within 5 business days after such agreement is executed. The Non-Lead shall have [*] days from receipt of the final, executed Partnering Agreement to notify the Lead Development Party in writing whether it will: (A) opt out of the Collaboration in the Partnered Territory, or worldwide, in accordance with Section 3.7(a)(ii) and receive royalties on Net Sales in the Partnered Territory, or worldwide if the opt-out is worldwide, at a rate selected from the table set forth in Section 7.6(b) based on the stage of Development when such opt-out becomes effective, but subject to any additional reductions in the applicable royalty rate that apply under Sections 6.3(a), 7.6(d), 7.6(e) and 7.6(g) of this Agreement; or (B) continue as the

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended..

Non-Lead and continue to Share Development Costs and Licensing Revenue that the Lead receives during the Collaboration Period. If the Non-Lead fails to provide the Lead Development Party with written notice within the [*] day period, the Non-Lead is deemed to have elected to continue as the Non-Lead in accordance with clause (B).

(2) During Commercialization. If the Lead Marketing Party enters into a Partnering Agreement during the Collaboration Period, the Lead shall provide a copy of the Partnering Agreement to the Non-Lead promptly after such agreement is executed. The Non-Lead shall have [*] days, except as otherwise provided in Section 4.10(b)(iii), from receipt of the final, executed Partnering Agreement to notify the Lead in writing whether it will: (A) opt out of the Collaboration in the Partnered Territory or on a worldwide basis in accordance with Section 3.7(a)(ii) and receive royalties on Net Sales in the Partnered Territory or worldwide, if the opt-out is worldwide, excluding any country from which it has opted-out under Section 4.12, at a rate selected from the table set forth in Section 7.6(b) based on the stage of Development when such opt-out becomes effective, but subject to any applicable further reductions in the applicable royalty rate that apply under Sections 6.3(a), 7.6(d), 7.6(e) and 7.6(g) of this Agreement; or (B) continue as the Non-Lead and continue to be responsible for its Share of the Product Profit(Loss) during the Collaboration Period. If the Non-Lead fails to provide the Lead Development Party with written notice within the [*] day period, the Non-Lead is deemed to have elected to continue as the Non-Lead in accordance with clause (B).

(ii) Later Opt-Out of a Partnering Agreement. If the Non-Lead elected to remain the Non-Lead after the execution of a Partnering Agreement pursuant to Section 7.5(a)(i), the Non-Lead may subsequently opt out of the Partnered Territory in accordance with Section 3.7(a)(iii). Upon the effective date of the opt-out of the Partnered Territory in accordance with Section 3.7(a)(iii), the Opted-Out Party shall no longer Share Development Costs, Licensing Revenue or the Profit(Loss), as applicable, in the Partnered Territory but shall instead receive royalties on Net Sales in the Partnered Territory, excluding any country from which it has opted-out under Section 4.12, at a royalty rate equal to [*] the royalty rate selected from the table in Section 7.6(b) based on the stage of Development when the Non-Lead opts out under this Section 7.5(a)(ii), but subject to any additional reductions in the applicable royalty rate that apply under Sections 6.3(a), 7.6(d), 7.6(e) and 7.6(g) of this Agreement. If the Party does not Opt-Out on a worldwide basis but only in the Partnered Territory, in the territories outside the Partnered Territory the Party shall continue as the Non-Lead and receive the compensation due to it under this Agreement as the Non-Lead in the territories outside the Partnered Territory.

(b) Partnering Agreements, No Election while Opted-Out. If a Party has opted out under Section 3.7(a)(i) and remains opted out at the time the Lead executes a Partnering Agreement, then in accordance with Section 3.7(a)(iii), the Opted-Out Party shall have no right to opt back in with respect to the Partnered Territory, and shall be paid royalties in accordance with Section 7.6(a)(i).

(c) Accounting. Within [*] calendar days after the end of each calendar quarter during the Collaboration Period following the first receipt of Licensing Revenue in accordance with a Partnering Agreement, the Lead Marketing Party shall report to the Non-Lead the Licensing Revenue (with appropriate supporting information) paid to the Lead during such

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended..

quarter under the Partnering Agreement. Such report shall present the computation of Licensing Revenue paid to the Lead. Within [*] calendar days after submittal of such report to the Non-Lead, the Lead Marketing Party shall prepare and submit to the Non-Lead a statement of quarterly Licensing Revenue that is required to be Shared with the Non-Lead in accordance with this Section 7.5, in a form mutually agreed by the Parties during discussions of the Initial Launch Budget. All payments required by this Section 7.5 shall be made within [*] calendar days after the submittal to the Non-Lead of the statement of Licensing Revenue that is required to be Shared. Either Party may audit, in accordance with the procedures set forth in Section 7.9, the accuracy of the other Party’s submissions pursuant to this Section 7.5. Licensing Revenue shall be calculated as more fully set forth in the Financial Appendix.

7.6 Payment and Funding Options for an Opted-Out Party.

(a) Royalties Payable to an Opted-Out Party. Royalties payable upon the opt-out of a Partnered Territory are addressed in Section 7.5.

(i) Opt-Out on a Worldwide Basis. If a Party has opted out and remains opted out in accordance with Section 3.7(a)(i), then the Opted-Out Party is entitled to be paid royalties on Net Sales of the Collaboration Product worldwide at a royalty rate selected in accordance with the table set forth in Section 7.6(b) below, based upon the effective date of the opt-out (or effective date of termination, for those territories in which the Party has not already opted-out, for the purpose of Section 11.3(b)), but subject to any additional reductions in the applicable royalty rate that apply under Sections 6.3(a), 7.6(d), 7.6(e) and 7.6(g) of this Agreement.

(ii) Opt-Out Worldwide After Opt-Out of Partnered Territory. If a Party has Opted-Out of a Partnered Territory in accordance with Section 3.7(a)(ii) or Section 3.7(a)(iii) and subsequently opts out with respect to the remaining territory (the portion of the world outside the Partnered Territory) in accordance with Section 3.7(a)(i), then the Continuing Party shall pay the Opted-Out Party a royalty on Net Sales in such remaining territory at a royalty rate selected in accordance with the table set forth in Section 7.6(b) based on the stage of Development at the time the Party opted-out of the remaining territory in accordance with Section 3.7(a)(i), but subject to any additional reductions in the applicable royalty rate that apply under Sections 6.3(a), 7.6(d), 7.6(e) and 7.6(g) of this Agreement.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended..

(b) Royalty Table

The Party’s opt-out becomes effective during:	Royalty rate if Nuvelo opted out	Royalty rate if Kirin opted out
Preclinical Development	[*]% of Net Sales	[*]% of Net Sales

After Preclinical Development but before Commencement of Phase 3 Trials	[*]% of Net Sales	[*]% of Net Sales

Commencement of Phase 3 Trials and beyond	[*]% of Net Sales	[*]% of Net Sales

(c) Royalty Term. If a Party is entitled to a royalty under this Agreement, the term during which any royalties under this Agreement are due extends, on a country-by-country basis, from first commercial sale of a Collaboration Product until the later of: (a) [*] years from first commercial sale, and (b) the expiration date of the last Valid Claim (defined in the next sentence) Controlled by either of the Parties that but for a license of the scope granted under this Agreement, would be infringed by, or if pending would be infringed by if issued, the manufacture, use or sale by a Third Party of the Collaboration Product in the country of manufacture, use, or sale (i.e., that a Party owns (jointly or solely) the relevant Valid Claim shall not obviate nor extinguish the royalty obligation under this Agreement) (such quality of being infringed by an unlicensed Third Party’s activities, evaluated as just described, is what “covering” means as used in this Section 7.6, with “covered by” and “cover” having a correlative meaning). “Valid Claim” means a claim of a Patent within the Licensed Technology that: (i) in the case of a pending claim, is being prosecuted, has been pending for no more than [*] and has not been permanently abandoned or permanently permitted to lapse, and (ii) in the case of an issued claim, has not expired or been held invalid or unenforceable in a final binding court decision from which no appeal can be or is taken.

(d) Reduced Know-How License Royalty. The royalty rates set forth in the Agreement, as applicable to a Party in accordance with this Agreement, shall be reduced by [*] on a country-by-country basis at any time there is no Valid Claim in effect that is owned or Controlled by the royalty-receiving Party or its sublicensee, or licensed to the royalty-paying Party by the royalty-receiving Party, covering the manufacture, use or sale of the Collaboration Product in such country. Unless the Collaboration Product is covered by a Valid Claim in the applicable country, no royalties shall be payable under this Agreement in any country for the Collaboration Product after the [*] of the first commercial sale of the Collaboration Product in that country.

(e) Royalty Stacking Offset. A Party is entitled to offset against any royalty due under this Agreement, in respect of Net Sales in any calendar quarter, [*] of any royalties paid by such Party to a Third Party on net sales of Collaboration Products in such calendar quarter for a license from such Third Party under a patent covering the Collaboration Product (but excluding payments not attributable to the portion of a Combination Product that is a Collaboration Compound or Collaboration Product); provided, however, that this offset shall not reduce the royalty payable hereunder in respect of Net Sales in such calendar quarter to less than [*] of the royalty that would otherwise be due under this Agreement.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended..

(f) Royalty Report and Payment. Commencing with the calendar quarter in which the first commercial sale of a Collaboration Product by the Lead Marketing Party or its licensees or sublicensees occurs, the Lead Marketing Party or its licensees or sublicensees making such sales shall make quarterly written reports to the other Party within [*] days after the end of each calendar quarter (the “Royalty Period”), stating in each such report, by country, the number, description and aggregate Net Sales in U.S. dollars of Collaboration Products sold during such Royalty Period by the Lead Marketing Party and its licensees or sublicensees, respectively. The report shall also show: (1) the calculation of Net Sales made by the Lead Marketing Party and the royalty payments due to the other Party on such Net Sales for such royalty period; (2) the calculation of Net Sales made by the Lead Marketing Party’s licensees or sublicensees and the royalty payments due to the other Party on such licensee or sublicensee Net Sales for such royalty period; (3) the amount of taxes, if any, withheld to comply with applicable law; and (4) the exchange rates used in calculating the payments due to the other Party, which exchange rates shall comply with Section 7.7(c) below. Simultaneously with the delivery of each such report, except during the Collaboration Period for an applicable country or territory (see accounting Section 7.4(c)), the Lead Marketing Party shall pay to the other Party the total royalties, if any, due to the other Party for such Royalty Period. If no royalties are due, the Lead Marketing Party shall so report.

(g) Combination Products. Solely for the purpose of calculating Net Sales of royalty-bearing (not profit-sharing) Collaboration Products, if the Lead Marketing Party or its Affiliate, or a licensee or sublicense, sells such a Collaboration Product in the form of a combination product containing any such Collaboration Product and one or more active ingredients with separate, independent functionality (besides the Collaboration Compound contained therein) or a specialized delivery device (whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price) (a “Combination Product”), Net Sales of such Combination Product for the purpose of determining the royalty due to the other Party under this Agreement will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the invoice price of such Collaboration Product if sold separately, and B is the total invoice price of the other active ingredient(s) or the delivery device in the combination if sold separately. If, on a country-by-country basis, such other active ingredient or ingredients or delivery device in the Combination Product are not sold separately in such country, but the Collaboration Product component of the Combination Product is sold separately in such country, Net Sales for the purpose of determining royalties due to the other Party under this Agreement for the Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/C where A is the invoice price of such Collaboration Product component if sold separately, and C is the invoice price of the Combination Product. If, on a country-by-country basis, such Collaboration Product component is not sold separately in such country, Net Sales for the purposes of determining royalties due to the other Party under this Agreement for the Combination Product shall be D/(D+E) where D is the fair market value of the portion of the Combination Product that contains the Collaboration Product and E is the fair market value of the portion of the Combination Product containing the other active ingredient(s) or delivery device included in such Combination Product as such fair market values are determined by mutual agreement of the Parties.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended..

7.7 Payment and Currency.

(a) Payment Method. All payments due under this Agreement to either Party shall be made by bank wire transfer in immediately available funds to an account designated by the receiving Party. All payments hereunder shall be made in U.S. dollars.

(b) Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties and profits arising from sales made in that country shall be paid to the receiving Party in the country in local currency by deposit in a local bank designated by the receiving Party, unless the Parties otherwise agree.

(c) Foreign Exchange. Conversion of sales recorded in local currencies to U.S. dollars will be performed using an exchange rate for conversion of the foreign currency into U.S. dollars calculated using the arithmetic average of the exchange rate quoted for current transactions for buying U.S. dollars on the last business day of each month in the applicable calendar quarter of such sales, as reported in The Wall Street Journal.

7.8 Taxes. Except as otherwise expressly provided in this Agreement in Section 7.1 with respect to not withholding from the upfront payment, each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. Except as otherwise expressly provided in this Agreement in Section 7.1, if laws or regulations require that taxes be withheld, the paying Party will: (a) deduct those taxes from the remittable payment; (b) pay the taxes to the proper taxing authority; and (c) send evidence of the obligation together with proof of tax payment to the receiving Party within 30 calendar days following that tax payment.

7.9 Records; Audits. Both Parties shall keep complete, true and accurate books of accounts and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least 5 years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such 5 year period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, during normal business hours upon at least 14 days prior written notice. If any errors that if corrected would favor the inspecting Party are discovered in the course of such inspection, then within 30 days after its receipt of the inspection report, the inspected Party shall pay the inspecting Party those amounts (plus interest equal to the Prime Lending Rate as published in the Wall Street Journal on the day preceding the inspection plus [*]; provided, however, that in no event shall such rate exceed the maximum annual interest rate permitted under applicable law) that the inspecting Party would have received in the absence of such errors. Inspections conducted under this Section 7.9 shall be at the expense of the inspecting Party, unless a variation or error that if corrected would favor the inspecting Party exceeding 5% of the amount stated for any year covered by the inspection is established in the course of such inspection, whereupon all costs relating to the inspection for such period will be paid promptly by the inspected Party. To avoid any doubt and without limiting the Parties’ rights with respect to other audits under this Section 7.9, when the Lead opts to manufacture and supply the Collaboration Product itself as set

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended..

forth in Sections 5.1 and 5.2(a), this Section 7.9 shall apply to books of account and record relating to the Manufacturing Costs of the Lead solely for the purpose of determining payments to be made under this Agreement.

7.10 Late Payment. Except as provided in Section 7.9, any sums not paid when due under this Agreement shall automatically accrue interest from the date when due until actually paid at a rate of [*] per annum above the Prime Lending Rate as published in the Wall Street Journal for the date that the sum was due (or the immediately preceding business day if such date is not on a business day); provided, however, that in no event shall such rate exceed the maximum annual interest rate permitted under applicable law.

ARTICLE 8

INFORMATION, INVENTIONS AND INTELLECTUAL PROPERTY

8.1 Ownership.

(a) Collaboration Inventions. Collaboration Inventions and Collaboration Patents shall be jointly owned regardless of inventorship, with such joint ownership to be in accordance with the joint ownership rights United States patent law affords to co-inventors. Accordingly, each Party may exploit or grant licenses under Collaboration Inventions and any Collaboration Patents without the consent of the other Party or a duty of accounting to the other Party, except as otherwise expressly specified in this Agreement, including, without limitation, through the licenses granted pursuant to, and other obligations set forth in, Article 6, the obligations and rights set forth in Article 11, and the cost and profit sharing, royalties, and associated accounting set forth in Article 7.

(b) Collaboration Know-How. All Collaboration Know-How shall be jointly owned regardless of inventorship, in accordance with the joint ownership rights United States patent law affords co-inventors. Accordingly, each Party may exploit or grant licenses under the Collaboration Know-How without the consent of the other Party or a duty of accounting to the other Party, except as otherwise expressly specified in this Agreement, including, without limitation, through the licenses granted pursuant to, and other obligations set forth in, Article 6, the obligations and rights set forth in Article 11, and the cost and profit sharing, royalties, and associated accounting set forth in Article 7.

(c) Joint Other Inventions. Joint Other Inventions and Joint Other Patents shall be jointly owned regardless of inventorship, with such joint ownership to be in accordance with the joint ownership rights United States patent law affords co-inventors. Accordingly, each Party may exploit or grant licenses under Joint Other Inventions and any Joint Other Patents claiming such Joint Other Inventions without the consent of the other Party, and without a duty of accounting to the other Party.

(d) Joint Other Know-How. Other than Collaboration Know-How, Partner Know-How, and Service Know-How, any Know-How developed during the Collaboration Period or, if and only if there is a subsequent opt-in in accordance with Section 3.7, during the Opt-In Period (or the Change of Control Period, if it applies) shall be jointly owned regardless of

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended..

inventorship, with such joint ownership to be in accordance with the joint ownership rights United States patent law affords co-inventors (“Joint Know-How”). Accordingly, each Party may exploit or grant licenses under Joint Know-How without the consent of the other Party, and without a duty of accounting to the other Party. However, the Parties further agree that prior to disclosing any Joint Know-How (other than in confidence pursuant to confidentiality and non-use restrictions at least as stringent as those set forth in Article 9), they shall confer with each other and consider the other Party’s comments whether the disclosure should be made.

(e) Assignment. Each Party hereby assigns its interest in the Collaboration Inventions, Collaboration Patents, Collaboration Know-How, Joint Other Inventions and Joint Other Know-How referenced in Sections 8.1(a)-(d) to the other Party as necessary to achieve the joint ownership provided for above in Sections 8.1(a)-(d) and agrees to execute and deliver all documents reasonably required to effectuate and record such assignment or perfect the rights assigned.

(f) Employees and Agents. A Party shall only use employees, consultants and other agents in its performance of the Collaboration who are under a binding obligation to assign to the Party Collaboration Inventions, Collaboration Patents, Collaboration Know-How, Joint Other Inventions and Joint Other Patents. Each such employee, consultant or agent shall be obligated to execute and deliver any documents and instruments reasonably necessary to evidence or record assignment to the Party, or to enforce rights in the assigned intellectual property against Third Parties.

(g) Solely-Owned and Controlled Patents and Inventions: Original Nuvelo Patent, Other Background Patent and Outside Formulation and Manufacture-Specific Patent. Except as otherwise set forth in this Article 8, any inventions conceived and reduced to practice, or Controlled by a Party before the Prior Collaboration and inventions conceived and reduced to practice or Controlled—other than under the Collaboration during the Collaboration Period or the Opt-In Period (or Change of Control Period, if it applies) so long as there is a subsequent opt-in in accordance with Section 3.7—shall be owned in accordance with United States laws of inventorship and its owner(s) is entitled to file, prosecute, maintain, defend and enforce any intellectual property covering or claiming any such invention in its own name, at. its own cost and expense, and for its own benefit, unless otherwise expressly provided in this Agreement or otherwise agreed in writing by the Parties. This Section 8.1(g) does not apply to Collaboration Inventions, Collaboration Know-How, Collaboration Patents, Service Inventions and any Patents that claim them, Partner Inventions and any Patents that claim them, Service Know-How or Partner Know-How. This Section 8.1(g) applies to Original Nuvelo Patents and Other Background Patents, except that costs and expenses for Original Nuvelo Patents and Other Background Patents incorporated into the Collaboration in accordance with Section 6.7 are Patent Costs and these Patents are subject to the limitations placed upon Licensed Technology under this Agreement. This Section 8.1(g) applies to Outside Formulation and Manufacture-Specific Patent, and any Outside Formulation and Manufacture-Specific Patent is subject to the limitations placed upon Licensed Technology under this Agreement.

(h) Partner Inventions, Service Inventions and Third Party Partner and Service Know-How. Partner Inventions, Service Inventions, Partner Know-How and Service Know-How shall be owned, and any Patents that claim any such Partner Invention, Service Invention, shall be filed, maintained, prosecuted, enforced, defended and owned in accordance with the terms and conditions of the applicable Partner Agreement or Service Agreement. The Lead shall obtain, [*], the ability to sublicense if licensed to the Lead, or to license if owned by the Lead, to the Non-Lead, the right to Develop, make, have made, use, sell, offer for sale or import any Collaboration Compound or Collaboration Product under any Partner Invention, Service Invention, Partner Know-How or Service Know-How conceived or reduced to practice during the Collaboration Period, and during any Opt-In Period (or any Change of Control Period, if it applies) if and only if there is a subsequent opt-in in accordance with Section 3.7, that claims the composition, use, formulation or method of manufacture of a Collaboration Compound or Collaboration Product.

8.2 Disclosure. Each Party shall submit a written report to the JSC within 30 days after the end of each quarter describing any and all Collaboration Inventions or Joint Other Inventions arising during the prior quarter in the course the Collaboration, which it believes may be patentable.

8.3 Patent Prosecution and Maintenance.

(a) Prior Collaboration 17206 Patents, Collaboration Patents and Collaboration Inventions. As of the Effective Date with respect to Prior Collaboration 17206 Patents and after receiving the disclosure of Collaboration Inventions from the Parties pursuant to Section 8.2, the JSC shall determine and implement a patent strategy with respect to the Prior Collaboration 17206 Patents and the Collaboration Inventions. With respect to all Collaboration Inventions for which the JSC determines patent protection should be sought, Outside Method of Use and Composition Patents, and all Prior Collaboration 17206 Patents, the applicable Lead or Non-Removed Party shall direct, and the Parties shall cooperate in, the preparation, filing and prosecution of Collaboration Patents and Prior Collaboration 17206 Patents, and the Parties shall discuss and agree, with any agreement not to be unreasonably withheld, on the content and form of relevant patent applications and any other relevant related matters before such applications are made. Each Party shall in good faith consider any comments from the other Party regarding steps to strengthen Collaboration Patents and Prior Collaboration 17206 Patents. The Lead or Non-Removed Party shall be responsible to file each PCT application and first priority document for all Collaboration Patents and Prior Collaboration 17206 Patents; provided, however, that Kirin shall prepare each PCT and Japanese first priority document for any Collaboration Patent that claims solely Collaboration Inventions developed solely by one or more employees, agents or contractors of Kirin in Japan (“Kirin Collaboration Invention”), regardless of whether Kirin has Lead or Non-Lead status at the time, and subject to the procedures and rights of Nuvelo set forth in the remainder of this Section 8.3(a). Once Kirin has promptly prepared the Patent filing for such Kirin Collaboration Invention, Kirin will share the document with Nuvelo, and the Parties’ will discuss and agree as to the content and form of the filing for the Kirin Collaboration Invention. If the Parties cannot agree, the matter may be escalated to the JSC level through a special JSC meeting to be held within 5 business days of such disagreement arising. If the Parties cannot agree at this meeting, then Nuvelo shall have the right to make the final decision regarding the applicable filing for the applicable Kirin Collaboration Invention. Once a PCT

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

application enters the national stage, regardless of which Party files the PCT, the Lead Marketing Party within each jurisdiction shall be considered the “Lead Patent Party” for Collaboration Patents within such jurisdiction. The Lead Patent Party shall be responsible for filing any and all applications to be filed in an individual nation and provide copies to the other Party of all Collaboration Patent and Prior Collaboration 17206 Patent filings and communications to or from all patent offices with the opportunity for the other Party to comment on all such filings and communications in advance.

(b) Abandonment of Collaboration Patents and Prior Collaboration 17206 Patents. If the Lead Patent Party elects not to prosecute or maintain a patent application or patent with respect to a particular Collaboration Patent or Prior Collaboration 17206 Patent in a particular country or jurisdiction for strategic patenting reasons, the Lead Patent Party shall provide prompt notice thereof and a summary explanation of the basis for its decision to the other Party and the other Party may elect to prosecute and maintain such patent application or patent at its sole discretion and expense so long as it is reasonable to do so, and all rights in such patent application or patent shall be assigned to such other Party, excluding licenses granted and effective under this Agreement; provided, however, that the other Party shall be reimbursed for its Share of the expenses during the Collaboration Period to the extent that such Patent is (i) listed in the FDA’s Orange Book entry for any Collaboration Product or (ii) enforced against an alleged infringer as set forth in Section 8.4. The Non-Lead may choose at any time to assign any and all of its rights in a particular Collaboration Patent or Prior Collaboration 17206 Patent to the Lead Patent Party, and upon completion of the assignment, the Lead Patent Party is entitled to prosecute, maintain, enforce and defend such Collaboration Patent or Prior Collaboration 17206 Patent, in its sole name and at its cost and expense, without any obligation to the Non-Lead. The Non-Lead is responsible for its Share of Patent Costs that accrue before the assignment becomes effective. Such assignment shall take place in a timely manner to enable the non-assigning Party to meet any external requirement concerning prosecution matters.

(c) Joint Other Inventions. The Parties shall mutually agree whether to file, prosecute and maintain a patent application for any Joint Other Invention and, if so, which Party shall be responsible for the filing, prosecution and maintenance of Joint Other Patents claiming such Joint Other Invention. Such responsible Party shall provide the other Party with: (i) drafts of any new patent application that covers such Joint Other Invention before filing that application, allowing reasonable time for review and comment by the other Party; and (ii) copies of all correspondence from any and all Patent offices concerning any Patents claiming a Joint Other Invention and an opportunity to comment on any proposed responses, voluntary amendments and submissions of any kind to be made to any and all such Patent offices. The Parties shall share equally in the costs of preparation, filing, prosecution, and maintenance of Joint Other Patents. Either Party may choose at any time to assign all its rights in such Joint Other Patent to the other Party and upon the effectiveness of the assignment the prosecution and maintenance of such Joint Other Patent shall be at the discretion and sole cost of such other Party. The assigning Party is responsible for any costs accrued before the effectiveness of the assignment. Such assignment shall take place in a timely manner to enable the non-assigning Party to meet any external requirement concerning prosecution matters and paying such costs.

8.4 Enforcement of Patents During the Collaboration Period.

(a) Notice. If either Party believes, that a Third Party is infringing a Joint Other Patent, a Collaboration Patent, a Prior Collaboration 17206 Patent, an Outside Formulation and Manufacture-Specific Patent, or an Original Nuvelo Patent, misappropriating Collaboration Know-How, or has filed an action for declaratory judgment that a Joint Other Patent, Prior Collaboration 17206 Patent, a Collaboration Patent, an Outside Formulation and Manufacture-Specific Patent, or an Original Nuvelo Patent is not infringed or is invalid or unenforceable in a particular country or territory, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim and the related facts in reasonable detail.

(b) Enforcement During Collaboration. As soon as reasonably practical after the receipt of such notice during the Collaboration Period for the applicable territory or country the JSC shall meet to consider the appropriate course with respect to such infringement, misappropriation or action for declaratory relief to the extent concerning a Collaboration Patent, Joint Other Patent, Prior Collaboration 17206 Patent, Outside Formulation and Manufacture-Specific Patent or Original Nuvelo Patent or activities that are competitive with the Parties’ activities hereunder. Such actions may include, but are not limited to, bringing an action, suit, or other proceeding to prevent or eliminate the infringement, misappropriation, or declaratory action. At such meeting, or at such later time as may be agreed by the Parties, each Party shall provide notice to the JSC of its intent to participate as a party to such suit, action or proceeding (and each Party electing to be a party to such suit, action or proceeding shall be a “Litigating Party”). Where both Parties elect to participate in such suit, action or proceeding, the Lead Marketing Party for such jurisdiction shall be the lead litigating party (“Lead Litigating Party”). Where only one Party elects to participate in such suit, action or proceeding, such Party shall be the Lead Litigating Party. The Lead Litigating Party shall control the prosecution and settlement of such suit, action or proceeding and shall select and engage legal counsel reasonably acceptable to the other Litigating Party (if the other Party is a Litigating Party); provided, however, that the Lead Litigating Party shall not settle such suit action or proceeding in a manner that materially affects the rights of the other Party without the other Party’s written consent, not to be unreasonably withheld. The other Litigating Party (if any) may engage separate legal counsel to represent it with respect to such suit, action, or proceeding at such other Litigating Party’s expense. Each Party, whether a Litigating Party or not, agrees to cooperate with the Lead Litigating Party at the expense of the Litigating Parties, including without limitation joining as a party to such suit, action or proceeding, if necessary to maintain standing or to claim damages.

(c) Sharing of Costs and Awards. All costs and expenses of, and all amounts awarded as damages, profits, or otherwise in connection with any action pursuant to Section 8.4(b) above during the Collaboration Period for the applicable territories or countries, shall be shared by the Parties in accordance with their respective Shares.

(d) Subordination. For clarity, the Parties agree that the rights of each Party to enforce claims of infringement with respect to a Collaboration Compound or Collaboration Product may be made subordinate to a subsequent Partnering Agreement if such Collaboration Compound or Collaboration Product is commercialized by Partnered Commercialization. Any

(e) enforcement award received by a Party pursuant to a Partnering Agreement shall be included in the Product Profit (Loss) calculations in this Agreement during the Collaboration Period.

8.5 Other Enforcement.

(a) Notwithstanding Section 8.4, if one Party has opted out of Development and Commercialization pursuant to Section 3.7(a)(i), or opted-out on a territory by territory basis in accordance with Section 4.12, Section 3.7(a)(ii) or Section 3.7(a)(iii), or the Agreement has terminated in accordance with Article 11, the Non-Removed Party shall have the first right, but not an obligation, to institute, prosecute and control, using counsel of the Non-Removed Party’s choice, any suit, action or proceeding with respect to such infringement, misappropriation or action for declaratory relief to the extent regarding any Joint Other Patent, Collaboration Patent, Prior Collaboration 17206 Patent, Outside Formulation and Manufacture-Specific Patent, or Original Nuvelo Patent, specifically subject to Section 8.5(b). If the Non-Removed Party initiates any such suit, action or proceeding, the other Party agrees to be joined as a party plaintiff if required by law in order for the Non-Removed Party to initiate and prosecute such action or proceeding, and to provide the continuing Party, at the Non-Removed Party’s sole cost and expense, reasonable assistance and authority to initiate and prosecute such action or proceeding. If the Non-Removed Party fails to institute an action or proceeding with respect to such infringement, misappropriation, or action for declaratory relief within a period of one-hundred-twenty (120) days after notice of such, and fails thereafter to prosecute such suit, action or proceeding, the other Party shall have the right, but not the obligation, to institute and/or prosecute and control an action or proceeding in its name with respect to such infringement, misappropriation or action for declaratory relief by counsel of the other Party’s choice. If the other Party institutes any such action or proceeding, the first Party agrees to be joined as a party plaintiff if necessary for the other Party to institute and prosecute such suit, action or proceeding, and to give the other Party reasonable assistance and authority to institute and prosecute such action or proceeding. Any amounts recovered in such suit, action or proceeding by either the first Party or the other Party shall (i) be used first to reimburse the enforcing Party, for the costs and expenses reasonably incurred in connection with such suit, action or proceeding (including attorneys and expert fees) and (ii) after such reimbursement, the remainder, if any, shall be divided [*] to the enforcing Party and [*] to non-enforcing Party. Any expenses incurred by the Non-Removed Party that are not reimbursed to the Non-Removed Party through amounts recovered in the suit, action or proceeding, are deemed to be Development Expenses for the applicable countries or territories for the purposes of the calculation of the Opt-In Fee.

(b) A Party’s suit hereunder shall be limited to infringement that is competitive with the Development and/or Commercialization of Collaboration Compounds and/or Collaboration Products.

8.6 Defense of Third Party Claims.

(a) If, during the Collaboration Period and any Opt-In Period or (if it applies) any Change of Control Period, a Third Party asserts that a Patent or other right owned by it is infringed or misappropriated by the manufacture, import, use, sale or offer for sale of any Collaboration Compound or Collaboration Product, the Party first obtaining knowledge of such a

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

claim shall immediately provide the other Party with notice of such claim and the related facts in reasonable detail. The Lead Marketing Party shall determine how to best control the defense of any such claim, and the Parties may enter into a subsequent agreement governing such defense. The Non-Lead always has the right to defend itself at its cost and expense if it disagrees with the Lead’s strategy. If the Parties are conducting the defense in a manner specified by the Lead Marketing Party, or the Parties are defending themselves as provided for in a joint agreement entered into at the time, then all costs, liabilities and proceeds associated with the defense of a given claim with respect to a Collaboration Compound or Collaboration Product shall be treated as Development Costs if they occur during Development, and Allowable Commercialization Expenses if they occur during Commercialization. During the Collaboration Period and any Opt-In Period, neither Party shall enter into a settlement agreement with such Third Party that is materially adverse to the rights of the other Party under this Agreement without the written consent of the other Party.

(b) If during a period outside the Collaboration Period and any Opt-In Period a Third Party asserts that a Patent or other right owned by it is infringed or misappropriated by the manufacture, import, use, sale or offer for sale of any Collaboration Compound or Collaboration Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party with notice of such claim and the related facts in reasonable detail. Each Party shall have the right, but not the obligation, to defend itself with respect to such claims. In this case, each Party shall bear all costs incurred by it in association with such defense. Any final settlement or damage awards that shall be paid to such Third Party shall be borne by the Parties as determined in the applicable award or settlement, but neither Party shall enter into a settlement agreement with such Third Party that is materially adverse to the rights or commercial interests of the other Party under this Agreement without the written consent of the other Party.

ARTICLE 9

CONFIDENTIALITY

9.1 Nondisclosure of Confidential Information. Unless otherwise expressly provided in this Agreement, all Information and Know-How disclosed by one Party to the other Party pursuant to this Agreement that is marked or otherwise identified at the time of disclosure as “confidential” or “proprietary” shall be “Confidential Information” of the disclosing Party. Confidential Information also includes all Information and Know-How developed by either Party in carrying out this Agreement and disclosed (a) to the other Party, (b) disclosed in discussions or (c) learned by a Party from the other hereunder through observation. Confidential Information also includes all Information and Know-How disclosed by either Party under the Prior Collaboration to the extent that such Information disclosed under the Prior Collaboration relates to a Collaboration Compound (“Prior Collaboration Confidential Information”), which Prior Collaboration shall be superseded by the signing of this Agreement with respect to the Prior Collaboration Confidential Information, in accordance with Section 15.1. The Parties agree that during the Term, and for a period of [*] thereafter, a Party receiving Confidential Information of the other Party will: (i) maintain in confidence such Confidential Information to the same extent such Party maintains its own proprietary information of similar kind and value; (ii) not disclose

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

such Confidential Information to any Third Party without prior written consent of the disclosing Party, except for disclosures made to any Third Party in accordance with Section 9.3(b); and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement or for the purpose of exercising such Party’s rights and performing such Party’s obligations under this Agreement.

9.2 Exceptions. The obligations in Section 9.1 shall not apply to Information that the receiving Party can show by competent contemporaneous written proof:

(a) Was or becomes available to the public other than through an act or omission by the receiving Party in breach of this Agreement;

(b) Was known to the receiving Party, without obligation to keep it confidential, before disclosure of the Confidential Information by the disclosing Party;

(c) Is subsequently disclosed to the receiving Party with no obligation to keep it confidential by a Third Party lawfully in possession thereof not under an obligation to keep it confidential; or

(d) Has been independently developed by and employee, contractor or agent of the receiving Party without the knowledge, application or use of the Confidential Information.

9.3 Authorized Disclosure.

(a) A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(i) Filing or prosecuting Patents as contemplated under this Agreement;

(ii) Regulatory Documentation;

(iii) Prosecuting or defending litigation solely to the extent required by applicable law; and

(iv) Complying with applicable governmental laws rules, and regulations; provided, however, that in the event of any such anticipated disclosure of the disclosing Party’s Confidential Information by the receiving Party, the receiving Party shall, except where impracticable and except as provided in Section 9.3(c), give reasonable advanced notice to the disclosing Party of such disclosure requirement so that the disclosing Party may seek confidential treatment, a protective order and/or other appropriate remedy and the receiving Party shall reasonably cooperate to assist the disclosing Party in seeking such protection.

(b) A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in connection with the performance of this Agreement, to Affiliates and actual or prospective licensees, sublicensees, Third Party Partners, contractors, research collaborators, employees, consultants, or agents, each of whom before disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9. The Lead Marketing Party and its sublicensees may also disclose publicly clinical data for use in connection with the marketing of Collaboration Products in accordance with the customary practice of the pharmaceutical industry.

(c) The Parties acknowledge that the terms of this Agreement shall be treated as Confidential Information of both Parties. Such terms may be disclosed by a Party under reasonable obligations and/or assurances of confidentiality to investment bankers, investors, and potential investors, lenders and potential lenders and other sources and other potential sources of financing. Such terms may be disclosed by a Party under binding contractual obligations of confidentiality no less stringent than the confidentiality obligations contained herein, provided that the term of such contractual obligations of confidentiality may be [*], to licensees and potential licensees, acquirer or merger partners and potential acquirer or merger partners. In addition, a copy of this Agreement may be filed by either Party with the Securities and Exchange Commission if such filing is required by law or regulation. In connection with any such filing, the Party making such filing shall use commercially reasonable efforts to obtain confidential treatment of economic and trade secret information, and, unless impractical due to the speed with which any such disclosure must be made, shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments (no less than [*]), which comments shall be reasonably considered by the filing Party.

9.4 Return of Confidential Information. The receiving Party shall keep Confidential Information belonging to the disclosing Party in appropriately secure locations. Upon the termination or expiration of this Agreement, any and all Confidential Information possessed in tangible form by a receiving Party, its Affiliates or sublicensees or its or any of their officers, directors, employees, agents, consultants or clinical investigators and belonging to the disclosing Party, shall, upon written request, be immediately returned to the disclosing Party (or destroyed if so requested) and not retained by the receiving Party, its Affiliates or sublicensees or any of their officers, directors, employees, agents, consultants or clinical investigators, but, to the extent any rights or licenses survive the termination of this Agreement pursuant to Article 11, each Party shall be entitled to retain any Confidential Information of the other Party that is reasonably required to exercise such rights and licenses for so long as such rights and licenses survive and upon expiration, Confidential Information that constitutes jointly-owned Know-How is not required to be returned. Notwithstanding the foregoing, each Party may retain one (1) copy of any Confidential Information in an appropriately secure location solely for legal record-keeping purposes.

9.5 Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be made pursuant to a press release approved by the Parties. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall also be reviewed and approved by both Parties; provided, however, that any disclosure which is required by applicable law may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

9.6 Publications. During the Collaboration Period and except as otherwise expressly provided in this Article 9, neither Party shall publish or present the results of studies carried out under this Agreement without the opportunity for prior review by the other Party. Upon the expiration or termination of the Collaboration Period, the Opted-Out Party shall not publish or present anything arising out of or resulting from the Collaboration without the Continuing Party’s prior written consent. During the Collaboration Period, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Collaboration Compound or Collaboration Product at least 30 days before its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. The JSC will review such requests and recommend subsequent action. Except as otherwise provided in this Article 9, during the Collaboration Period a Party shall not publish or publicly present Confidential Information of the other Party without the other Party’s written consent. Nothing contained in this Section 9.6 shall prohibit the inclusion of Information necessary for a patent application, so long as the nonfiling Party is given a reasonable opportunity to review and comment on the Information to be included before submission of such patent application. A Party that continues to Develop or Commercialize a Collaboration Compound or Collaboration Product other than during the Collaboration Period may publish results of studies of the Collaboration Compound or Collaboration Product without prior consultation with the other Party.

ARTICLE 10

TERM

The term of this Agreement commences as of the Effective Date and, unless terminated earlier in accordance with Article 11, continues until such time as no Party, Third Party Partner or any sublicensee is Developing or Commercializing (directly or indirectly) any Collaboration Product hereunder (the “Term”).

ARTICLE 11

TERMINATION OF COLLABORATION.

11.1 Termination for Material Breach. Either Party may terminate this Agreement if the other Party materially breaches this Agreement and fails to cure the breach within [*] days after the non-breaching Party has provided written notice (which notice may explicitly include the notice of continuation set forth in Section 11.3(b)) to the other Party specifying the breach and that it would provide the basis for termination; provided, however, that the cure period shall be only [*] days with respect to material breach of undisputed payment obligations of either Party hereunder. If the breaching Party does not cure within the time period required under the foregoing sentence, this Agreement shall terminate upon the expiration of such time period. If the Parties cannot agree as to whether a breach exists, the dispute shall be resolved pursuant to Article 14, and no termination shall be effective until the matter is so resolved.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

11.2 Voluntary Termination Other Than for Fault. For reasons other than the other Party’s material breach of its obligations under this Agreement, either Party may terminate the Agreement, in its discretion, at will, upon [*] days prior written notice to the other Party.

11.3 Effect of Termination.

(a) General. Upon termination or expiration of this Agreement, all of the Parties’ rights and obligations hereunder shall terminate, except as provided in this Article 11.

(b) Termination for Breach.

(i) If a Party terminates this Agreement pursuant to Section 11.1 for breach by the other Party, any licenses granted to the terminated Party by the terminating Party under this Agreement automatically and immediately terminate, and the terminated Party hereby covenants that it shall not practice the Licensed Technology to make, have made, use, sell, offer for sale or import Collaboration Compounds or any Collaboration Product. The terminating Party shall have the option, in its discretion, to continue the Development and Commercialization of Collaboration Compounds and Collaboration Products and Section 11.3(d)(i)(2)(i) and to avoid any doubt Sections 11.3(d)(i)(2)(ii) and (v) and 11.3(d)(i)(1) and 11.3(d)(ii)-(iv) shall apply mutatis mutandis. If the terminating Party elects to continue such Development and Commercialization, the terminating Party should provide written notice of such election to the terminated Party within [*] after effective termination of the Agreement. If the terminated Party does not receive such notice within such [*] period, the terminated Party may at any time thereafter request in writing confirmation of the terminating Party’s election whether to continue such Development and Commercialization. The terminating Party shall respond to such request by providing written notice of its election to the terminated Party, within [*] after requested by the terminated Party. If the terminating Party indicates in writing that it does not elect to continue, or does not respond in writing that it elects to continue within [*] after receiving the terminated Party’s request, the terminating Party shall live with its election and shall not thereafter practice (or have practiced on its behalf or grant sublicenses for the practice of) the Licensed Technology with respect to Collaboration Compounds or Collaboration Products (notwithstanding any ownership interest therein), and Section 11.3(d)(i)(2)(i) and to avoid any doubt Sections 11.3(d)(i)(2)(ii) and (v) and 11.3(d)(i)(1) and 11.3(d)(ii)-(iv) shall no longer apply mutatis mutandis.

(ii) If the terminating Party continues the Development and Commercialization of Collaboration Compounds and Collaboration Products the terminated Party will be treated as if such Party had opted-out on a worldwide basis, or in the remainder of the world if the Party already opted-out in any territory or country, under Section 3.7(a)(i) (without any corresponding rights to opt back in) and had elected to receive royalties solely under and in accordance with Section 7.6(a)(i) in any country or territory in which it had not already opted-out, except that royalties payable by the terminating Party to the terminated Party in all territories under Section 7.6(a) shall be reduced by [*] subject to Section 11.3(d) and any additional reductions in the applicable royalty rate that apply under Sections 6.3(a), 7.6(d), 7.6(e) and 7.6(g) of this Agreement.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(c) Voluntary Termination. Upon voluntary termination of this Agreement by a Party hereunder, the terminating Party shall have such rights and obligations hereunder as apply in the event such Party had opted-out on a worldwide basis, or in the remainder of the world if the Party already opted-out in any territory or country, under Section 3.7(a)(i) and in accordance with Section 7.6, without any corresponding right to opt back in, and the other Party shall have such rights and obligations hereunder as apply in the case of such an opt-out, subject to Section 11.3(d).

(d) Consequences of Opting-Out, Abandonment and Termination.

(i) General Consequences.

(1) Under this Agreement, a “Removed Party” means, as applicable in the applicable Section, any Party that has opted out in accordance with Section 3.7, voluntarily terminated the Agreement in accordance with Section 11.2, has been terminated from the Agreement in accordance with Section 11.1, opted-out on a territory by territory basis in accordance with Section 4.12, or abandoned or has been deemed to have abandoned in accordance with Section 11.6. “Non-Removed Party” means that Party that is not the Removed Party.

(2) Opt Out Under 3.7 or Voluntary Termination. If a Party opts-out of Development and Commercialization of Collaboration Compounds and Collaboration Products hereunder in accordance with Section 3.7 or voluntarily terminates the Agreement in accordance with Section 11.2, then the following shall occur: (i) the licenses granted to the Non-Removed Party in Article 6 survive and convert to become fully exclusive (even as to the Removed Party) and fully sublicensable without limitation (if the Removed Party cannot opt-back in in accordance with this Agreement), and the licenses granted to the Removed Party terminate; (ii) the Parties’ obligation, under Article 7, to Share Development Costs, any Licensing Revenue and Product Profit(Loss) terminates as of the effective date of the opt-out or voluntary termination; (iii) royalties payable to the Removed Party in accordance with this Agreement survive; (iv) during the Opt-In Period (or Change of Control Period, if it applies) the Non-Removed Party shall provide the status reports and information regarding the Development set forth in Section 7.2(e); and (v) and the transitional provisions set forth below in Section 11.3(d)(ii) shall apply. Other Sections shall also survive as set forth in Section 11.6. If a Party opts out of a Partnered Territory in accordance with Section 3.7(a)(ii) or Section 3.7(a)(iii), the limitations set forth in this Section 11.3(d)(i)(2) only apply with respect to the Partnered Territory.

(3) Opt-Out Under Section 4.12 and Abandonment Under Section 11.6. If a Party opts-out of Commercialization of Collaboration Products on a country-by-country or territory–by–territory basis hereunder in accordance with Section 4.12 or abandons or is deemed to have abandoned its Development and Commercialization rights on a country-by-country or territory by territory basis in accordance with Section 11.6 then the following shall occur: (i) the licenses granted to the Non-Removed Party in the applicable country or countries under Article 6 shall survive and convert to become fully exclusive (even as to the Removed Party) and fully sublicensable without limitation, and any licenses granted to the Removed Party in the applicable country or countries shall terminate; (ii) the Parties’ obligation, under Article 7, to Share the Product Profit(Loss) terminates as of the effective date of the opt-out or abandonment with respect to the opted-out or abandoned country or countries; and (iii) no royalties shall be payable to the Removed Party in the opted-out or abandoned country or countries upon the effective date of the opt-out and thereafter. Other Sections shall also survive as set forth in Section 11.6.

(ii) Transitional Assistance. The Removed Party shall provide all cooperation and assistance reasonably requested by the Non-Removed Party, at the Non-Removed Party’s cost and expense (except as provided below), to enable the Non-Removed Party (or its designee) to assume and/or continue, with as little disruption as reasonably possible, the continued Development and Commercialization of Collaboration Compounds and Collaboration Products, including by transferring and/or otherwise providing access to all applicable Regulatory Documentation and approvals with respect to the Collaboration Compounds and Collaboration Products and by using reasonable efforts to transfer, or afford the Non-Removed Party the benefits of, then existing contractors and other third party agreements regarding the Development and Commercialization of Collaboration Compounds and Collaboration Products (including without limitation in-licenses).

(iii) Manufacturing. Without limiting the generality of the foregoing, the Removed Party shall, or shall make the Third Party manufacturer, as necessary and to the extent reasonably possible, immediately provide to the Non-Removed Party all process and manufacturing technology, material and data and either transfer or provide access to Regulatory Documentation sufficient to enable the Non-Removed Party or its Third Party designee to produce and supply the Non-Removed Party’s requirements of Collaboration Compound or Collaboration Product. The Removed Party shall cooperate with the Non-Removed Party with respect to such transfer so as to permit the Non-Removed Party to begin manufacturing and supplying its own requirements as soon as possible, including without limitation assigning any Third Party manufacturing agreement, if possible, to the Non-Removed Party and providing technical advice (including reasonable advice provided at the site of the new manufacturer). If such assignment is not possible then the Removed Party shall maintain such agreement(s) in full force and effect and act on the Non-Removed Party’s behalf and in accordance with the Non-Removed Party’s written instructions, at the Non-Removed Party’s cost and expense, to obtain for the Non-Removed Party Collaboration Compound and Collaboration Product on the terms set forth in such agreement(s) for a period of [*] after the effective date of transfer [*]. If the termination of the Collaboration (or opt-out) by the Removed Party is voluntary, the Non-Removed Party shall reimburse the Removed Party for any reasonable out-of-pocket costs incurred in connection with the transfer of the manufacturing, and shall pay the Removed Party at the FTE Rate (or other mutually agreed rate) for any technical advice. However, if the Removed Party has been terminated involuntarily hereunder, then the Removed Party shall pay for the costs and expenses set forth in the preceding sentence. In addition, the Removed Party shall provide, or take such action as necessary to make the then current Third Party manufacturer provide, a right of reference and access to the Non-Removed Party to all of the Removed Party’s or the Third Party manufacturer’s appropriate Regulatory Documentation for the manufacture of such Collaboration Product.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(iv) License for Built-in and Required Technology. To the extent that the Lead practiced Patents or Know-How Controlled by it (and not already within the Licensed Technology) to Develop or Commercialize Collaboration Compounds or the Collaboration Product, and a license under such Patents or Know-How is necessary or useful for the Non-Removed Party to continue to Develop or Commercialize Collaboration Compounds or Collaboration Products, then such Patents and Know-How are hereby deemed included in the Licensed Technology and are subject to the licenses of Article 6. However, in this case, if the Non-Removed Party wants a sublicense to such Patents and Know-How, the Non-Removed Party is responsible for any costs owed by the Removed Party to any third party associated with the grant of any such sublicenses, if any. This Section shall not be read to narrow the scope of Licensed Technology as defined in the remainder of this Agreement.

(v) After an Opt-In. To avoid any doubt, if a Removed Party opts back in as permitted under Section 3.7(b), then the Agreement shall be deemed to be back in full force and effect and the provisions of the remainder of this Agreement shall apply in accordance with their terms in lieu of this Section 11.3.

11.4 Expenses. If the Collaboration is terminated pursuant to this Article 11, each Party shall submit to the other Party a final accounting of all Development Costs and Allowable Commercialization Expenses incurred by the reporting Party before the termination occurs, including reasonable detail demonstrating the specific basis for the costs and expenses included in the summary. Such accounting shall also include any Development Costs and Allowable Commercialization Expenses accrued before the termination occurs but not yet incurred. The Parties shall account for and reimburse all accrued and incurred Development Costs consistent with the terms set forth in Article 3 and Article 7. The Parties shall account for all accrued and incurred Allowable Commercialization Expenses consistent with the computation of Product Profit(Loss).

11.5 Accrued Rights; Nonexclusive Remedies. In any event, termination of the Collaboration shall not relieve the Parties of any liability which accrued hereunder before the effective date of such termination.

11.6 Abandonment of Collaboration Products.

(a) If at any time the Lead in a particular country or countries [*] fails to use Diligent Efforts to Develop or Commercialize a Collaboration Compound or Collaboration Product in accordance with Sections 3.6 and 4.13 in any country, [*], in which the other Party has not opted-out in accordance with Section 4.12, then the Non-Lead may notify the Lead in writing of the alleged failure and the grounds for such assertion. If the Lead disputes such assertion of a diligence failure, the Non-Lead may send the Lead a notice of Dispute in accordance with Article 14, and the dispute shall be subject to the provisions of Article 14. If the Lead is found to have failed to use Diligent Efforts by mutual decision of the Parties in accordance with Section 14.1 or by the arbitrators in accordance with Section 14.2, and the Lead fails to cure the breach within [*] days after either the decision of the Parties is made in accordance with Section 14.1 or the decision of the arbitrators is made in accordance with Article 14, as applicable, then the Lead shall be deemed to have abandoned the Collaboration Product in such country or countries. If the Lead fails to dispute the breach, and fails to cure the breach within [*] days after receipt of written notice alleging a diligence failure, the Lead shall be deemed to have abandoned the Collaboration Product in such country or countries.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) If the Lead is deemed to have abandoned a Collaboration Product in a specific country or countries in accordance with Section 11.6(a), upon such abandonment or deemed abandonment, the Lead will be deemed to have opted out of Commercialization in accordance with Section 4.12 in the applicable country or countries and the other Party will have the right (but not the obligation) to pursue Development and Commercialization of such Collaboration Product in such country or countries without further compensation to the Lead in respect thereof under this Agreement (including without limitation, without owing any opt-out royalty) regardless of whether the other Party previously opted out of the Collaboration in accordance with Section 3.7 in such country or countries.

11.7 Survival. If this Agreement expires or terminates for any reason, then in addition to particular addition survivals and effects of particular terminations set forth in this Article 11, the following provisions of this Agreement shall survive for the period of time set forth in the applicable Section or Article, or if no period is specified, in perpetuity or the maximum amount of time permitted under applicable law: Articles 9, 10, 11 and 13 and Sections 7.6, and 7.7 through 7.10, 8.1, 8.3, 8.5, 8.6(b) (but solely with respect to suits to the extent regarding activities that occurred during the Term) 12.5, 14.1, 14.2, 14.4, 15.1 through 15.10 and 15.12 through 15.19.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1 Representations and Warranties of the Parties Concerning Corporate Authorizations. Each Party represents and warrants to the other Party that:

(i) Such Party is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

(ii) Such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its obligations hereunder.

(iii) This Agreement has been duly authorized, executed and delivered by such Party and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles.

(iv) Such Party’s execution, delivery and performance of this Agreement and its compliance with the terms and conditions hereof do not, and will not during the term of this Agreement or any of its surviving provisions conflict, with or result in a breach of any of the terms and conditions of or constitute a default under (i) any agreement where such conflict, breach or default would impair in any material respect the ability of it to perform its obligations or grant rights hereunder, (ii) the provisions of its charter document or bylaws, or (iii) any material law, rule, regulation or any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

12.2 Right and Authority to Grant Licenses. To avoid any doubt, the Parties representations and warranties set forth in Section 6.2 of the Prior Collaboration are not in any way superseded or modified by this Agreement, even to the extent applicable to the Collaboration Compounds, Collaboration Product and work under the Prior Collaboration with respect to or resulting in inventions relating to 17206.

12.3 [*].

12.4 Prior Collaboration Patents. As of the Effective Date, each Party represents and warrants to the other Party that Exhibit A sets forth all Patents Controlled by such Party resulting from or arising out of the Prior Collaboration directed to (a) a Collaboration Compound, (b) a method of making any Collaboration Compound, (c) an item or device necessary to manufacture any Collaboration Compound (including without limitation any genetic sequence coding for 17206), (d) a method of use of any Collaboration Compound, or (e) any method necessary for the Development of any Collaboration Compound. If either Party is in breach of this representation and warranty, any Patent existing as of the Effective Date and otherwise described by the foregoing sentence not listed in Exhibit A shall be deemed automatically included in such Exhibit and within the Prior 17206 Collaboration Patents (in accordance with the definition of such term) and licensed hereunder and this shall be the sole and exclusive remedy for the breach, except solely with respect to any direct, actual damages resulting from such breach.

12.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO, AND EXPRESSLY DISCLAIM ALL, REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, TITLE, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT.

ARTICLE 13

INDEMNIFICATION AND LIMITATION OF LIABILITY

13.1 Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, its Affiliates and their directors, officers, agents and employees (the “Indemnitees”) from and against any and all claims, damages, liabilities, costs, expenses or loss, including reasonable legal expenses and reasonable attorneys’ fees (“Losses”) resulting from or arising out of suits, claims, proceedings or causes of action brought by a Third Party (each, a “Third-Party Claim”) against any one or more of the Indemnitees: (i) based on breach by the indemnifying Party of a representation or warranty contained in this Agreement; (ii) based on breach of this Agreement or applicable law by the Indemnifying Party or its Associates; (iii) based on possession, research, Development, manufacture, use, offer for sale, sale or other Commercialization, distribution, administration, storage or transport of any Collaboration Compound or Collaboration Product by or on behalf of the Indemnifying Party

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

13.2 (including without limitation through Third-Party Partners), so long as the costs and profits related thereto are not required to be Shared pursuant to Article 7 (i.e., where the non-indemnifying Party has opted out pursuant to Section 3.7 without having opted back in under such Section 3.7 or in countries where a Party has opted out under Section 4.12 or activities by a Continuing Party or its Associates after termination in accordance with Article 11); or (iv) based on the negligence or willful misconduct of the Indemnifying Party or its Associates in the performance of this Agreement; except (in each case) to the extent such Losses result from or arise out of (1) breach by the non-indemnifying Party of a representation or warranty contained in this Agreement; (2) breach of this Agreement or applicable law by the non-indemnifying Party or its Associates; or (3) the negligence or willful misconduct of the non-indemnifying Party or its Associates in the performance of this Agreement. For the purposes of this Article 13, “Associates” means a Party’s Affiliates and the Party’s and its Affiliates’ officers, directors, employees, consultants and agents. To avoid any doubt, notwithstanding anything express or implied to the contrary in this Agreement (including without limitation the Financial Appendix), if a Party is required to Indemnify the other Party with respect to a particular Loss under and in accordance with this Section 13.1, then the Loss subject to such Indemnification shall not be deemed Development Costs or Allowable Commercialization Expenses and shall not be subject to Sharing under this Agreement.

13.3 Product Liability. Any Losses resulting from any Third Party Claims against either or both Parties based on possession, research, Development, manufacture, use, offer for sale, sale or other Commercialization, distribution, administration, storage or transport of any Collaboration Compound or Collaboration Product by (or on behalf of) either Party (including without limitation through its Partners) for which the Parties are required to Share costs and profits (i.e., activities hereunder that are not described by Section 13.1), to the extent such Losses are not subject to the indemnification provided in Section 13.1, shall be deemed Development Costs or Allowable Commercialization Expenses not subject to budgetary limitations hereunder, and shall be shared by the Parties according to their respective Shares.

13.4 Procedures. The Indemnitees shall give prompt written notice to the Indemnifying Party of any Third Party Claim, with respect to which indemnification may be required under this Article 13, provided, however, that failure to give notice shall not impair the obligation of the Indemnifying Party to provide indemnification hereunder except if and to the extent that failure materially impairs the ability of the Indemnifying Party successfully to defend the Third Party Claim. The Indemnifying Party shall be entitled to assume the defense and control of any Third Party Claim at its own cost and expense, but the Indemnitees shall have the right to be represented by its own counsel at its own cost in such matters. The Indemnitees shall provide all reasonable assistance to the Indemnifying Party, at the Indemnifying Party’s expense, in connection with the defense of any Third Party Claim hereunder. In the event the Indemnifying Party does not assume control of any Third Party Claim, the Indemnitees may assume such control of the defense and settlement of such claim at the sole cost and expense of the Indemnifying Party. Neither Party shall settle or dispose of any Third Party Claim in any manner which would adversely impact the rights or interests of the other Party under this agreement without the other Party’s prior written consent.

13.5 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE

OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, EXCEPT TO THE EXTENT A PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY AS SET FORTH IN SECTION 13.1 FOR AMOUNTS PAID TO A THIRD PARTY, SHARE COSTS AS SET FORTH IN SECTION 13.3 FOR AMOUNTS PAID TO A THIRD PARTY OR IN THE CASE OF A BREACH OF ARTICLE 9.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree that, except as otherwise expressly provided in this Agreement, all disputes arising out of this Agreement shall be resolved only as set forth in this Article 14. Either Party may formally request resolution of a Dispute by providing written notice to the other Party and requesting that the Dispute be referred to the Chief Executive Officer of Nuvelo (or designee with full authority to resolve the dispute) and the President of the Pharmaceutical division for Kirin (or designee with fully authority to resolve the dispute) (the “Senior Officers”) for attempted resolution by good faith negotiations within 60 days after receipt of written notice of the Dispute. If Senior Officers are not able to resolve the Dispute within such period, either Party may then invoke the provisions of Section 14.2 for Disputes that are not Launch Budget Disputes, or Section 14.3 for Launch Budget Disputes.

14.2 Arbitration. If the Parties are not able to resolve a Dispute within 60 days after receipt of written notice of the dispute pursuant to Section 14.1, such Dispute shall be settled by arbitration; provided, however, that claims for injunctions and other equitable relief shall be submitted to a court of competent jurisdiction; and provided further that actions relating to the infringement, validity or enforceability of any intellectual property right, including without limitation a Patent Right, of either Party shall be submitted to a court of competent jurisdiction in the country or territory in which such intellectual property right exists or issued. In the case of Nuvelo as the claimant in such arbitration, such arbitration shall be held in Tokyo, Japan in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. In the case of Kirin as the claimant in such arbitration, such arbitration shall be held in San Francisco, U.S.A., in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by such arbitration may be entered in any court having jurisdiction over the party against which such award was rendered. Such arbitration must be conducted in the English language and the arbitrators must be fluent in the English language. The arbitrators shall include one nominee selected by Nuvelo and one nominee selected by Kirin and a third person selected by said nominees, which third person must be completely independent of the Parties and the other nominees. The Parties agree that any arbitration panel shall include members knowledgeable in international commercial law and knowledgeable as to evaluation of biopharmaceutical technology. The prevailing Party shall be entitled to reasonable attorneys’ fees and costs to be fixed by the arbitrators.

14.3 Certain Budgetary Disputes.

(a) Industry Expert Selection. If a Party provides notice of a Launch Budget Dispute in accordance with Section 4.3(a), a Required Study Dispute arises under Section 3.1(a)(iii), or a Sales Force Expense Mechanism Dispute arises under Section 3.4(b)(i) of the Financial Appendix, the Parties shall within 15 business days after a Party provides notice of such dispute mutually agree upon an Industry Expert (defined in the next sentence) to resolve such dispute. “Industry Expert” means a person (a) who is not an employee, greater than 5% shareholder or director of or consultant to-and is otherwise unaffiliated with-either Party (and any Affiliate of either Party), and (b) who has at least 15 years experience as a senior executive in the biopharmaceutical and/or pharmaceutical industry with responsibility for managing the marketing (including without limitation launch and pre-launch activities) of biopharmaceutical and/or pharmaceutical products. If the Parties are unable to agree upon a single Industry Expert before the expiration of the 15 business day period, then each shall designate 1 such person and these 2 people shall select (within 5 business days) a third such person who shall be the sole Industry Expert to resolve such dispute.

(b) Process; Standards.

(i) Initial Launch Budget. Within 10 business days after the Industry Expert who shall resolve the dispute is selected, each Party shall submit its proposed Initial Launch Budget together with draft launch plans for the applicable country and supporting documentation (which may include without limitation a comparison to publicly disclosed marketing activities for similar products) to allow the Industry Expert to evaluate the overall numbers for each Party’s proposal as to the Initial Launch Budget or revised Overall Plan. Neither Party shall submit more than 30 pages of materials to the Industry Expert. Within 10 business days after the deadline for the Parties to submit their proposals, each Party may (with the other Party present) make a presentation to the Industry Expert. Neither Party’s presentation shall be more than 3 hours, including questions and answers. Neither Party, their directors or Affiliates shall engage in ex parte communications with the Industry Expert. Within 10 business days after the Parties’ presentations to the Industry Expert, the Industry Expert shall determine and disclose to the Parties what the Initial Launch Budget shall be. The total budgetary amount of the Initial Launch Budget determined by the Industry Expert shall be [*]. The standard that the Industry Expert shall apply to guide his or her determination of the Initial Launch Budget shall be the budget that provides a Collaboration Product launch, and applicable supporting Commercialization Activities during the Initial Launch Period that are consistent with the application of Diligent Efforts, giving particular consideration to launches for products with similar pharmacological characteristics and/or products to treat similar indications and/or indications of similar market size in the applicable country, and that would be marketed by a similar sales force (e.g., by a specialty sales force that targets [*], if that is the target audience for the Collaboration Product). The determination of the Industry Expert shall be binding on the Parties and not subject to further dispute resolution under this Agreement, absent fraud, willful misconduct or ex parte communications with the Industry Expert.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(ii) Required Study Dispute. The process and standards for resolving a Required Study Dispute shall be the same as those for the Launch Budget Dispute (i.e., subsection (i) shall apply mutatis mutandis), except that standards that are specific to commercialization shall not apply, and the Industry Expert shall consider and be guided in his or her decision by which Party has described the more reasonable plan and budget for the studies mandated by the FDA, EMEA or MHW. The plans and budgets should not provide for anything more than is required by the FDA, EMEA or MHW.

(iii) Sales Force Expense Mechanism Dispute. The process and standards for resolving a Sales Force Expense Mechanism Dispute shall be the same as those for the Launch Budget Dispute (i.e., subsection (i) shall apply mutatis mutandis), except that the standards for a Sales Force Expense Dispute are that the Industry Expert shall select between the two mechanisms for determination of Sales Force Expenses proposed by the Parties based upon which is more within industry norms for products with similar commercialization requirements and more closely approximates, or calculates, such Party’s actual costs reasonably chargeable to the Collaboration in this category.

(c) Other Administrative Matters. Any dispute resolution under this Section 14.3 shall be administered by American Arbitration Association, in Hawaii. The Parties shall share equally (50/50) the fees of the Industry Expert and the body administering the dispute resolution, unless the Industry Expert, in its discretion, determines to award such fees to a Party. Each Party shall pay its own costs and expenses associated with preparing for an attending the dispute resolution.

14.4 Exclusive Dispute Resolution Procedures. The Parties agree that, except as otherwise expressly provided in this Agreement, the procedures set forth and/or cross-referenced or referred to in this Article 14 shall be the exclusive means of resolving any and all Disputes between the Parties.

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, including the exhibits attached hereto, sets forth the complete, final and exclusive agreement between the Parties with respect to the subject matter set forth in this Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties with respect to all such subject matter set forth in this Agreement including (without limitation) the Prior Collaboration. To avoid any doubt, by virtue of the Parties executing this Agreement, neither any Collaboration Compound nor any Collaboration Product as of and after the Effective Date shall be, or be deemed to be, Development Candidates or New Products under the Prior Collaboration (as those terms are defined under the Prior Collaboration). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter set forth in this Agreement other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

15.2 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates. Each Party shall remain responsible and be guarantor of the performance by its Affiliates of any of the obligations under this Agreement and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. In particular, if any Affiliate of a Party participates in Research or Development under this Agreement: (a) the restrictions of this Agreement which apply to the activities of a Party with respect to Development Compounds shall apply equally to the activities of such Affiliate; (b) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that any intellectual property developed by such Affiliate shall be governed by the provisions of this Agreement (and subject to the licenses set forth in Article 6) as if such intellectual property had been developed by the Party; and (c) the Party affiliated with such Affiliate shall assure, and hereby guarantees, that such Affiliate shall abide by the confidentiality obligations set forth in Article 9 as if such Affiliate were such Party.

15.3 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of Section 365(n) of Title 11 of the U.S. Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11. Each Party agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. In the event of the commencement of a bankruptcy or insolvency proceeding by or against a Party, the other Party shall be entitled to a complete duplicate of (and complete access to) any such intellectual property and embodiments thereof. If not already in the other Party’s possession, such other Party shall have the right to immediate delivery of such intellectual property and embodiments upon written request.

15.4 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, fire, flood, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be delayed by the payer because of a force majeure affecting the payer, unless such force Majeure specifically precludes the payment process. If any force Majeure continues for more than one hundred eighty (180) days, the other Party may terminate this Agreement in part, on a country-by-country basis, or in whole, if all countries are affected, upon written notice to the nonperforming party. The effect of this termination shall be the same as if the Party that experiences the force majeure event had terminated voluntarily under Section 11.2.

15.5 Notices. All notices required or permitted to be given under this Agreement shall be deemed given if delivered personally or by facsimile transmission receipt verified, mailed by registered or certified mail return receipt requested, postage prepaid, or sent by express courier service, to the Parties at the following addresses, or at such other address for a Party as shall be specified by like notice, but notices of a change of address shall be effective only upon receipt thereof.

If to Nuvelo:	Nuvelo, Inc.
670 Almanor Avenue
Sunnyvale, California 94085
Attention: Legal Department
Copy: Legal Department
Telephone: 408-524-8100
Facsimile: 408-524-8145

If to Kirin:	Kirin Brewery Company, Ltd.
26-1, Jingumae 6-chome
Shibuya-ku
Tokyo 150-8011, Japan
Attention: Licensing Department
Telephone: 81-3-5485-6206
Facsimile: 81-3-5485-6720

The date of receipt of any notice given under this Agreement shall be deemed to be the date given if delivered personally or by facsimile transmission receipt verified, seven (7) days after the date mailed if mailed by registered or certified mail return receipt requested, postage prepaid, and two (2) days after the date sent if sent by express courier service.

15.6 Consents Not Unreasonably Withheld or Delayed. Except as expressly stated to the contrary, whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

15.7 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Collaboration Products.

15.8 United States Dollars. References in this Agreement to “Dollars” or “$” shall mean the legal tender of the United States of America.

15.9 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. This Agreement has been drafted in the English language and in all cases must be interpreted in the English language.

15.10 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other; but a Party may make such an assignment without the other Party’s consent to an Affiliate or in conjunction with a merger, acquisition, or sale of all or substantially all of the assets of such Party to which this Agreement pertains to an assignee that agrees in writing to be bound by this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.10 is null and void and of no legal effect.

15.11 Change of Control.

(a) If a Party effects a Change of Control (defined below), then such Party and/or the new or acquiring entity (collectively, “New Entity”) must still comply with the exclusivity requirement set forth in Section 6.3. If after the Change of Control, the New Entity has any Competing Product (defined in Section 6.3), then the New Entity must within [*]notify the other Party that the new entity will either: (a) divest itself of or otherwise discontinue its activities with the Competing Product, or (b) return the collaboration product with which the Competing Product competes (whether a joint product or an opted-out product) to the other Party by opting out under and in accordance with Section 3.7(a)(ii) to apply mutatis mutandis. If the New Entity chooses option (a), then it has [*] to complete the divestiture; if it chooses option (b), then the opt-out will be effective immediately upon such notice.

(b) “Change of Control” means that a Party has merged with another entity, or sold all or substantially all of its assets or otherwise been acquired by, or come under control of (as that term is defined in Section 1.2), another entity.

15.12 Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.13 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

15.14 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

15.15 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

15.16 Headings. The headings for each Article and Section in this Agreement, and in the Exhibits, have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

15.17 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

15.18 Tax Treatment and Tax Structure Disclosure. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent a lack of disclosure is reasonably necessary to comply with any applicable federal or state securities laws. For the purposes of the foregoing sentence: (a) the “tax treatment” of a transaction means the purported or claimed federal income tax treatment of the transaction; and (b) the “tax structure” of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

15.19 Disclaimer of Agency. The relationship between the Parties established by this Agreement is that of independent contractors, and nothing contained herein shall be construed to (a) give either Party the power to direct or control the day-to-day activities of the other, (b) constitute the Parties as the legal representative or agent of the other Party or as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (c) allow either Party to bind the other Party or to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

NUVELO, INC.		KIRIN BREWERY COMPANY, LTD.

BY:	/S/ TED W. LOVE	BY:	/S/ KATSUHIKO ASANO
NAME:	TED W. LOVE	NAME:	KATSUHIKO ASANO
TITLE:	PRESIDENT AND CEO	TITLE:	PRESIDENT, PHARMACEUTICAL DIV.

EXHIBIT LIST

EXHIBIT	LETTER
PRIOR COLLABORATION 17206 PATENTS	A

COLLABORATION PATENTS IN EXISTENCE BEFORE PRIOR COLLABORATION	B

17206 AMINO ACID AND NUCLEIC ACID SEQUENCE	C

FINANCIAL APPENDIX	D

INITIAL STEERING COMMITTEE MEMBERSHIP	E

PRE-EXISTING THIRD PARTY LICENSES	F

INITIAL OVERALL PLAN	G

EXHIBIT A

PRIOR COLLABORATION 17206 PATENTS

[*]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

EXHIBIT B

COLLABORATION PATENTS IN EXISTENCE BEFORE PRIOR COLLABORATION

[*]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

EXHIBIT C

17206 AMINO ACID AND NUCLEIC ACID SEQUENCE

[*]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

EXHIBIT D

FINANCIAL APPENDIX

DETERMINATION OF CERTAIN ACCOUNTING TERMS

For clarity, capitalized terms used but not defined below have the meanings assigned to them in the body of this Agreement (i.e., the Collaboration Agreement to which this Exhibit A is attached). This Financial Appendix is intended to consolidate the financial definitions used in, and state certain principles to apply to financial calculations under, this Agreement, and this Financial Exhibit is expressly incorporated into the Agreement. The timing of cost and payment reports and mechanics of payments are set forth in Article 7 of the body of this Agreement. The annual timing and mechanics for establishing Development Plan and Budgets are set forth in Sections 3.1, 3.2, 3.3, and 3.4 of the body of this Agreement. The timing and mechanics for establishing Commercialization Plan and Budgets are set forth in Sections 4.2 and 4.3 of the body of this Agreement.

ARTICLE 1	ACCOUNTING STANDARDS AND PRINCIPLES	I

1.1	GAAP and GAAP Counterpart	i

	(a) “GAAP”	i

	(b) “GAAP Counterpart”	i

1.2	Accounting for Internal Costs	i

1.3	Accounting for and Payment of External Costs and Internal Supplies and Materials	ii

1.4	No Double Counting	ii

ARTICLE 2	DEVELOPMENT-RELATED DEFINITIONS AND CALCULATIONS	III

2.1	“Development Costs”	iii

2.2	“FTE Rate”	iv

2.3	“Licensing Revenue”	v

2.4	“Manufacturing Costs”	v

2.5	“Partnering Costs”	vi

2.6	“Patent Costs”	vi

2.7	“Excluded Costs”	vi

2.8	“Manufacturing”	vii

ARTICLE 3	COMMERCIALIZATION-RELATED DEFINITIONS AND CALCULATIONS	VIII

3.1	“Product Profit(Loss)”	viii

3.2	“Net Sales”			viii

3.3	“Licensing Revenue”			ix

3.4	“Allowable Commercialization Expenses”			ix

	(a)	“Cost of Goods”		ix

	(b)	“Marketing, Sales and Distribution Costs”		ix

		(i)	“Sales Force Expenses”	x

		(ii)	“Marketing Management”	x

		(iii)	“Market and Consumer Research”	x

		(iv)	“Advertising, Education and Consumer Promotion”	x

		(v)	“Trade Promotion and Distribution	xi

	(c)	“Partnering Costs”		xi

	(d)	“Post-Launch Product R&D Expenses”		xi

	(e)	“Patent Costs”		xi

3.5	Allocation of Costs That May be Included in Allowable Commercialization Expenses			xi

ARTICLE 1

ACCOUNTING STANDARDS AND PRINCIPLES

1.1 GAAP and GAAP Counterpart. All calculations hereunder shall be made in accordance with GAAP (in the case of Nuvelo) or GAAP Counterpart (in the case of Kirin).

(a) “GAAP” means United States generally accepted accounting principles, consistently applied.

(b) “GAAP Counterpart” means the accounting conventions, rules and procedures governing accounting practices as established, and revised or amended, by the applicable accounting standards organization or governmental or regulatory authority(ies) in Japan, consistently applied.

1.2 Accounting for Internal Costs. Each Party will budget and account for Collaboration activities carried out by a Party or its Affiliate, on an FTE basis, at the FTE Rate (defined below in Section 2.2 of this Financial Appendix) on an accrual basis, as those expenses are accrued pursuant to GAAP or GAAP Counterpart, and not a cash basis. Such activities shall be referred to herein as “Internal Activities.” Internal Activities shall not include any activities carried out by any non-employee or by any non-employee Third Party engaged by a Party or any Affiliate. The only Internal Activities for which this rule (of accounting on an FTE basis at the FTE Rate on an accrual basis) does not apply are: (a) Manufacturing activities for which certain specified additional overhead is included in accordance with Section 2.4 of this Financial

Appendix, and (b) Sales Force Expenses, which are addressed in Section 3.4(b)(i) of this Financial Appendix. The costs and expenses associated with Extraordinary, Collaboration-Specific Laboratory Supplies, Materials and Equipment necessary to conduct Internal Activities are not incorporated into the FTE Rate and are accounted for in accordance with Section 1.3 below, but the costs and expenses of all other laboratory supplies, materials and equipment used or consumed by FTEs that are funded through Sharing of expenses hereunder are deemed incorporated in the FTE Rate and shall not be separately payable hereunder.

“Extraordinary, Collaboration-Specific Laboratory Supplies, Materials and Equipment” as used in this Financial Appendix means those laboratory supplies, materials and equipment that are not routinely used in the ordinary course of research and development of protein-based therapeutics, but that rather are purchased and used solely for Development and Commercialization activities under the Collaboration. As examples (without limitation) to illustrate what are and are not Extraordinary, Collaboration-Specific Laboratory Supplies, Materials and Equipment, pipettes, pipette tips, dishware, and commonly used growth media are not Extraordinary, Collaboration-Specific Laboratory Supplies, Materials and Equipment, but control recombinant proteins that would only be used for Development and Commercialization activities under the Collaboration and mammals used solely for Development and Commercialization activities under the Collaboration would be Extraordinary, Collaboration-Specific Laboratory Supplies, Materials and Equipment.

1.3 Accounting for and Payment of External Costs and Internal Supplies and Materials.

(a) Each Party will budget and account for external costs (i.e. the costs of Collaboration activities that are not Internal Activities) and the costs and expenses associated with Extraordinary, Collaboration-Specific Laboratory Supplies, Materials and Equipment necessary to conduct Internal Activities (but excluding upfront, reservation or prepaid CRO costs and Manufacturing Costs), that are subject to Sharing on an accrual basis as those expenses are accrued pursuant to GAAP or GAAP Counterpart, and not on a cash basis, except as expressly set forth in Sections 1.3(b) and 1.3(c) of the Financial Appendix.

(b) With respect to Development Expenses payable to clinical research organizations (“CROs”) and Manufacturing Costs payable to Third Parties for Development or Commercialization supplies of Collaboration Compound or Collaboration Product that are subject to Sharing and for which a single invoice requires a single payment to a Third Party equal to or greater than [*], these external costs shall not await reconciliation at the end of the quarter or year, but rather a Party paying such an invoiced or contractual amount equal to or greater than [*] in a single payment to a non-employee Third Party may immediately upon paying the Third Party, invoice the other Party for such other Party’s Share of the amount paid to the Third Party, to the extent otherwise subject to Sharing hereunder and within the budgetary limitations set forth in Sections 7.2(c) and 7.3 of the Agreement (the “Limits”), and the Party receiving any such invoice shall pay its invoiced Share within [*] days after receipt of the invoice by the receiving Party.

(c) With respect to prepaid Development Expenses payable to CROs and prepaid Manufacturing Costs payable to Third Parties for Development or Commercialization

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

supplies of Collaboration Compound or Collaboration Product (“Prepaid Expenses”) that are subject to Sharing (and which are due in single payments of less than [*], such that they are not eligible to be billed in the middle of an accounting period under subsection (b)), to the extent set forth in the remainder of this sentence these external costs shall not be accounted for on an accrual basis, but rather a Party paying such a Prepaid Expense to a non-employee Third Party may include the entire amount in the applicable quarterly reconciliation (i.e., the next reconciliation after the quarter in which such pre-paid expense was actually paid), subject to not exceeding the Limits. For Prepaid Expenses in excess of any applicable Limit, to the extent of the excess, such Prepaid Expenses may be Shared with the reconciliation for the next calendar quarter or budget year to the extent such Sharing would not cause a Limit to be exceeded, every quarter or budget year until there is no further such excess.

1.4 No Double Counting.

(a) Notwithstanding anything express or implied in this Agreement (including without limitation any express or implied overlap in the definitions of different types of costs and expenses that are subject to Sharing hereunder), in no event shall a particular cost or expense included in the calculation of an amount required to be Shared under this Agreement also be included in the calculation of another amount required to be Shared under this Agreement. Without limiting the generality of the foregoing, if and to the extent a particular cost or expense is included in the calculation of one category of Allowable Commercialization Expenses, then it shall not also be included in the calculation of another category of Allowable Commercialization Expenses, even if such cost or expense would otherwise be included in each such category based on the definitions of each such category.

(b) Allowable Commercialization Expenses and Development Costs shall each exclude: (1) all costs otherwise reimbursed or otherwise paid by one Party to the other pursuant to this Agreement and, for the avoidance of doubt, shall also exclude any unreimbursed remainder portion of costs where the other portion of such costs was reimbursed pursuant to this Agreement (for example, if Kirin already reimbursed Nuvelo for Kirin’s Share of Manufacturing Costs for Collaboration Product hereunder, Nuvelo must exclude its remaining unreimbursed Share of such amount from its Allowable Commercialization Expenses to be further shared between the Parties); and (2) all costs reimbursed or paid by any Third Party (including without limitation through funding by Third Party Partners, through grant funding that covers Collaboration activities, and Manufacturing Costs recouped through transfer payments that are not otherwise included as revenues in the calculations hereunder).

ARTICLE 2

DEVELOPMENT-RELATED DEFINITIONS AND CALCULATIONS

2.1 “Development Costs”

(a) means the costs and expenses incurred or accrued (as applicable in accordance with Article 1 of this Financial Appendix) by a Party or for its account after the Effective Date, pursuant to and consistent with the applicable Development Plan and Budget and are specifically attributable to the Development of Collaboration Products, including, without limitation:

(i) costs and expenses, including the cost of FTEs, of preclinical design and evaluation of Collaboration Products, and costs of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of Development Compounds (such costs include the costs of any consultants or other Third Parties engaged by the Lead Development Party to conduct such design or evaluation);

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(ii) costs and expenses, including the cost of FTEs, of pre-IND studies;

(iii) Manufacturing Cost (with [*]) of preclinical supplies of Collaboration Products, including GMP materials, as further specified in Article 5, and freight, insurance and other transportation charges for Collaboration Compound or Collaboration Product;

(iv) costs and expenses, including the cost of FTEs, of conducting clinical trials, including label expansion trials, on Collaboration Products;

(v) Manufacturing Costs (with [*]) of clinical supplies of a Collaboration Product, as further specified in Section 5.1 and Article 7, and freight, insurance and other transportation charges for Collaboration Compound or Collaboration Product;

(vi) costs and expenses, including the cost of FTEs, of preparing, submitting, reviewing or developing data or information for the purpose of submission to a Regulatory Authority to obtain approval to Commence Phase 1 Trials, Phase 2 Trials, Phase 3 Trials, including Phase 3B Trials, label expansion trials or to obtain Regulatory Approval for Collaboration Products, including Manufacturing Costs (with [*]) associated with the submission of data to Regulatory Authorities regarding the planned commercial manufacture of Collaboration Products in connection with any application for Regulatory Approval of Collaboration Products;

(vii) fees, including FDA user fees and the cost of FTEs, associated with U.S. and foreign Regulatory Documentation or other U.S. and foreign governmental requirements related to Collaboration Products;

(viii) Patent Costs and costs and expenses, including the cost of FTEs, of Third Party licenses under Patents or other intellectual property rights reasonably necessary to develop Collaboration Compounds or Collaboration Products;

(ix) Partnering Costs, subject to Section 2.5; and

(x) any other costs and expenses, excluding the cost of FTEs, directly related to Development that are specifically included in the Development Plan and Budget, or otherwise expressly and specifically deemed to be Development Costs under this Agreement; and

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) includes the costs of in-licenses for research tools, where the in-licensing occurs after the Effective Date, the license is limited to internal development and the subject matter of the license will be used for Development; and

(c) excludes Excluded Costs (defined in Section 2.7 of this Financial Appendix).

Overhead Charges for Development (other than for Manufacturing) shall be accounted for, Shared and otherwise reimbursed between the Parties solely as they are incorporated into the FTE Rate (without limiting Section 2.2).

2.2 “FTE Rate” means the rate at which each Party shall reimburse the other Party for costs related to FTEs conducting Collaboration activities. “FTE Rate” shall be calculated based on the assumption that an employee working full time will work 1900 hours per calendar year. For clarity, however, a single individual who works more than 1900 hours per calendar year shall still be treated as one FTE for the purpose of the FTE Rate (or applicable fraction thereof if not devoted to the Collaboration full time). Such rate shall cover all salary, benefits and facilities used internally by the Parties for Internal Activities and all overhead charges associated with Internal Activities (defined below), as well as all supplies used by the FTEs other than Extraordinary Collaboration-Specific Laboratory Supplies, Materials and Equipment. The cost of facilities used by an FTE, supplies used by an FTE that are not Extraordinary Collaboration-Specific Laboratory Supplies, Materials and Equipment, and overhead charges associated with Internal Activities, shall be referred to herein as “Overhead Charges”. The FTE Rate shall be $[*] for each Kirin FTE in [*], if any, and $[*] for each Nuvelo FTE in [*]. After [*], the FTE Rate shall be adjusted at the end of every calendar year, for the following calendar year, by a percentage equal to the percentage change (whether an increase or decrease) in the Consumer Price Index (“CPI”) (a) in the California San Francisco Bay Area with respect to Nuvelo, Inc. as reported by the United States Bureau of Labor Statistics, and (b) in Japan as publicly reported by the Japanese Ministry of Internal Affairs and Communications with respect to Kirin, in each case for the calendar year then ending. The adjustment shall be made by taking the FTE Rate in effect for the calendar year then ending and increasing or decreasing (as applicable) by such change in the CPI. The Extraordinary Collaboration-Specific Laboratory Supplies, Materials and Equipment are not included in the FTE Rate. All Overhead Charges (except to the extent included in Manufacturing Costs as provided in Section 2.4(b)) are included in the FTE Rate and no separate or additional fee for Overhead Charges shall be subject to Sharing hereunder. For purposes of clarity, each Party is responsible for paying the salaries and benefits of its employees.

2.3 “Licensing Revenue” means any and all forms of consideration that the Parties receive directly or indirectly from a Third Party Partner in accordance with a Partnering Agreement, which may include upfront license fees, annual license or maintenance payments, milestone payments, royalties, imputed income on interest-free loans received from such Third Party Partner, loans forgiven by such Third Party Partner pursuant to or in connection with a Partnering Agreement, other similar payments and the value of any non-monetary consideration received from a Third-Party Partner pursuant to or in connection with a Partnership Agreement; but, Licensing Revenue shall not include any of the following amounts received by a Party or its Affiliate under a Partnering Agreement: (a) research and development support (at a reasonable

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

FTE value); (b) reimbursement of trademark or Patent preparation, filing, prosecution, maintenance, enforcement or defense expenses; (c) payments directly attributable to supplying goods at no more than [*] of actual manufacturing cost, or services (at actual cost accounted for on an FTE basis), to such Third Party Partner to enable the commercialization of a Collaboration Product; (d) payment for equity sold at the fair market value therefore as determined by the public market for the stock, specifically excluding any premium to such fair market value. Each Party’s Share of Licensing Revenue, if any, shall be calculated on a pre-tax basis, and withholding taxes, if any, with respect to payments on a Party’s Share of Licensing Revenue shall be treated in accordance with Section 7.8 (“Taxes”) of this Agreement. For purposes of this definition, “fair market value therefore as determined by the public market for the stock” means the weighted average selling price on the nationally recognized exchange where such equity is normally sold on the 10 trading days preceding (and not including) the date the investment is made (or, if earlier, the date such investment is committed to in a legally binding way with such commitment being publicly known). The weighted average selling price shall be calculated by adding together the selling prices of all shares of such equity sold during such 10 trading days, and dividing by the total number of shares sold during such 10 trading days. In such calculation, if multiple shares are sold at the same price, then such price shall be taken into the calculation once per share sold at such price. For example, if a total of 100 shares were sold, 75 at a price of $20, and 25 at a price of $30, then the weighted average selling price of such shares would be

((75)*($20)) + ((25) * ($30))	, or $22.50. The sales price of each share shall be as reported by the exchange on which such equity is traded.
100

2.4 “Manufacturing Costs” means all costs and expenses—including the cost of FTEs solely if Manufacturing and supply is being performed by a Party—incurred in and reasonably allocable in accordance with GAAP or GAAP Counterpart, as applicable, to the Manufacturing and supply of any Collaboration Compound or Collaboration Product during the Collaboration, including without limitation costs, expenses, and fees, and upfront and reservation fees, for Manufacturing and/or supply resulting from or arising out of any Partnering Agreement or Third Party Manufacturing and/or supply agreement for a Party’s Manufacture and/or supply of a Collaboration Compound or Collaboration Product.

(a) Time spent by any of the Lead’s FTEs managing any Third Party supplier of Collaboration Compound or Collaboration Product is excluded from the calculation of Manufacturing Costs (and thus (without limitation) from Development Costs and Product Profit(Loss)).

(b) Manufacturing Costs of Collaboration Product manufactured by a Party shall be equal to such Party’s fully burdened Manufacturing cost, consisting of the Party’s direct costs to Manufacture, plus an allocation of Manufacturing overhead costs equal to those costs that are specifically attributable to such Party’s supervisory functions, support services functions, facilities and occupancy costs and its payroll, information systems, human resources and purchasing functions properly allocable, in accordance with GAAP or GAAP Counterpart, as applicable, to Manufacturing, plus the cost of normal volume losses, inventory write-offs and direct and indirect materials and supplies, but specifically excluding (i) [*]and (ii) [*], except in the case of each (i) and (ii) solely to the extent the Parties mutually agree in writing to include such costs in their sole discretions with neither Party having a final say.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

2.5 “Partnering Costs” means the costs and expenses, including the cost of FTEs, incurred or accrued (as applicable in accordance with Article 1 of this Financial Appendix) by the Lead Development Party or Lead Marketing Party in connection with Partnering Negotiation Activities, solely to the extent that such costs and expenses are (i) attributable to activities in direct relation to Third Parties that actually execute Partnering Agreements, and thus become Third Party Partners and not reimbursed by the Third Party Partner; and (ii) attributable to activities in direct relation to Third Parties that did not execute a Partnering Agreement, but the costs and expenses subject to Sharing in this case shall [*] of the costs and expenses set forth in (i) of this Section 2.5; but in either case excluding activities not solely related to a Collaboration Product or Collaboration Compound (for example, without limiting the foregoing, the costs of a general corporate presentation by Nuvelo regarding multiple current candidates under development would not be included as a Partnering Cost). The Non-Lead’s Share of any Partnering Costs shall not be reimbursed to the Lead until and unless the Lead enters into a Partnering Agreement that generates Licensing Revenues. If the Lead enters into a Partnering Agreement that generates Licensing Revenues, then the Non-Lead’s Share of any already accrued Partnering Costs, and any Partnering Costs subsequently accruing as a result of any subsequent Partnering Negotiation Activities, shall be deducted from any Licensing Revenue due to the Non-Lead in accordance with the Agreement, if any is due. None of the foregoing Partnering Costs shall be recoverable other than against such Share of Licensing Revenues.

2.6 “Patent Costs” means the costs and expenses, including the cost of FTEs, of preparing, filing, prosecuting and maintaining any Collaboration Patent, Original Nuvelo Patent, Outside Formulation and Manufacture Specific Patent, Other Background Patent that the Parties have mutually agreed to include in the Collaboration pursuant to Section 6.7, or Prior Collaboration 17206 Patent. The enforcement and defense of Patents are not included in the term Patent Costs, and are allocated between the Parties as set forth in Article 8 of the Agreement. With respect to the Original Nuvelo Patents, Outside Formulation and Manufacture-Specific Patents, and Other Background Patents, to the extent that such Patents cover (as defined in Section 7.6(c)) Collaboration Compounds and/or Collaboration Products (“Collaboration Subject Matter”) and also relate to other compounds and products (“Non-Collaboration Subject Matter”), the costs and expenses to prosecute and maintain such Patents shall be reasonably allocated between Collaboration Subject Matter and Non-Collaboration Subject Matter; provided, however, that if in any such Patents, claims to Non-Collaboration Subject Matter are not being actively prosecuted and have not issued, the reasonable allocation shall not begin until such claims begin to be actively prosecuted or issue.

2.7 “Excluded Costs” means: (a) any direct or indirect damage, loss or cost, or special, incidental or punitive damages arising out of the gross negligence, recklessness, or willful misconduct of a Party or its Affiliates or their respective officers, directors, employees or agents in connection with the manufacture, Development or Commercialization of a Collaboration Product; (b) any Loss for which a Party is obligated to indemnify the other Party under and in accordance with Section 13.1 of the Agreement; or (c) any direct or indirect damage, loss or cost, or special, incidental or punitive damages arising out of the failure by a Party to properly report adverse incidents or adverse events with the Collaboration Product, of which the Party is actually aware, in accordance with Section 3.8(d) of the Agreement. Nothing in this definition of Excluded Costs or its exclusion from Development Costs and Allowable Commercialization Expenses limits or modifies, or is intended to limit or modify, the provisions of Article 13 of this Agreement.

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

2.8 “Manufacturing” or “Manufacture” means the following processes and activities necessary to create preclinical, clinical or commercial grade Collaboration Compound or Collaboration Product that can thereafter be shipped in bulk or finished form:

(a) acquisition and storage of any bulk and raw materials necessary for Collaboration Compound, Collaboration Product or placebo, and conversion of raw materials into bulk Collaboration Compound, Collaboration Product or placebo;

(b) repairs and maintenance of equipment and facilities necessary to perform the other processes and activities set forth in this Section 2.8;

(c) formulation activities, process development, process validation, manufacturing scale-up, development-stage manufacturing, clinical manufacturing of Collaboration Product and necessary placebos;

(d) commercial scale-up of Collaboration Product;

(e) filling and finishing, including vialing, encapsulation or filling in a different presentation, and labeling and packaging; and

(f) ongoing quality assurance/quality control development, including statistical analysis, test method development, assay development, stability testing and report writing.

ARTICLE 3

COMMERCIALIZATION-RELATED DEFINITIONS AND CALCULATIONS

3.1 “Product Profit(Loss)” means the profits or losses resulting from the Commercialization of a Collaboration Product and is equal to (a) Net Sales plus any grant funding or insurance or litigation awards, in accordance with the terms of the Agreement, proceeds related to Collaboration Products and Licensing Revenue, if any, less Allowable Commercialization Expenses. For purposes of calculating Product Profit(Loss) in any calendar quarter, costs shall be calculated on an incurred or accrued basis as applicable in accordance with Article 1 of this Financial Appendix. Product Profit(Loss) shall be calculated on a pre-tax basis. Legally required withholding from Product Profit (Loss) shall be handled as set forth in Section 7.8 of this Agreement. Product Profit(Loss) to be Shared by the Parties as set forth in Section 7.4 of this Agreement shall be calculated subject to Section 7.3 of this Agreement.

The remainder of this Article 3 of the Financial Appendix provides the defined accounting terms invoked in the Product Profit (Loss) definition, in order of appearance.

3.2 “Net Sales” means the gross amount billed or invoiced by a Party, its Affiliates, or any Third Party Partner for the sale or other disposition of a Collaboration Product (including without limitation the sale of any service that involves the use or administration of a Collaboration Product), less the following deductions: (a) discounts, chargebacks, allowances for bad debts or uncollectible amounts (other than as described in (d) below) and other reasonable and customary allowances actually taken, (b) sales, use, value added and excise taxes, import and customs duties and clearances, tariffs, and any other similar taxes, duties or tariffs, solely to the extent actually paid by the selling party and included in such billed or invoiced amounts, specifically excluding taxes on the selling Party’s net income, (c) freight, insurance, packaging costs and other transportation charges (solely to the extent included in such billed or invoiced amounts), and (d) amounts repaid or credits taken by reason of rejections, defects or returns or because of retroactive price reductions or due to recalls or government laws or regulations requiring rebates.

“Net Sales” excludes amounts for any Collaboration Product furnished to a Third Party for which payment is not intended to be received in good faith, including, but not limited to, Collaboration Products used in clinical trials and Collaboration Products distributed as promotional and free goods.

“Net Sales” excludes amounts from sales or other dispositions of a Collaboration Product between a Party and any of its Affiliates or between a Party (or any of its Affiliates) and any Third Party Partner, solely to the extent that such entity purchasing a Collaboration Product resells such Collaboration Product to a Third Party and such resale is included in Net Sales.

3.3 “Licensing Revenue” is defined in Section 2.3 of this Financial Appendix.

3.4 “Allowable Commercialization Expenses” means the following expenses incurred or accrued (as applicable in accordance with Article 1 of this Financial Appendix) pursuant to the Collaboration that are generally consistent with the applicable Commercialization Plan and Budget and are specifically attributable and properly allocable to the actual or contemplated Commercialization of a Collaboration Product in accordance with GAAP or GAAP Counterpart, as applicable: (a) Costs of Goods; (b) Marketing, Sales and Distribution Costs; (c) Partnering Costs; (d) Post Launch R&D Expenses; (e) Patent Costs, with respect to Patents covering a Collaboration Compound, Collaboration Product, or a formulation, method of manufacture or method of use of any of the foregoing; and (f) any expenses expressly and specifically deemed to be Allowable Commercialization Expenses in the Agreement, including without limitation costs and expenses of booking sales, stocking inventory for the Lead and any of its sublicensees and collection of accounts receivable and bad debt; but in all cases excluding Excluded Costs (as defined in Section 2.7 of this Financial Appendix). Allowable Commercialization Expenses excludes Development Costs and any amounts deducted from gross sales to arrive at Net Sales in accordance with the definition of Net Sales. Overhead Charges for Commercialization (other than Manufacturing) shall be accounted for, Shared and otherwise reimbursed between the Parties solely as they are incorporated into the FTE Rate (without limiting Section 2.2).

The defined terms invoked in the definition of Allowable Commercialization Expenses are defined in order of appearance below in this Section 3.4 of the Financial Appendix.

(a) “Cost of Goods” means the Manufacturing Costs (as that term is defined in Section 2.4 of this Financial Appendix) for the goods sold, plus [*] of such Manufacturing Costs, plus any freight, insurance and other transportation charges for transportation of Collaboration Product to the Lead or Lead’s designee, including without limitation transportation to a drug depot.

(b) “Marketing, Sales and Distribution Costs” means the sum of: (i) Sales Force Expenses, (ii) Marketing Management, (iii) Market and Consumer Research, (iv) Advertising, Education and Consumer Promotion, and (iv) Trade Promotion and Distribution (the definition of each of (i)-(iv) is specified below). For purposes of calculating Product Profit (Loss) in any calendar quarter, the actual cost of Marketing, Sales and Distribution Costs shall be the accrued, not incurred costs.

The remainder of this Section 3.4(b) provides the definitions of the defined terms invoked in the Marketing, Sales and Distribution Costs definition.

(i) “Sales Force Expenses” means those commercially reasonable costs and expenses of the sales force representatives and their managers with respect to the marketing and sales of any Collaboration Product that are not otherwise captured in any other definition of this Financial Exhibit, to be expressly incorporated into and defined at the time the Parties are discussing and thereafter approve the Initial Launch Budget. If the Parties are unable to so agree, then the matter shall be resolved as a Sales Force Mechanism Dispute, exclusively under Section 14.3 of the Agreement.

(ii) “Marketing Management” means the costs and expenses, including the cost of FTEs, of product management, with product management consisting of Collaboration Product-related public relations, relationships with opinion leaders and professional societies, health care economics studies, contract pricing and administration, market information systems, governmental affairs activities for reimbursement, seeking and obtaining formulary acceptance and other similar marketing activities directly related to a Collaboration Product, management and administration of managed care and national accounts and other activities associated with developing overall sales and marketing strategies and planning for Collaboration Products. In addition, payments to Third Parties in connection with trademark selection, filing, prosecution and enforcement with respect to Collaboration Products shall be included in this category.

(iii) “Market and Consumer Research” means the costs and expenses, including the cost of FTEs, for market and consumer research, and payments to Third Parties related to conducting and monitoring professional and consumer appraisals of existing, new or proposed Collaboration Products such as market share services (e.g., IMS data), special research testing and focus groups.

(iv) “Advertising, Education and Consumer Promotion” means the costs and expenses, including the cost of FTEs, incurred or accrued (as applicable in accordance with Article 1 of this Financial Appendix) to advertise and promote a Collaboration Product through any means, generally and to the prescriber or the patient, and to educate the professional medical community and potential patients with respect to a Collaboration Product, including,

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

without limitation: (A) television and radio advertisements; (B) advertisements appearing in journals, newspapers, magazines or other media; (C) seminars and conventions; (D) professional education programs; (E) hospital formulary committee presentations; (F) presentations to state and other governmental formulary committees; (G) media costs to conduct Collaboration Product advertising as follows: production expense/artwork including set up; design and art work for an advertisement; the cost of securing print space, air time, etc. in newspapers, magazines, trade journals, television, radio, billboards, etc.); (H) scientific exhibits and symposia, and opinion leader development activities (including without limitation through advisory board activities); (I) samples (including professional samples), literature (including professional literature), promotional material, visual and other aids (including patient aids and detailing aids); and (J) packaging design.

(v) “Trade Promotion and Distribution” means the allowances given to retailers, brokers, distributors, hospital buying groups, etc., for purchasing, promoting, and distribution of a Collaboration Product. This shall include purchasing, advertising, new distribution, and display allowances as well as free goods, wholesale allowances and field sales samples.

(c) “Partnering Costs” has the meaning given in Section 2.5 of this Financial Appendix.

(d) “Post-Launch Product R&D Expenses” means the following research and development costs and expenses, including the cost of FTEs, incurred or accrued (as applicable in accordance with Article 1 of this Financial Appendix) by a Party in direct relation to a Collaboration Product after the first commercial launch of a Collaboration Product: Phase 4 Trials, ongoing Collaboration Product support, ongoing medical affairs (meaning pharmacoeconomic studies, outcomes studies and extramural studies), preclinical research (including without limitation investigation of additional therapeutic uses), and fees and expenses of outside counsel in respect of regulatory affairs unrelated to obtaining Regulatory Approvals.

(e) “Patent Costs” are defined in Section 2.6 of this Financial Appendix.

3.5 Allocation of Costs That May be Included in Allowable Commercialization Expenses. The following guidelines shall be used to allocate costs between a Collaboration Product and other products Commercialized by a Party conducting Commercialization activities as part of the Collaboration:

(a) If the expense is specifically and exclusively used for the Commercialization of a Collaboration Product, 100% of such expense shall be an Allowable Commercialization Expense (to the extent otherwise falling within the definition of such term).

(b) If the expense is not specifically and exclusively used for the Commercialization of a Collaboration Product (e.g., the expense is for something that is also used for other products of Lead Marketing Party), such expense shall be allocated between the portion of the expense that directly relates to a Collaboration Product (and thus is eligible to be included in the calculation of Allowable Commercialization Expenses) and the portion that relates to any other product(s) based on objective means (such as relative man-hours or amounts consumed during the relevant period), which means shall be consistently applied, or, if such method cannot reasonably be used, shall be allocated between amounts directly attributable to Collaboration Product activities and support of other products based on net sales of each such product (consistently determined). Solely the portion of the expense allocated to a Collaboration Product shall be eligible to be included in Allowable Commercialization Expenses.

EXHIBIT E

INITIAL STEERING COMMITTEE MEMBERSHIP

FOR KIRIN:

FOR NUVELO:

EXHIBIT F

PRE-EXISTING THIRD PARTY LICENSES

NONE FOR EITHER PARTY.

EXHIBIT G

INITIAL OVERALL PLAN

[*]

[*]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.